UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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GAIN CAPITAL HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GAIN CAPITAL HOLDINGS, INC.

Bedminster One

135 U.S. Highway 202/206

Bedminster, New Jersey 07921

(908) 731-0700

[—], 2015

Dear Stockholder:

On October 31, 2014, GAIN Capital Holdings, Inc. (the “Company”), entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with City Index Group Limited, a company incorporated and registered in England and Wales (the “Seller”), INCAP Gaming B.V., a company incorporated and registered in The Netherlands (“INCAP”) and IPGL Limited, a company incorporated and registered in England and Wales (“IPGL”).

Upon the terms and subject to the conditions set forth in the Share Purchase Agreement, the Company has agreed to purchase the entire issued and outstanding share capital (the “Shares”) of City Index (Holdings) Limited, a company incorporated and registered in England and Wales (“City”) from the Seller (the “Acquisition”). The Shares will be sold for an aggregate purchase price consisting of (i) $20,000,000 in cash, including $1,000,000 in cash to be held in escrow; (ii) 5,319,149 shares of the Company’s common stock (the “Consideration Shares”), including 4,787,234 Consideration Shares to be held in escrow; and (iii) 4.125% unsecured convertible senior notes of the Company (the “Convertible Notes”) with an aggregate principal amount of $60,000,000, including Convertible Notes with an aggregate principal amount of $54,000,000 to be held in escrow.

On November 27, 2013, the Company issued $80 million in aggregate principal amount of its 4.125% Convertible Senior Notes due 2018 (the “Existing Convertible Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Existing Convertible Notes were issued pursuant to an indenture, dated as of November 27, 2013 (the “Existing Indenture”), between the Company and the Bank of New York Mellon, as trustee. The Existing Convertible Notes bear interest at a fixed rate of 4.125% per year, payable semiannually in arrears on June 1 and December 1 of each year, and will mature on December 1, 2018, unless earlier converted, redeemed or repurchased. The Existing Convertible Notes are convertible into cash, shares of the Company’s common stock (the “Common Stock”), or a combination thereof, at the Company’s election; provided that, prior to obtaining stockholder approval to issue shares of Common Stock in excess of the Aggregate Share Cap (as defined in the Existing Indenture), (i) the Company must settle conversions of the Existing Convertible Notes by paying and delivering, as the case may be, a combination of cash and shares of Common Stock with a Specified Dollar Amount (as defined in the Existing Indenture) of at least $1,000 per $1,000 principal amount of Existing Convertible Notes, (ii) the number of shares of Common Stock deliverable upon conversion of all Existing Convertible Notes in the aggregate may not exceed the Aggregate Share Cap and (iii) the number of shares of Common Stock deliverable upon conversion of each $1,000 principal amount of Existing Convertible Notes may not exceed the Conversion Share Cap (as defined in the Existing Indenture).

On behalf of the Board of Directors (the “Board”) of the Company, I cordially invite you to attend the Special Meeting of Stockholders (the “Meeting”) of the Company, which will be held on [—], 2015, at [—]. You will be able to attend the Meeting, vote and submit your questions during the Meeting via live webcast by visiting [www.virtualshareholdermeeting.com/gcap2014]. The matters to be considered by our stockholders at the Meeting are described in detail in the accompanying materials. Among the matters that you will be considering are the approval of: (1) the issuance of the Consideration Shares and the Convertible Notes in connection with the Acquisition (the “Issuance”); (2) the amendment of our Certificate of Incorporation to increase the number of authorized shares of our common stock; (3) the removal of the Aggregate Share Cap and the Conversion Share Cap from the terms of the Existing Convertible Notes and the Existing Indenture and (4) the adjournment of the Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the Meeting. This proxy is solicited on behalf of the Board.

We are seeking stockholder approval of the Issuance in connection with the proposed Acquisition to satisfy the rules of the New York Stock Exchange, which require stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if the issuance would constitute more than 20% of the total number of shares of common stock outstanding before the issuance. As a result, approval of the proposal requires the affirmative vote of the holders of a majority in voting power of the shares of stock present or represented and voting on the proposal (provided that a quorum is present at the Meeting). Stockholder approval of the Issuance in connection with the Acquisition is required to complete the Acquisition. We are also seeking approval of other matters, summarized above and described in further detail in this Proxy Statement.

Stockholders of record at the close of business on [—], 2015 (the “Record Date”) are entitled to receive notice of and vote at the Meeting and any adjournment or postponement thereof.

After careful consideration, the Board recommends that you vote “FOR” the proposal to authorize the Issuance, “FOR” the proposal to approve the amendment to our Certificate of Incorporation, “FOR” the proposal to remove the Aggregate Share Cap and the Conversion Share Cap from the terms of the Existing Convertible Notes and the Existing Indenture, and “FOR” the proposal for the adjournment of the Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the other proposals at the time of the Meeting.

It is very important that you be represented at the Meeting regardless of the number of shares you own. Even if you plan to attend the Meeting, I urge you to submit your vote promptly. You may vote your shares via a toll-free telephone number, over the Internet, or by marking, signing and dating your proxy card and returning it in the envelope provided, as described in further detail herein. Voting by phone, over the Internet or by proxy card will not prevent you from voting in person, but will ensure that your vote is counted if, for whatever reason, you are unable to attend the Meeting. If your shares are held in the name of a bank, brokerage firm, fiduciary or custodian, as record holder of your shares, follow the voting instructions on the form you receive from your record holder. The method of submitting a voting proxy through any such record holder will depend on their voting procedures.

In addition, we urge you to read carefully the accompanying Proxy Statement (and the documents incorporated by reference into it) which includes important information about the proposed Acquisition, the Company, City, IPGL INCAP and the Meeting. Please pay particular attention to the section titled “Risk Factors” beginning on page [—] of the accompanying Proxy Statement.

Your continued support and interest in the Company are sincerely appreciated.

Sincerely,

Peter Quick
Chairman of the Board

These proxy materials are being mailed to stockholders of record on or about [—], 2015.

GAIN CAPITAL HOLDINGS, INC.

Bedminster One

135 U.S. Highway 202/206

Bedminster, New Jersey 07921

(908)  731-0700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [—], 2015

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders (the “Meeting”) of GAIN Capital Holdings, Inc. (the “Company”), to be held on [—], 2015, at [—] via live webcast at [www.virtualshareholdermeeting.com/gcap2014].

At the Meeting, you will be asked to consider and vote upon proposals to:

1.	Approve the issuance (the “Issuance”) of 5,319,149 shares of common stock, par value $0.00001 per share (the “Common Stock”) of the Company (the “Consideration Shares”) and 4.125% unsecured convertible senior notes of the Company (the “Convertible Notes”) with an aggregate principal amount of $60,000,000 in connection with the Company’s proposed acquisition (the “Acquisition”) of the entire issued and outstanding share capital (the “Shares”) of City Index (Holdings) Limited, a company incorporated and registered in England and Wales (“City”) from City Index Group Limited, a company incorporated and registered in England and Wales (the “Seller”) pursuant to a Share Purchase Agreement (the “Share Purchase Agreement”), dated as of October 31, 2014, by and among the Company, the Seller, INCAP Gaming B.V., a company incorporated and registered in The Netherlands (“INCAP”) and IPGL Limited, a company incorporated and registered in England and Wales (“IPGL”);

2.	Approve an amendment of the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 60,000,000 to 120,000,000, which we refer to as the “charter amendment proposal”;

3.	Approve the removal of the Aggregate Share Cap and the Conversion Share Cap (as defined in the Existing Indenture) from the terms of the Company’s 4.125% Convertible Senior Notes due 2018 (the “Existing Convertible Notes”) issued pursuant to the indenture dated as of November 27, 2013 (the “Existing Indenture”), between the Company and the Bank of New York Mellon, as trustee, in order to provide the Company with additional flexibility in determining how to settle the Existing Convertible Notes; and

4.	Approve the adjournment of the Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the Meeting, which we refer to as the “adjournment proposal”.

These items of business are described in detail in the accompanying Proxy Statement.

After careful consideration, the Board of Directors of the Company recommends that you vote “FOR” Proposal Nos. 1, 2, 3 and 4.

YOUR VOTE IS IMPORTANT!

We cannot complete the Acquisition unless our stockholders approve the Issuance. Closing of the Acquisition is subject to the approval by our stockholders of the Issuance (the “Company Stockholder Approval”) at the closing and the satisfaction of other closing conditions, including certain regulatory approvals. We are obligated to pay to Seller a fee of $1,000,000 if the Company Stockholder Approval is not obtained. The Share Purchase Agreement will be terminated immediately 180 days after the date of the Share Purchase Agreement if the transaction is not closed by such time, unless otherwise agreed by the parties.

You should read the attached Proxy Statement and the information incorporated by reference into the Proxy Statement carefully. Whether or not you plan to attend the Meeting, you are urged to vote your shares promptly either by telephone, by Internet or by mail by signing, dating and mailing the proxy card in the envelope provided. You may revoke your proxy at any time before it is exercised at the Meeting as described in the accompanying proxy materials. If your shares are held in the name of a bank, brokerage firm, fiduciary or custodian as record holder of our shares, follow the voting instructions on the form you receive from your record holder. The method of submitting a voting proxy through any such record holder will depend on their voting procedures.

Thank you very much for your continued support.

By order of the Board:

Diego Rotsztain
Executive Vice President, General Counsel and Secretary

Bedminster, New Jersey

[—], 2015

GAIN CAPITAL HOLDINGS, INC.

Bedminster One

135 U.S. Highway 202/206

Bedminster, New Jersey 07921

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of GAIN Capital Holdings, Inc. (the “Board”) of proxies to be voted at our Special Meeting of Stockholders (the “Meeting”) to be held on [—], [—], 2015 at [—] p.m. Eastern Time via live webcast at [www.virtualshareholdermeeting.com/gcap2014], and at any adjournment or adjournments thereof. Holders of record of shares of our common stock, $0.00001 par value (the “Common Stock”), as of the close of business on [—], will be entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof. As of the date of this Proxy Statement, there were 42,989,250 shares of Common Stock issued and outstanding (not including shares held by the Company as treasury stock). Each share of Common Stock is entitled to one vote on any matter presented to stockholders at the Meeting.

In this Proxy Statement, “GAIN”, “Company”, “we”, “us”, and “our” refer to GAIN Capital Holdings, Inc. and, except as otherwise specified herein, include GAIN’s subsidiaries.

PROPOSALS

If proxies are properly submitted by telephone, via the Internet or by signing, dating and returning the proxy card by mail in the envelope provided, the shares of Common Stock represented thereby will be voted in the manner specified therein. If not otherwise specified, and the proxy card is signed, the shares of Common Stock represented by the proxies will be voted:

(1)	FOR the approval of the issuance (the “Issuance”) of 5,319,149 shares of Common Stock and 4.125% unsecured convertible senior notes of the Company with an aggregate principal amount of $60,000,000 in connection with the Company’s proposed acquisition of the entire issued and outstanding share capital of City Index (Holdings) Limited, a company incorporated and registered in England and Wales from City Index Group Limited, a company incorporated and registered in England and Wales pursuant to a Share Purchase Agreement, dated as of October 31, 2014, by and among the Company, the Seller, INCAP Gaming B.V., a company incorporated and registered in The Netherlands, and IPGL Limited, a company incorporated and registered in England and Wales;

(2)	FOR the approval of an amendment of the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 60,000,000 to 120,000,000, which we refer to as the “charter amendment proposal”;

(3)	FOR the approval of the removal of the Aggregate Share Cap and Conversion Share Cap from the terms of the Company’s 4.125% Convertible Senior Notes due 2018 (the “Existing Convertible Notes”) issued pursuant to the indenture dated as of November 27, 2013 (the “Existing Indenture”), between the Company and the Bank of New York Mellon, as trustee; and

(4)	FOR the approval of the adjournment of the Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the Meeting, which we refer to as the “adjournment proposal”.

The Board does not know of any matters other than proposals (1), (2), (3) and (4) listed above to be brought before the Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters. Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by (i) written notice addressed to and received by our Secretary, (ii) by submitting a duly executed proxy bearing a later date,

i

(iii) granting a subsequent proxy through the Internet or telephone, or (iv) by electing to vote at the Meeting. Your most recent proxy card or telephone or Internet proxy is the one that is counted.

REQUIRED VOTE

The affirmative vote by the holders of a majority in voting power of the shares of Common Stock present or represented and voting on the proposal is required for the approval of the Issuance, provided a quorum is present in person or by proxy.

The affirmative vote by the holders of a majority in voting power of the shares of Common Stock entitled to vote on the proposal is required for the approval of the charter amendment proposal, provided a quorum is present in person or by proxy.

The affirmative vote by the holders of a majority in voting power of the shares of Common Stock present or represented and voting on the proposal is required for the approval of the removal of the Aggregate Share Cap and Conversion Share Cap from the terms of the Existing Convertible Notes issued pursuant to the Existing Indenture, provided a quorum is present in person or by proxy.

The affirmative vote by the holders of a majority in voting power of the shares of Common Stock present or represented and voting on the proposal is required for the approval of the adjournment proposal, provided a quorum is present in person or by proxy.

The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date will constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Shares not present at the Meeting, shares voting “abstain” and broker non-votes have no effect on the approval of the Issuance, the removal of the Aggregate Share Cap and Conversion Share Cap from the terms of the Existing Convertible Notes issued pursuant to the Existing Indenture and the adjournment proposal because they are not considered “votes cast” under Delaware law. Abstentions, failures to vote and broker non-votes will have the effect of a vote “AGAINST” the charter amendment proposal.

Information About These Proxy Materials

Why you received these proxy materials. You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the Meeting. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. If you own our Common Stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice relating to these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent:

Broadridge Corporate Issuer Solutions, Inc.

1717 Arch Street, Suite 1300

Philadelphia, PA 19103

Telephone: (800) 830-4936

Householding. The SEC’s rules permit us to deliver a single set of Meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Meeting materials to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Meeting materials, contact:

Broadridge Corporate Issuer Solutions, Inc.

Householding Department

51 Mercedes Way

Edgewood, New York 11717

Telephone: (800) 542-1061

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Meeting materials and other communications for your household, please contact Broadridge at the above phone number or address.

Page

PROPOSAL NO. 3 APPROVAL OF REMOVAL OF THE AGGREGATE SHARE CAP AND THE CONVERSION SHARE CAP FROM THE TERMS OF THE EXISTING CONVERTIBLE NOTES AND THE EXISTING INDENTURE	45

The Company’s Existing 4.125% Convertible Senior Notes due 2018	45
Removal of Share Cap	45
Vote Required and Board Recommendation	45

PROPOSAL NO. 4 APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE MEETING	46

Adjournment or Postponement	46
Vote Required and Board Recommendation	46

DESCRIPTION OF CAPITAL STOCK	47

General	47
Common Stock	47
Preferred Stock	47
Restricted Stock Units	47
Registration Rights	48
Anti-Takeover Effects of Our Certificate of Incorporation and By-laws and Delaware Law	48
Transfer Agent	49
Listing	50

SELECTED FINANCIAL DATA OF THE COMPANY	50

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	70

Persons That Beneficially Own More Than 5% of Our Voting Securities	70
Ownership of Our Common Stock By Directors and Executive Officers	71

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS	72

Transactions With Related Persons	72
Review of Related Person Transactions	72

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING	72

COMMUNICATIONS WITH THE BOARD	72

SOLICITATION OF PROXIES	73

OTHER MATTERS	73

WHERE YOU CAN FIND MORE INFORMATION	73

INCORPORATION BY REFERENCE	74

CITY INDEX (HOLDINGS) LIMITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE YEARS ENDED 31 MARCH 2014	F-1

CITY INDEX (HOLDINGS) LIMITED UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR THE SIX MONTH PERIODS ENDED 30 SEPTEMBER 2014 AND 2013	F-43

ANNEX A: OPINION OF JEFFRIES LLC	A-1

ANNEX B: PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION	B-1

v

SUMMARY TERM SHEET

This summary highlights selected information from this Proxy Statement and the documents referred to or incorporated by reference herein, and may not contain all of the information that is important to you. Below is a summary of the principal terms of the transactions and the proposals we are asking you to consider at the Meeting. To better understand the transactions and the proposals we are asking you to consider, you should read this entire Proxy Statement carefully, as well as those additional documents to which we refer. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this Proxy Statement by following the instructions set forth in the section entitled “Where You Can Find More Information”. Unless otherwise noted or the context otherwise requires, throughout this Proxy Statement we refer to GAIN Capital Holdings, Inc. as the “Company,” “we,” “us,” “our” or “our Company.”

The Companies (Page 21)

GAIN Capital Holdings, Inc.

We are a Delaware corporation that provides trading technology and execution services to retail and institutional investors. We specialize in over-the-counter and exchange-traded markets, and we service customers in more than 180 countries worldwide. Our customers have access to a diverse range of over 12,500 financial products, including foreign exchange, precious metals, “contracts for difference”, indices, individual equities, bonds and interest rate products, OTC options on forex, as well as futures and options on futures on more than 30 global exchanges and binaries. In the United Kingdom, we also offer spread bets, which are investment products similar to “contracts for difference”, but that offer more favorable tax treatment to residents of that country.

Our headquarters are in Bedminster, New Jersey, and we have a global presence across North America, Europe and the Asia Pacific regions. Our registered office is at 135 US Highway 202/206, Suite 11, Bedminster, NJ 07921, United States of America and our phone number is: +1 908-731-0700.

City Index (Holdings) Limited

City is a privately held company incorporated and registered in England and Wales. Established in 1983, City is a global provider of retail trading services including spread betting (United Kingdom only), “contracts for difference” and margin forex. City is majority owned by IPGL Limited, the private holding company for the interests of Michael Spencer, Founder and Chief Executive of ICAP plc, the global markets operator. City trades primarily under the City Index, Finspreads, FX Solutions and IFX Markets brands with core markets in the UK, Middle East and Asia Pacific. City’s registered office is at Park House, 16 Finsbury Circus, London EC2M 7EB, United Kingdom, and City’s phone number is: +44 207-550-8500.

City Index Group Limited

The Seller is a company incorporated and registered in England and Wales. The Seller is the legal and beneficial owner of the entire issued share capital of City. The Seller’s registered office is at Park House, 16 Finsbury Circus, London EC2M 7EB, United Kingdom, and the Seller’s phone number is: +44 207-550-8500.

INCAP Gaming B.V.

INCAP is a company incorporated and registered in The Netherlands, whose registered office is at Luna Arena, Herikerbergweg 238, 1101 CM Amsterdam Zuidoost, the Netherlands. INCAP’s phone number is: +31 20-57-55-600.

IPGL Limited

IPGL is a company incorporated and registered in England and Wales. IPGL is the private holding company for the interests of Michael Spencer, Founder and Chief Executive of ICAP plc, the global markets operator. IPGL’s registered office is at Park House, 16 Finsbury Circus, London EC2M 7EB, United Kingdom, and IPGL’s phone number is: +44 207-107-7311.

Summary of the Acquisition

The Company has entered into a series of agreements which provide for (i) the acquisition of the Shares of City from the Seller, (ii) the issuance of 5,319,149 shares of Common Stock and (iii) the issuance of the Convertible Notes. The material terms of these transactions are described in the section entitled “Principal Terms of the Acquisition” below.

Principal Reasons for the Acquisition (Page 22)

The Board of Directors (the “Board”) of the Company and the Company’s management believe that the Acquisition, of which the Issuance is a part, is extremely compelling as it offers the best opportunity to meet the multiple objectives of the Company’s operating strategies and should increase stockholder value. The Acquisition is expected to provide the Company with a number of strategic and financial benefits, including increased scale, a diversified global footprint, further diversification of the Company’s retail business, fixed operating expense synergies, a positive impact on the Company’s earnings, positive tax attributes and increased liquidity. The Acquisition will result in the combination of the Company’s strong presence in the global retail forex industry under the Forex.com brand with City’s significant market presence in the UK “contracts-for-difference” and spread bet markets under the well-known City Index brand. Both the Company and City have strong businesses in China and elsewhere in Asia and the Acquisition will allow the companies to become even stronger competitors in these markets.

Principal Terms of the Acquisition (Page 22)

The Acquisition and Issuance

On October 31, 2014, the Company entered into the Share Purchase Agreement with the Seller, INCAP and IPGL. Upon the terms and subject to the conditions set forth in the Share Purchase Agreement, the Company agreed to purchase the Shares of City from the Seller. The Shares will be sold for an aggregate purchase price consisting of (i) $20,000,000 in cash; (ii) the Consideration Shares; and (iii) the Convertible Notes. The purchase price is subject to upwards or downwards adjustments based on City’s working capital, regulatory capital and cash and debt as of the date of the closing of the Acquisition (the “Closing Date”).

The Company and the Seller have each made customary warranties. Subject to certain limitations, the Seller has agreed to indemnify the Company for losses suffered by the Company in respect of certain known pre-existing liabilities. The Company may not make a claim against the Seller unless the Company provides notice of such claim to the Seller before certain dates. Subject to certain exceptions, the Seller’s liability under the Share Purchase Agreement is also subject to certain caps and thresholds. In addition, the Seller, City, and City’s subsidiaries are subject to customary covenants between the date of the Share Purchase Agreement and the Closing Date, including an agreement by the Seller to procure that the business of City and its subsidiaries is conducted in the normal course consistent with past practices, and not to take certain actions specified in the Share Purchase Agreement. The Seller and INCAP have each also agreed, subject to certain exceptions, for a period of two years from the Closing Date, to not engage in certain competitive and hiring actions in regards to City and its subsidiaries.

Closing of the Acquisition is subject to the approval by the stockholders of the Company of the Issuance (the “Company Stockholder Approval”) at the closing and the satisfaction of other closing conditions, including certain regulatory approvals. The Company is obligated to pay to Seller a fee of $1,000,000 if the Company Stockholder Approval is not obtained at a meeting of the Company’s stockholders. The Share Purchase Agreement will be terminated immediately 180 days after the date of the Share Purchase Agreement (the “Long Stop Date”) if the transaction is not closed by such time, unless otherwise agreed by the parties. The Share Purchase Agreement may also be terminated by the Company upon a material breach by the Seller of its obligations in connection with closing, its warranties or its pre-closing covenants.

INCAP has guaranteed the payment obligations of the Seller under the Share Purchase Agreement for a period of seven years following the Closing Date, unless IPGL elects to guarantee the payment obligations of the Seller under the Share Purchase Agreement prior to such time but on or after 18 months following the Closing Date.

The Stockholders’ Agreement

In connection with the Share Purchase Agreement, the Company entered into the Stockholders’ Agreement (the “Stockholders’ Agreement”) with the Seller, INCAP, Francisco Partners II, L.P., Sun Luxco I, Sarl and Sun Luxco II, Sarl dated as of October 31, 2014. Under the terms and subject to the conditions of the Stockholders’ Agreement, including the satisfaction of the eligibility standards established by the Company’s Nominating and Corporate Governance Committee, INCAP will have the right to nominate one director to the Company’s Board and the Company will increase the size of the Board by one member upon INCAP’s request to nominate its director designee to the Board. INCAP’s director designee shall be entitled to remain a director, subject to certain conditions, until the earlier of such time as (i) INCAP ceases to beneficially own at least 5% of the aggregate number of outstanding shares of Common Stock and other securities of the Company convertible into or exchangeable for Common Stock (calculated on an as-converted-to-Common Stock basis) (the “Ownership Threshold”) and (ii) INCAP’s right to nominate a director is terminated by the Company following such time as INCAP ceases to be controlled by the direct or indirect equity holders of INCAP as of the date of the Stockholders’ Agreement. At any time INCAP’s director designee is not serving on the Board and INCAP has the right to nominate a director under the Stockholders’ Agreement, INCAP has the right to designate one individual as a non-voting observer to the Board.

The Seller is subject to customary standstill provisions that prevent the Seller from, among other things, engaging in any solicitation of proxies with respect to the voting of the voting securities of the Company, entering into or proposing certain fundamental transactions involving the Company or calling a meeting of shareholders or taking any action or making any public statement to seek to control or influence the management, the Board or policies of the Company. The standstill provisions will cease to apply upon the earliest to occur of (i) the time at which the Seller and its affiliates beneficially own less than the Ownership Threshold, (ii) five years from the Closing Date and (iii) the public announcement by the Company that it has entered into a definitive agreement with respect to a fundamental transaction with a third party. The Seller has agreed to vote all voting securities it holds or over which it has voting power for all of the nominees on the slate of directors recommended for election by the Board at the 2015 annual meeting of the stockholders of the Company. The Seller is also subject to certain restrictions on transfer of Company securities it holds. Among other restrictions, the Seller may not transfer Company securities it holds until six months after the Closing Date, after which time the Seller may transfer up to 16.67% of such securities (calculated on an as-converted-to-Common Stock basis) every three months, subject to compliance with Rule 144 in a manner that avoids directed block sales.

The Convertible Notes Indenture

Pursuant to the Share Purchase Agreement, the Company will issue the Convertible Notes as part of the consideration for the Shares. The Convertible Notes will bear interest at a fixed rate of 4.125% per year, payable semiannually, and will mature on a date (the “Maturity Date”) that will be approximately five years following the Closing Date. The Convertible Notes will be issued pursuant to an indenture to be dated on or about the Closing Date (the “Indenture”).

Prior to the date that is six months immediately preceding the Maturity Date, the Convertible Notes will be convertible only upon the occurrence of specified events set forth in the Indenture. Thereafter, until the close of business on the business day immediately preceding the Maturity Date, holders may convert their Convertible Notes at any time. The Company will settle conversions of the Convertible Notes by paying or delivering, as the case may be, cash, shares of Common Stock or a combination thereof, at its election. The conversion rate for the Convertible Notes will be equal to $1,000, divided by the initial conversion price, rounded to the nearest 1/10,000th share of Common Stock. The initial conversion price will be equal to 125% of the arithmetic average of the daily volume-weighted average price for the Common Stock over the 20 consecutive trading day period ending on, and including, the trading day immediately preceding the Closing Date; provided that the initial conversion price (x) shall not exceed the greater of (i) $9.25 and (ii) the last reported sale price of the Common Stock on the Closing Date and (y) shall not be less than $7.20. The conversion rate and the corresponding conversion price will be subject to customary anti-dilution adjustments, as described in the Indenture.

If the Company undergoes a fundamental change (as defined in the Indenture), holders may require the Company to repurchase for cash all or part of their Convertible Notes at a purchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase. In addition, in certain circumstances, the Company may be required to increase the conversion rate for any Convertible Notes converted in connection with a make-whole fundamental change (as defined in the Indenture).

Prior to the date that is two years immediately preceding the Maturity Date, the Company will not have the right to redeem the Convertible Notes. During the two year period immediately preceding the Maturity Date, the Company may redeem for cash all, but not less than all, of the Convertible Notes if the last reported sale price of the Common Stock equals or exceeds 130% of the conversion price for the Convertible Notes for at least 20 trading days, whether or not consecutive, during the 30 consecutive trading day period ending on the trading day immediately preceding the date the Company delivers notice of redemption.

The Indenture will contain customary covenants for convertible debt securities, including negative covenants that restrict the Company’s ability to effect a consolidation or merger, or sell, convey, transfer or lease all or substantially all of its properties and assets.

The Indenture will contain events of default customary for convertible debt securities (with customary grace periods, as applicable) and will provide that, upon the occurrence of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Convertible Notes will become due and payable immediately without further action or notice. If any other type of event of default occurs and is continuing, then the holders of at least 25% in aggregate principal amount of the then outstanding Convertible Notes or the trustee may declare all of the outstanding Convertible Notes to be due and payable immediately.

The Registration Rights Agreement

On the Closing Date, the Company will enter into a Registration Rights Agreement (the “RRA”) with VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners Principals Fund, L.P., VP New York Venture Partners, L.P. (collectively, the “Other Investors”), the Seller and INCAP. At the time the Company entered into the Share Purchase Agreement with the Seller, INCAP and IPGL, it was contemplated that Edison Venture Fund IV SBIC, L.P. and Edison Partners IV SBIC, LLC (together, the “Edison Entities”) would be parties to the RRA. However, the Edison Entities have since divested their holdings in the Company and will therefore not be parties to the RRA. Pursuant to the terms of the RRA, upon the request of the Seller, any Other Investor or other parties to the RRA holding at least 30% of the Common Stock and the Convertible Notes (calculated on an as-converted-to-Common-Stock basis) subject to the RRA (the “Registrable Securities”), the Company must use its reasonable best efforts to prepare and file a registration statement registering the offer and sale of the number of shares of Registrable Securities requested to be registered in such request. The Company must also use reasonable best efforts to file and cause to become effective a shelf registration statement registering all Registrable Securities within six months of the Closing Date. The Company shall use its reasonable best efforts to keep such shelf registration statement continuously effective under the Securities Act of 1933, as amended (the “Securities Act”) in order to permit the prospectus forming a part thereof to be usable by holders of Registrable Securities until the earlier of (i) three years following the effectiveness under the Securities Act of the shelf registration statement and (ii) the date on which each of the holders of Registrable Securities is permitted to sell all of its Registrable Securities without registration pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) without limitation or restriction under any of the requirements of Rule 144. The Seller and the Other Investors also have customary piggy-back registration rights under the RRA.

Neither the Other Investors (taken together) nor the Seller may request a registration of Registrable Securities more than twice and Seller may not request a registration of Registrable Securities prior to the second anniversary of the Closing Date. The Seller’s and the Other Investors’ registration rights are also subject to additional limitations, including a limitation that no registration is required by the Company unless the anticipated aggregate price to the public (after deduction for underwriter’s discounts and expenses related to the issuance) of the Registrable Securities requested to be registered is equal to or greater than $20,000,000. Except as specifically provided in the RRA, all expenses of registration will be borne by the Company.

Concurrently with the entry into the RRA by the Company, the Other Investors, the Seller and INCAP, the Amended and Restated Investor Rights Agreement dated January 11, 2008 among the Company, the Other Investors, the Edison Entities, Mark Galant, The Mark E. Galant 2007 GRAT, Cross Atlantic Technology Fund, L.P., Blue Rock Capital, L.P., Tudor Ventures II, L.P., The Raptor Global Portfolio, Ltd., ALTAR Rock Fund L.P., 3i U.S. Growth Partners L.P. and 3i Technology Partners III L.P, as amended by the Amendment to the Investor Rights Agreement dated November 18, 2013 among the Company, the Other Investors and, Edison Venture Fund IV SBIC L.P. and Mark E. Galant (the “IRA”), pursuant to which the Other Investors had certain registration and other rights, will be automatically terminated.

Side Letter with the Other Investors

On October 31, 2014, in connection with the RRA to be entered at the closing of the Acquisition by the Company, the Seller, INCAP and each Other Investor, the Company, the Other Investors and the Edison Entities entered into a side letter (the “Side Letter”). Since entering into the Side Letter, the Edison Entities have divested their share ownership in the Company in a manner resulting in the termination of their rights under the Side Letter and the IRA. Pursuant to the Side Letter, the Company and the Other Investors agreed, among other things, that concurrently with the closing of the Acquisition, each Other Investor will enter into the RRA and the IRA will be automatically terminated. In addition, in order to preserve certain rights of the Other Investors under the IRA following its termination, the Side Letter also provides that, effective as of the entry into the RRA by the parties thereto, among other things, (i) the Company will reimburse each member of the Board for reasonable out of pocket expenses incurred in connection with the performance of such member’s duties as a member of the Board and other reasonable expenses incurred that are pre-approved by the Company; (ii) the Company’s Certificate of Incorporation will contain provisions providing for elimination of the liability of directors and indemnification of directors for acts on behalf of the Company, in each case to the maximum extent permitted by law; (iii) the Company will enter into and use its best efforts to maintain indemnification contracts with each of the Company’s directors under which it will indemnify such directors to the maximum extent permissible under Delaware law; (iv) the Company will maintain directors and officers liability insurance covering its directors and officers in an amount of at least $10,000,000; and (v) if any Other Investor’s representatives are on the Board, such representatives will be treated no less favorably than any other member of the Board in his or her capacity as a member of the Board with respect to all matters, except in respect of equity compensation received by independent directors.

The obligations of the Company under the Side Letter will terminate with respect to each Other Investor on the earliest to occur of (i) the termination of the Share Purchase Agreement without closing thereunder, (ii) the date on which such Other Investor does not have any representatives on the Board and (iii) mutual agreement between such Other Investor and the Company to terminate such obligations.

Opinion of the Company’s Financial Advisor (Page 25)

On October 28, 2014, at a meeting of the Company’s Board held to evaluate the Acquisition, Jefferies LLC (“Jefferies”) delivered to the Company’s Board an oral opinion, confirmed by delivery of a written opinion dated October 28, 2014, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in Jefferies’ opinion, the consideration to be paid by the Company pursuant to the Share Purchase Agreement was fair, from a financial point of view, to the Company.

The full text of Jefferies’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Jefferies. Jefferies’ opinion is attached as Annex A and is incorporated by reference into this document. Jefferies’ opinion was provided for the use and benefit of the Company’s Board in its consideration of the Acquisition, and did not address the relative merits of the transactions contemplated by the Share Purchase Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the Acquisition or the terms of the Share Purchase Agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any holder of the Company common stock should vote in connection with the Acquisition or any matter related thereto. The summary of Jefferies’ opinion provided in this Proxy Statement is qualified in its entirety by reference to the full text of Jefferies’ opinion. See “Proposal No. 1 Approval of the Issuance—Opinion of the Company’s Financial Advisor.”

Selected Unaudited Pro Forma Condensed Consolidated Financial Data (Page 51)

The following selected unaudited pro forma condensed consolidated financial data was prepared using the purchase method of accounting, with the Company treated as the acquirer. The selected unaudited pro forma condensed consolidated statements of operation for the year ended December 31, 2013 and the nine months ended September 30, 2014 give effect to the Acquisition and the Issuance as if they had occurred on January 1, 2013. The unaudited pro forma condensed consolidated balance sheet data at September 30, 2014 gives effect to the Acquisition and the Issuance as if they had occurred on September 30, 2014.

The unaudited pro forma condensed consolidated financial data is provided for illustration purposes only and does not purport to represent what the actual consolidated results of operations or financial position of the Company would have been had the Acquisition and the Issuance occurred at the beginning of the period presented or on the date indicated, nor is it necessarily indicative of future operating results or financial position. The selected unaudited pro forma condensed consolidated financial data is derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this Proxy Statement and should be read in conjunction therewith.

Selected Unaudited Pro Forma Condensed Consolidated Statements of Operation Data:

	(in thousands, except per share data)
	Nine months ended September 30, 2014	Year ended December 31, 2013
Total net revenue	348,502	492,988
Total operating expense	331,665	467,725
Operating profit	16,837	25,263

Net income	$3,244	$4,703

Earnings per share, diluted	$0.05	$0.10

Selected Unaudited Pro Forma Condensed Consolidated Balance Sheet Data:

(in thousands)
As of September 30, 2014
Cash and cash equivalents	$86,698
Total assets	1,732,895
Total liabilities	1,419,000
Total shareholders’ equity	303,447

Regulatory Approvals and Regulatory Notifications (Page 40)

Closing of the transactions described herein is subject to the following regulatory approvals and regulatory notifications:

•	The U.K. Financial Conduct Authority having approved the acquisition of control of City Index Limited (a City subsidiary) by the Company (which approval was obtained on December 29, 2014);

•	The Monetary Authority of Singapore having provided written approval in satisfaction of the requirements in relevant local laws and any other conditions in the capital markets services license of City Index Asia Pte Limited (a City subsidiary);

•	The Company having received all approvals required by section 11.10 of National Instrument 31-103 (Registration Requirements, Exemptions and Ongoing Registrant Obligations) and Dealer Member Rule 5.4. of the Investment Industry Regulatory Organization of Canada;

•	No communication from the Australian Securities and Investments Commission (“ASIC”) having been received by the Company or City Index Australia Pty Limited (a City subsidiary) to the effect that ASIC has any material objection or concern in connection with the transaction contemplated by the Share Purchase Agreement, or which suggests that ASIC may do, or refrain from doing, anything which may have a material adverse impact on the licenses or authorizations of the Company or City Index Australia Pty Limited in Australia; and

•	The Company complying with applicable United States federal and state securities laws and the New York Stock Exchange (“NYSE”) Listing Rules in connection with the Issuance. The rules of the NYSE require stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if the issuance would constitute more than 20% of the total number of shares of common stock outstanding before the issuance. We are seeking stockholder approval of the Issuance to satisfy such rules of the NYSE.

Interests of Certain of our Directors and Executive Officers in the Acquisition (Page 40)

On the Closing Date, the Company will enter into the RRA with the Other Investors, the Seller and INCAP. In connection with the RRA, the Company, the Other Investors and the Edison Entities entered into the Side Letter. At the time the Company entered into the Share Purchase Agreement with the Seller, INCAP and IPGL and the Side Letter with the Other Investors and the Edison Entities, it was contemplated that the Edison Entities would be parties to the RRA. However, the Edison Entities have since divested their holdings in the Company and will therefore not be parties to the RRA. Although the Edison Entities are parties to the Side Letter, they no longer hold shares in the Company. Certain affiliates of the Other Investors are members of the Board. One purpose of the RRA and Side Letter is to preserve certain rights of the Other Investors. For a description of the RRA and Side Letter, please refer to “Proposal No. 1 Approval of the Issuance—Side Letter with the Other Investors” and “Proposal No. 1 Approval of the Issuance—Registration Rights Agreement.”

Impact of the Issuance on Existing Stockholders (Page 41)

The Issuance will significantly dilute the Common Stock ownership percentages of our existing stockholders. When the Acquisition is completed, there will be an additional 5,319,149 shares of Common Stock outstanding. In addition, although it is not possible to determine the exact maximum number of shares of Common Stock that will be issuable upon conversion of the Convertible Notes until the Convertible Notes are issued on or around the Closing Date, to the extent that the Company elects to settle any conversions of the Convertible Notes by issuing shares of its Common Stock or a combination of cash and shares of its Common Stock, the Convertible Notes will have a dilutive effect on the Company’s Common Stock, and such dilutive effect may be substantial. When the Acquisition is completed, the Common Stock owned by the Seller, including the maximum number of shares of Common Stock issuable upon conversion of the Convertible Notes, will likely represent more than 20% of the issued and outstanding shares of the Company’s Common Stock as of the Record Date on a fully diluted basis.

As a result of the Issuance, the Seller will become a significant stockholder of the Company with substantial influence over matters submitted to a vote of our stockholders, including the election of directors, amendment of our organizational documents, acquisitions or other business combinations involving the Company and potentially the ability to prevent extraordinary transactions such as a takeover attempt. In addition, as a result of the Acquisition, INCAP will have representation on the Board. Under the terms and subject to the conditions of the Stockholders’ Agreement, INCAP will have the right to nominate one director to the Board and the Company will increase the size of the Board by one member upon INCAP’s request to nominate its director designee to the Board.

Dissenters’ or Appraisal Rights of Existing Stockholders (Page 41)

Under applicable Delaware law, the Company’s stockholders do not have dissenters’ or appraisal rights in connection with the issuance of the Consideration Shares and the Convertible Notes, and we do not plan to independently provide stockholders with any such rights.

Vote Required and Recommendation of the Board (Page 41)

With respect to the proposal for the approval of the Issuance, the proposal for the removal of the Aggregate Share Cap and the Conversion Share Cap from the terms of the Existing Convertible Notes and the Existing Indenture and the adjournment proposal, you may vote in favor of the proposal, against the proposal or abstain from voting on the proposal. The proposal for the approval of the Issuance, the proposal for the removal of the Aggregate Share Cap and the Conversion Share Cap from the terms of the Existing Convertible Notes and the Existing Indenture and the adjournment proposal require the affirmative vote of the holders of a majority in voting power of the shares of stock present or represented and voting on the proposal (provided that a quorum is present at the Meeting). Abstentions, failures to vote and broker non-votes, if any, are not considered votes cast and will therefore have no effect on the outcome of the vote on these proposals. The Board recommends a vote “for” the approval of the Issuance, “for” the approval of the proposal for the removal of the Aggregate Share Cap and the Conversion Share Cap from the terms of the Existing Convertible Notes and the Existing Indenture and “for” the approval of the adjournment proposal.

With respect to the charter amendment proposal, you may vote in favor of the proposal, against the proposal or abstain from voting on the proposal. Approval of the charter amendment proposal requires the affirmative vote of the holders of a majority of the stock entitled to vote on the proposal. Abstentions, failures to vote and broker non-votes, if any, will have the effect of a vote “AGAINST” the proposal. The Board recommends a vote “for” the charter amendment proposal.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

The following are some of the questions, and answers to those questions, that you as a stockholder of the Company may have regarding the Acquisition, the Issuance and the other matters being considered at the Meeting to which this Proxy Statement relates. The information in this section does not provide all of the information that may be important to you with respect to the matters being considered at the Meeting. Therefore, you should read this Proxy Statement carefully, as well as the full contents of the other documents to which this Proxy Statement refers or incorporates by reference. These documents contain information that may be important to you in determining how you will vote on the matters to be considered at the Meeting. See “Where You Can Find More Information” beginning on page 73.

Q:	When is the Meeting and where will it be held?

A:	The Meeting will be held on [—], 2015, at [—], via live webcast at [www.virtualshareholdermeeting.com/gcap2014]. The date, time and place of any adjournment or postponement of the Meeting will be established in accordance with our governing documents and applicable law.

Q:	Why am I receiving these proxy materials?

A:	Our Board is sending this Proxy Statement to provide stockholders with information about the Acquisition and the proposals so that they may determine how to vote their shares in connection with the Meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote on the following matters:

1.	Approval of the Issuance;

2.	Approval of the charter amendment proposal;

3.	Approval of the removal of the Aggregate Share Cap and the Conversion Share Cap from the terms of the Existing Convertible Notes and the Existing Indenture; and

4.	Approval of the adjournment proposal.

Q:	How does the Board recommend that I vote on the proposals?

A:	The Board recommends that you vote:

1.	“FOR” the proposal to authorize the Issuance;

2.	“FOR” the charter amendment proposal;

3.	“FOR” the proposal to remove the Aggregate Share Cap and the Conversion Share Cap from the terms of the Existing Convertible Notes and the Existing Indenture; and

4.	“FOR” the adjournment proposal.

Q:	Why is stockholder approval of the Issuance described in Proposal No. 1 required?

A:

Under Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

Pursuant to the Share Purchase Agreement, we have agreed to issue 5,319,149 shares of our Common Stock in addition to the Convertible Notes (which would be convertible into an aggregate maximum of at least [—] shares of our Common Stock if [—], 2015 were the Closing Date) in connection with our acquisition of City. As of the date of this Proxy Statement, we had 42,989,250 shares of Common Stock outstanding (not including 2,596,175 shares held by the Company as treasury stock). Although it is not possible to calculate the exact maximum number of shares of Common Stock that will be issuable upon conversion of the Convertible Notes before the Closing Date, unless the last reported sale price of our Common Stock on the Closing Date exceeds $[—], the aggregate number of shares of Common Stock, including the maximum number of shares of Common Stock issuable upon conversion of the Convertible Notes issued in connection with the Acquisition will exceed 20 percent of the number of shares of our Common Stock issued and outstanding on the Record Date.

Q:	Why is stockholder approval of the removal of the Aggregate Share Cap and the Conversion Share Cap with respect to the Company’s Existing Convertible Notes described in Proposal No. 3 required?

A:	Under Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

Pursuant to the terms of the Existing Indenture, the Company may settle conversions of its Existing Convertible Notes in cash, shares of its Common Stock, or a combination thereof, at the Company’s election; provided that, prior to obtaining stockholder approval to issue shares of Common Stock in excess of the Aggregate Share Cap (as defined in the Existing Indenture) (i) the Company must settle conversions of the Existing Convertible Notes by paying and delivering, as the case may be, a combination of cash and shares of Common Stock with a Specified Dollar Amount (as defined in the Existing Indenture) of at least $1,000 per $1,000 principal amount of Existing Convertible Notes, (ii) the number of shares of Common Stock deliverable upon conversion of all Existing Convertible Notes in the aggregate may not exceed the Aggregate Share Cap, which equaled 19.99 percent of the Common Stock outstanding at the time the Existing Convertible Notes were initially issued, and (iii) the number of shares of Common Stock deliverable upon conversion of each $1,000 principal amount of Existing Convertible Notes may not exceed the Conversion Share Cap (as defined in the Existing Indenture), in each case, subject to adjustment at the same time and in the same manner as the conversion rate under the Existing Indenture.

Stockholders are being asked to approve the removal of the Aggregate Share Cap and the Conversion Share Cap from the terms of the Existing Convertible Notes and the Existing Indenture in order to provide the Company with additional flexibility in determining how to settle the Existing Convertible Notes. If Proposal No. 3 is approved (x) the number of shares of Common Stock delivered upon conversion of the Existing Convertible Notes shall not be subject to the Aggregate Share Cap or the Conversion Share Cap and (y) the Company will have the right to settle conversions of its Existing Convertible Notes by paying cash, delivering solely shares of its Common Stock, or paying and delivering, as the case may be, any combination of cash and shares of its Common Stock, with any Specified Dollar Amount, at the Company’s election.

Q:	Will the Issuance described in Proposal No. 1 dilute the existing stockholders’ percentage of ownership in the Company?

A:	Yes. The Issuance will significantly dilute the Common Stock ownership percentages of our existing stockholders. When the Acquisition is completed, there will be an additional 5,319,149 shares of Common Stock outstanding. In addition, although it is not possible to determine the exact maximum number of shares of Common Stock that will be issuable upon conversion of the Convertible Notes until the Convertible Notes are issued on or around the Closing Date, to the extent that the Company elects to settle any conversions of the Convertible Notes by issuing shares of its Common Stock or a combination of cash and shares of its Common Stock, the Convertible Notes will have a dilutive effect on the Company’s Common Stock, and such dilutive effect may be substantial. When the Acquisition is completed, the Common Stock owned by the Seller, including the maximum number of shares of Common Stock issuable upon conversion of the Convertible Notes, will likely represent more than 20% of the issued and outstanding shares of the Company’s Common Stock as of the Record Date on a fully diluted basis.

Q:	Why is the Company engaging in the Acquisition and the Issuance?

A:	For several years, the Board and the Company’s management have been focused on executing strategies to increase stockholder value through organic growth and a disciplined mergers and acquisitions (“M&A”) strategy. The Company’s M&A strategy includes the exploration of strategic transactions that could improve the Company’s overall position in the online trading industry by increasing the Company’s scale, adding complementary products or services, expanding into new customer segments and geographies and providing the Company with opportunities to reduce overall cost and create increased operating leverage. The proposed Acquisition is a key component of the Company’s overall M&A strategy, and is expected to provide the Company with a number of benefits. The key strategic benefits of the proposed Acquisition include increased scale with respect to funded accounts, customer assets and retail trading volume, a diversified global footprint and a further diversification of the Company’s retail business, including with the addition of a leading “contracts-for-difference” brand and an increased presence in the UK “contracts-for-difference” and spread-bets market. The proposed Acquisition is also expected to provide a range of key financial benefits, including fixed operating expense synergies, a positive impact on the Company’s earnings, positive tax attributes and an increase in the Company’s liquidity.

Q:	Why does the Board recommend I vote “FOR” Proposal No. 1?

A:	In developing its recommendation to the stockholders to vote in favor of the Issuance, the Board considered many factors, including the positive and negative factors described in the section of this Proxy Statement entitled “Proposal No. 1—Approval of the Issuance—Vote Required and Recommendation of The Board” and concluded that the Issuance is advisable and in the best interests of the Company and our stockholders. The Board believes that the Company’s financial position, capital structure and business will be strengthened as a result of the Acquisition and the Issuance. After careful consideration, the Board recommends that the Company’s stockholders vote “FOR” Proposal No. 1.

Q:	Who is entitled to vote at the Meeting?

A:	Only those stockholders who owned Common Stock at the close of business on the Record Date, which was [—], 2015, are entitled to vote at the Meeting. At the close of business on the Record Date, we had 42,989,250 shares of Common Stock outstanding entitled to cast a vote on the proposals presented in this Proxy Statement, which were held by [101] stockholders of record. Each outstanding share of our Common Stock entitles its holder to one vote.

Q:	What happens if I sell my common stock after the record date but before the Meeting?

A:	If you transfer your Common Stock after the Record Date but before the date of the Meeting, you will retain your right to vote at the Meeting.

Q:	How do I vote?

A:	Stockholders of record can vote while attending the Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone—you can vote by telephone by calling [1-800-690-6903] and following the instructions on the proxy card;

•	By Internet—you can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

•	By Mail—You can vote by mail by marking, signing, dating and mailing the proxy card in the envelope provided.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours day, 7 days a week and will close at 11:59 p.m. Eastern Time, on [—], 2015.

If you properly complete, sign and return a proxy card, your shares will be voted as you specify. However, if you sign and return a proxy card but do not specify a vote with respect to the proposal, your shares will be voted as the Board recommends with respect to the proposal and in the proxy’s discretion with respect to any other matter that may be properly considered at the Meeting.

If you are a beneficial owner (that is, your shares are held in “street name” by a bank, broker or other nominee or intermediary, which we collectively refer to as “brokers”), you will receive voting instructions or a voting information form from the holder of record. You must follow the instruction of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Meeting in order to vote.

Q:	Can I change my vote after I submit my proxy?

You may revoke your proxy and change your vote:

•	By submitting a duly executed proxy bearing a later date;

•	Granting a subsequent proxy through the Internet or telephone;

•	If you are a registered stockholder, by giving written notice of such revocation to the Secretary of GAIN prior to or at the Meeting, or electing to vote while attending the Meeting.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote while attending the Meeting.

If you hold your shares in “street name” (that is, through a broker), you may revoke a previous vote only by following the procedures established by the broker.

You may provide written notice to our Secretary at GAIN Capital Holdings, Inc., Attention: Secretary, Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921.

Q:	Who will count the votes?

A:	Representatives of American Election Services, LLC, our inspectors of election, will tabulate and certify the votes. Alternatively, a representative of our transfer agent may serve as an inspector of election.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares of Common Stock, which may be present in person at the Meeting or represented by proxy. The presence of a majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting. Your shares will be counted for purposes of determining a quorum if you attend the Meeting and vote in person or if you vote by telephone, by Internet or by submitting a properly executed proxy card by mail. Abstentions and broker non-votes will be counted for determining whether a quorum is present for the Meeting.

Q:	What vote is required for approval of each proposal?

A:	With respect to the proposal for the approval of the Issuance, you may vote in favor of the proposal, against the proposal or abstain from voting on the proposal. Approval of the proposal requires the affirmative vote of the holders of a majority in voting power of the shares of stock present or represented and voting on the proposal (provided that a quorum is present at the Meeting). Abstentions, failures to vote and broker non-votes, if any, are not considered votes cast and will therefore have no effect on the outcome of the vote on this proposal.

With respect to the charter amendment proposal, you may vote in favor of the proposal, against the proposal or abstain from voting on the proposal. Approval of the proposal requires the affirmative vote of the holders of a majority of the stock entitled to vote on the proposal. Abstentions, failures to vote and broker non-votes, if any, will have the effect of a vote “AGAINST” the proposal.

With respect to the proposal for the removal of the Aggregate Share Cap and the Conversion Share Cap from the terms of the Existing Convertible Notes and the Existing Indenture, you may vote in favor of the proposal, against the proposal or abstain from voting on the proposal. Approval of the proposal requires the affirmative vote of the holders of a majority in voting power of the shares of stock present or represented and voting on the proposal (provided that a quorum is present at the Meeting). Abstentions, failures to vote and broker non-votes, if any, are not considered votes cast and will therefore have no effect on the outcome of the vote on this proposal.

With respect to the adjournment proposal, you may vote in favor of the proposal, against the proposal or abstain from voting on the proposal. Approval of the proposal requires the affirmative vote of the holders of a majority in voting power of the shares of stock present or represented and voting on the proposal (provided that a quorum is present at the Meeting). Abstentions, failures to vote and broker non-votes, if any, are not considered votes cast and will therefore have no effect on the outcome of the vote on this proposal.

Q:	Will any other business be conducted at the Meeting?

A:	We know of no other business that will be presented at the Meeting. If any other matter properly comes before the stockholders for a vote at the Meeting, however, the proxy holder will vote your shares in accordance with their best judgment.

Q:	If my shares of Common Stock are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	Other than with respect to certain routine matters, brokers holding shares of our Common Stock for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners, unless the brokers have been given discretionary voting power by the beneficial owners. In certain circumstances, brokers holding shares for a beneficial owner may not have discretionary voting power and may not have received voting instructions from the beneficial owner of the shares. In such cases, a broker may not vote on a proposal, which is known as a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether a quorum is present at the Meeting, but are not counted as votes cast.

The proposal for the approval of the Issuance, the charter amendment proposal, the proposal for the removal of the Aggregate Share Cap and the Conversion Share Cap from the terms of the Existing Convertible Notes and the Existing Indenture and the adjournment proposal are not “routine” matters. Accordingly, if you do not provide voting instructions to your broker with respect to these proposals, your broker may not exercise discretion and is prohibited from giving a proxy to vote your shares with respect to such proposals. Broker non-votes will have no effect on the proposal for the approval of the Issuance, the proposal for the removal of the Aggregate Share Cap and the Conversion Share Cap from the terms of the Existing Convertible Notes and the Existing Indenture and the adjournment proposal. Broker non-votes will have the effect of a vote “AGAINST” the charter amendment proposal.

You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you give instructions on how to vote to your broker, you may later revoke the instructions by taking the steps described in the information that you receive from your broker.

Q:	Where can I obtain access to these proxy materials?

A:	A copy of this Proxy Statement, proxy card and Notice will be mailed to each stockholder of the Company entitled to vote at the Meeting. The Notice contains instructions on how to access this Proxy Statement and our other proxy materials online and how to vote your shares.

Q:	Who can help answer my questions, and where can I get additional information about matters described in this Proxy Statement and additional information about the Company?

A:	If you have questions about the matters described in this Proxy Statement, or how to submit your proxy, or if you need additional copies of the Proxy Statement or the enclosed proxy card or voting instructions, you should contact Broadridge Corporate Issuer Solutions, Inc. at 1717 Arch Street, Suite 1300, Philadelphia, PA 19103 or by calling (800) 830-4936. If you would like additional information about the Company, please refer to our annual, quarterly and current reports, proxy statements and other information on file with the SEC.

IMPORTANT NOTE

No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained, or incorporated by reference, in this Proxy Statement and, if given or made, such representation must not be relied upon as having been authorized by us or any other person or entity. This Proxy Statement, and the information incorporated herein, provides you with detailed information about the proposals to be considered and voted upon at the Meeting. The information in this Proxy Statement is current as of the date of this Proxy Statement. Stockholders are urged to carefully review this Proxy Statement, which discusses each of the proposals to be voted upon at the Meeting, and the information incorporated herein.

This Proxy Statement does not constitute the solicitation of a proxy from any person in any jurisdiction where it is unlawful to make such proxy solicitation. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents incorporated herein by reference contain forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results, the ability to generate sales, income or cash flow, to realize cost savings or other benefits associated with the Acquisition involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine actual results are beyond our ability to control or predict.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

Relating to the Acquisition and the Issuance:

•	The ability to integrate City into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration;

•	The failure to obtain, delays in obtaining or adverse conditions contained in, any required regulatory approvals;

•	The failure to realize the economic benefits that the Company anticipates as a result of the Acquisition;

•	The failure to uncover all risks and liabilities associated with the Acquisition;

•	The impact of the issuance of $60 million in aggregate principal amount of Convertible Notes and the use of proceeds thereof, including its impact on the Company’s liquidity, ability to raise additional capital and financial condition;

•	The impact of the Issuance on the Company’s Common Stock, including dilution of the ownership of the Company’s Common Stock;

•	The failure to satisfy any of the conditions of the Acquisition;

•	Adverse effects on the market price of our Common Stock and on our operating results because of a failure to complete the Acquisition; and

•	Significant transaction costs and/or unknown liabilities and general economic and business conditions that affect the Company following the completion of the Acquisition.

Relating to our Business Generally:

•	Our ability to maintain adequate liquidity, including our ability to raise additional capital and secure additional financing;

•	Our ability to maintain compliance with the Listing Rules of NYSE and to maintain the listing of our securities on a national securities exchange;

•	Our ability to generate earnings or raise capital to maintain positive stockholders’ equity;

•	The impact of domestic and international market and economic conditions on trading volumes and currency volatility, which influence our revenue and profitability;

•	The impact on our business, financial condition and results of operations and cash flows from a disruption or corruption of our proprietary technology or inability to maintain technological superiority in our industry;

•	Security breaches of our computer infrastructure, or systems failures which could cause interruptions in our services or decreases in the responsiveness of our services;

•	Attrition of customer accounts and failure to attract new accounts, or failure to attract new customers in a cost-effective manner;

•	Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt;

•	Loss of key personnel, which could have a material adverse effect on our business;

•	Our ability to enter into, and the effects of, any additional potential strategic transactions;

•	Adverse changes in accounting principles, tax laws or legal or regulatory requirements;

•	Failure to comply with applicable laws and regulations;

•	Liability resulting from actual or potential future litigation;

•	The costs, uncertainties and other effects of legal and administrative proceedings;

•	The costs of obtaining, and the potential inability to obtain, necessary or prudent insurance to cover our business operations;

•	The impact of competition; and

•	Actions of domestic and foreign governments and the effect of war or terrorist activity.

Forward-looking statements are based on the expectations and beliefs of management, based on information currently available, concerning future events affecting us. Although we believe that these forward-looking statements are based on reasonable assumptions, they are subject to uncertainties and factors related to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Any or all of the forward-looking statements in this Proxy Statement may turn out to be wrong. They may be affected by inaccurate assumptions or by known or unknown risks and uncertainties. The foregoing list of factors should not be construed to be exhaustive. Many factors mentioned in this Proxy Statement, including the risks outlined under the caption “Risk Factors” contained in our Securities Exchange Act of 1934, as amended (the “Exchange Act”) reports incorporated herein by reference, will be important in determining future results after the Acquisition, and actual future results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on our financial condition, results of operations or cash flows. In view of these uncertainties, we caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

RISK FACTORS

In addition to the other information included and incorporated by reference into this Proxy Statement, including the matters addressed in the section titled “Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the approval of the proposals presented in this Proxy Statement. In addition, you should read and carefully consider the risks associated with our business. These risks can be found in our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this Proxy Statement. For further information regarding the documents incorporated into this Proxy Statement by reference, please see the sections titled “Where You Can Find More Information” and “Incorporation by Reference.” Realization of any of the risks described below, any of the events described under “Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on our business, financial condition, cash flows and results of operations and could result in a decline in the trading price of our Common Stock.

The Issuance will have a substantial dilutive effect on the Company’s Common Stock, which may adversely affect the market price of the Company’s Common Stock.

When the Acquisition is completed, there will be an additional 5,319,149 shares of Common Stock outstanding. In addition, although it is not possible to determine the exact maximum number of shares of Common Stock that will be issuable upon conversion of the Convertible Notes until the Convertible Notes are issued on or around the Closing Date, to the extent that the Company elects to settle any conversions of the Convertible Notes by issuing shares of its Common Stock or a combination of cash and shares of its Common Stock, the Convertible Notes will have a dilutive effect on the Company’s Common Stock, and such dilutive effect may be substantial. When the Acquisition is completed, the Common Stock owned by the Seller, including the maximum number of shares of Common Stock issuable upon conversion of the Convertible Notes, will likely represent more than 20% of the issued and outstanding shares of the Company Common Stock as of the Record Date on a fully diluted basis.

The Acquisition will result in integration and consolidation risks, and we may be unable to profitably operate our consolidated company.

We are entering into the Acquisition as part of our strategy to increase the range of products that we offer, especially into non-forex products, to expand our businesses into new markets and geographies and to achieve certain operating expense synergies. In order to realize the intended benefits of the Acquisition, we will need to successfully integrate the operations of the acquired business with our current operations. Our ability to successfully integrate the acquired business is subject to integration and consolidation risks, including:

•	diversion of management time and focus from operating our business to address challenges that may arise in integrating the acquired business;

•	transition of operations, users and customers onto trading platforms of the acquired business;

•	failure to successfully further develop the acquired business;

•	failure to realize anticipated operational or financial synergies;

•	implementation or remediation of controls, procedures, and policies at the acquired business;

•	the need to integrate operations across different cultures and languages and to address the particular economic, currency, political, and regulatory risks associated with specific countries;

•	liability for activities of the acquired company before the acquisition, such as violations of laws, commercial disputes, tax liabilities, and other known and unknown liabilities; and

•	integration of the acquired business’ accounting, human resource and other administrative systems, and coordination of trading and sales and marketing functions.

Our failure to address these risks or other problems encountered in connection with the Acquisition could cause us to fail to realize the anticipated benefits of the Acquisition or incur unanticipated liabilities, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The continued expansion of our trading activities into other financial products, including contracts for difference, or CFDs and spread bets, entails significant risk, and unforeseen events could have an adverse effect on our business, financial condition and results of operations and cash flows.

Following the completion of the Acquisition, we expect the proportion of our revenue derived from CFDs and other non-forex products to increase materially in future periods. All of the risks that pertain to our trading activities in the forex market also apply to our CFDs and spread bets and any other products we may offer in the future. These risks include market risk, counterparty risk, liquidity risk, technology risk, third-party risk and risk of human error. In addition, unexpected events can occur that can result in great financial loss to us, including our inability to effectively integrate new products into our trading platforms or our failure to properly manage the market risks associated with making markets for new products. The profit margins for these new products may not be similar to the profit margins we have realized with respect to forex trading.

The market price of the Common Stock may decline as a result of the Issuance.

We are unable to predict the potential effects of the Issuance on the trading activity and market price of our Common Stock. We have granted registration rights to the Seller and certain other investors for the resale of both the Consideration Shares and the Convertible Notes. These registration rights would facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our Common Stock available for public trading. Sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our Common Stock.

If the Acquisition is not completed, the price of the Company’s Common Stock could decline and our future business and operations could be harmed.

The completion of the Acquisition is subject to conditions, many of which are beyond the control of the parties. If the Acquisition is not completed for any reason, the Company may be subject to a number of material risks, including the following:

•	The Company will be required to pay the Seller a fee of $1 million if our stockholders reject the proposal for the approval of the Issuance;

•	The price of our Common Stock may decline;

•	The Company may be subject to litigation related to the failure to complete the Acquisition which could require substantial time and resources to resolve;

•	Costs related to the Acquisition, such as financial advisory, legal, accounting, proxy solicitation and printing fees, must be paid even if the Acquisition is not completed;

•	Matters relating to the Acquisition (including the negotiation of terms and integration planning) required a substantial commitment of time and resources by the Company management, which could otherwise have been devoted to other opportunities that may have been beneficial to the Company;

•	The Company would not be able to realize the expected benefits of the Acquisition; and

•	If the Acquisition is not completed, the Company may be unable to find a partner willing to engage in similar transactions on terms as favorable as those set forth in the Share Purchase Agreement, or at all.

Some of our directors and executive officers have certain interests that are different from those of our stockholders generally.

Some of our directors and executive officers have interests that may be different from, or in addition to, your interests as a stockholder. You should consider these interests in voting on the proposals. These different interests are described under “Proposal No. 1—Approval of the Issuance—Interests of Certain of our Directors and Executive Officers in the Acquisition.”

The Company will incur significant transaction costs in connection with the Acquisition.

The Company expects to incur a number of non-recurring costs associated with the Acquisition. Non-recurring transaction costs include, but are not limited to, fees paid to financial advisors, legal, financial, tax and accounting advisors, filing fees and printing costs. The Company expects that approximately $5.0 million will be incurred in connection with such fees to complete the Acquisition. The Company may also incur additional unanticipated costs. Although the Company expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the Acquisition, should allow the Company to offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all.

The accounting method for convertible debt securities that may be settled in cash, such as the Convertible Notes, could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, or ASC 470-20. ASC 470-20 requires an entity to separately account for the liability and equity components of convertible debt instruments whose conversion may be settled entirely or partially in cash (such the Convertible Notes) in a manner that reflects the issuer’s economic interest cost for non-convertible debt. The liability component of the Convertible Notes will initially be valued at the fair value of a similar debt instrument that does not have an associated equity component and will be reflected as a liability in the Company’s consolidated balance sheet in an amount equal to the fair value. The equity component of the Convertible Notes will be included in the additional paid-in capital section of the Company’s stockholders’ equity on the Company’s consolidated balance sheet, and the value of the equity component will be treated as original issue discount for purposes of accounting for the debt component. This original issue discount will be amortized to non-cash interest expense over the term of the Convertible Notes, and, as a result, the Company will record a greater amount of non-cash interest expense in future periods. Accordingly, the Company will report lower net income in its financial results than would have been recorded had it reflected only cash interest expense in its consolidated income statement because ASC 470-20 will require the interest expense associated with the Convertible Notes to include both the current period’s amortization of the debt discount and the Convertible Notes’ coupon interest, which could adversely affect the Company’s reported or future financial results, the trading price of the Company’s Common Stock and the trading price of the Convertible Notes.

In addition, under certain circumstances, convertible debt instruments whose conversion may be settled entirely or partly in cash (such as the Convertible Notes) are currently accounted for using the treasury stock method. Under this method, the shares issuable upon conversion of the Convertible Notes are not included in the calculation of diluted earnings per share unless the conversion value of the Convertible Notes exceeds their principal amount at the end of the relevant reporting period. If the conversion value exceeds their principal amount, then, for diluted earnings per share purposes, the Convertible Notes are accounted for as if the number of shares of Common Stock that would be necessary to settle the excess, if the Company elected to settle the excess in shares, were issued. The accounting standards in the future may not continue to permit the use of the treasury stock method. If the Company is unable to use the treasury stock method in accounting for the shares of Common Stock, if any, issuable upon conversion of the Convertible Notes, then the Company’s diluted earnings per share could be adversely affected.

PROPOSAL NO. 1

APPROVAL OF THE ISSUANCE

The Companies

GAIN Capital Holdings, Inc.

We are a Delaware corporation that provides trading technology and execution services to retail and institutional investors. We specialize in over-the-counter and exchange-traded markets, and we service customers in more than 180 countries worldwide. Our customers have access to a diverse range of over 12,500 financial products, including foreign exchange, precious metals, “contracts for difference”, indices, individual equities, bonds and interest rate products, OTC options on forex, as well as futures and options on futures on more than 30 global exchanges and binaries. In the United Kingdom, we also offer spread bets, which are investment products similar to “contracts for difference”, but that offer more favorable tax treatment to residents of that country.

We have invested considerable resources over the past 14 years to develop our proprietary trading platforms to provide our customers with advanced price discovery, trade execution and order management functions, while improving our ability to acquire and service our customers efficiently, as well as manage market and credit risk associated with our customer’s trading activity. Today our customers can trade through web-based, downloadable and mobile trading platforms and have access to trading tools to assist them with research and analysis, automated trading and account management.

Our headquarters are in Bedminster, New Jersey, and we have a global presence across North America, Europe and the Asia Pacific regions. Our registered office is at 135 US Highway 202/206, Suite 11, Bedminster, NJ 07921, United States of America and our phone number is: +1 908-731-0700.

City Index (Holdings) Limited

City is a privately held company incorporated and registered in England and Wales. Established in 1983, City is a global provider of retail trading services including spread betting (UK only), “contracts for difference” and margin forex. City is majority owned by IPGL, the private holding company for the interests of Michael Spencer, Founder and Chief Executive of ICAP plc, the global markets operator. City trades primarily under the City Index, Finspreads, FX Solutions and IFX Markets brands with core markets in the UK, Middle East and the Asia Pacific. City’s registered office is at Park House, 16 Finsbury Circus, London EC2M 7EB, United Kingdom, and City’s phone number is: +44 207-550-8500.

City Index Group Limited

The Seller is a company incorporated and registered in England and Wales. The Seller is the legal and beneficial owner of the entire issued share capital of City. The Seller’s registered office is at Park House, 16 Finsbury Circus, London EC2M 7EB, United Kingdom, and the Seller’s phone number is: +44 207-550-8500.

INCAP Gaming B.V.

INCAP is a company incorporated and registered in The Netherlands, whose registered office is at Luna Arena, Herikerbergweg 238, 1101 CM Amsterdam Zuidoost, the Netherlands. INCAP’s phone number is: +31 20-57-55-600.

IPGL Limited

IPGL is a company incorporated and registered in England and Wales. IPGL is the private holding company for the interests of Michael Spencer, Founder and Chief Executive of ICAP plc, the global markets operator. IPGL’s registered office is at Park House, 16 Finsbury Circus, London EC2M 7EB, United Kingdom, and IPGL’s phone number is: +44 207-107-7311.

Principal Reasons for the Acquisition

The Board and the Company’s management believe that the Acquisition, of which the Issuance is a part, is extremely compelling as it offers the best opportunity to meet the multiple objectives of the Company’s operating strategies and should increase stockholder value. The Acquisition is expected to provide the Company with a number of strategic and financial benefits, including increased scale, a diversified global footprint, further diversification of the Company’s retail business, fixed operating expense synergies, a positive impact on the Company’s earnings, positive tax attributes and increased liquidity. The Acquisition will result in the combination of the Company’s strong presence in the global retail forex industry under the Forex.com brand with City’s significant market presence in the UK “contracts-for-difference” and spread bet markets under the well-known City Index brand. Both the Company and City have strong businesses in China and elsewhere in Asia and the Acquisition will allow the companies to become even stronger competitors in these markets.

Principal Terms of the Acquisition

The Acquisition and the Issuance

On October 31, 2014, the Company entered into the Share Purchase Agreement with the Seller, INCAP and IPGL. Upon the terms and subject to the conditions set forth in the Share Purchase Agreement, the Company agreed to purchase the Shares of City from the Seller. The Shares will be sold for an aggregate purchase price consisting of (i) $20,000,000 in cash; (ii) the Consideration Shares; and (iii) the Convertible Notes. The purchase price is subject to upwards or downwards adjustments based on City’s working capital, regulatory capital and cash and debt as of the Closing Date.

The Company and the Seller have each made customary warranties. Subject to certain limitations, the Seller has agreed to indemnify the Company for losses suffered by the Company in respect of certain known pre-existing liabilities. The Company may not make a claim against the Seller unless the Company provides notice of such claim to the Seller before certain dates. Subject to certain exceptions, the Seller’s liability under the Share Purchase Agreement is also subject to certain caps and thresholds. In addition, the Seller, City, and City’s subsidiaries are subject to customary covenants between the date of the Share Purchase Agreement and the Closing Date, including an agreement by the Seller to procure that the business of City and its subsidiaries is conducted in the normal course consistent with past practices, and not to take certain actions specified in the Share Purchase Agreement. The Seller and INCAP have each also agreed, subject to certain exceptions, for a period of two years from the Closing Date, to not engage in certain competitive and hiring actions in regards to City and its subsidiaries.

Closing of the Acquisition is subject to Company Stockholder Approval at the closing and the satisfaction of other closing conditions, including certain regulatory approvals. The Company is obligated to pay to the Seller a fee of $1,000,000 if Company Stockholder Approval is not obtained at a meeting of the Company’s stockholders. The Share Purchase Agreement will be terminated immediately on the Long Stop Date if the Acquisition is not closed by such time, unless otherwise agreed by the parties. The Share Purchase Agreement may also be terminated by the Company upon a material breach by the Seller of its obligations in connection with closing, its warranties or its pre-closing covenants.

INCAP has guaranteed the payment obligations of the Seller under the Share Purchase Agreement for a period of seven years following the Closing Date, unless IPGL elects to guarantee the payment obligations of the Seller under the Share Purchase Agreement prior to such time but on or after 18 months following the Closing Date.

Background of the Acquisition

Our Board and management periodically review and evaluate potential strategic opportunities to enhance stockholder value.

As part of the Company’s ongoing evaluation of potential investment and strategic opportunities, in early November 2013, Mr. Glenn Stevens, President and Chief Executive Officer of the Company, met with

Mr. Matt Wreford, then the Chief Executive Officer of IPGL, for the purpose of engaging in preliminary discussions regarding a potential strategic transaction involving the Company and City. Following such meeting, in mid-November 2013, the Company provided Mr. Wreford with a preliminary proposal and other materials regarding a potential acquisition of City by the Company, including a proposed timeline for such potential transaction. On November 6, 2013, the Company and City Index Group Limited entered into a mutual confidentiality agreement. Also in November 2013, the Company requested preliminary information regarding City and its business and, after City provided certain of such information, employees of the Company began to review information provided by City.

On December 12, 2013, Mr. Diego Rotsztain, Executive Vice President, Head of Corporate Development, General Counsel and Secretary of the Company, and Mr. Wreford met in London to continue discussions with respect to an acquisition of City by the Company. On January 24, 2014, Mr. Rotsztain also met with Mr. Mark Preston, Chief Executive Officer of City, and had conversations with Mr. Preston regarding the preliminary proposal and materials relating to the proposed transaction that the Company previously provided to City.

On January 28, 2014 Tina Kilmister-Blue replaced Mr. Wreford as Chief Executive Officer of IPGL.

In February 2014, the Company retained Jefferies LLC (“Jefferies”) as its financial advisor in connection with the proposed transaction. On February 26, 2014, during a regularly scheduled Board meeting, Mr. Rotsztain updated the Board regarding the ongoing early-stage discussions between the Company and City regarding a potential transaction.

On March 6, 2014, management and advisors of the Company and City held a meeting at the offices of Keefe, Bruyette & Woods (“KBW”), financial advisor to IPGL, in New York to further discuss the Company’s preliminary proposal with respect to the potential transaction. Following such meeting, in early April 2014, Mr. Rotsztain provided a revised preliminary proposal with respect to the potential transaction to City, which included proposed key terms for the transaction, discussion regarding potential expense synergies and pro forma operating metrics for the combined company and the strategic rationale for the combination, among other matters. Throughout April 2014, the Company and City continued to evaluate and discuss the terms of the proposed transaction. On April 29, 2014, at another regularly scheduled Board meeting, Mr. Rotsztain updated the Board on the progress of discussions between the Company and City regarding a potential transaction, indicating that due diligence had begun and that the parties were in preliminary discussions regarding transaction terms. In early May 2014, Jefferies provided to City on behalf of the Company a further revised preliminary proposal of terms regarding the potential transaction.

On May 14, 2014, senior management of the Company, City and IPGL, including Mr. Rotsztain, Ms. Kilmister-Blue and Mr. Preston, and representatives of Jefferies and KBW met in KBW’s offices in London to discuss the revised preliminary proposal provided by the Company to City in early May. In addition, on June 4 and June 5, 2014, management and advisors of the Company and City held due diligence sessions in London.

On July 9, 2014, Mr. Stevens and Mr. Rotsztain made a detailed presentation to the Board regarding the potential transaction with City, including with respect to the strategic rationale for the proposed transaction, financial projections and valuation, overview of potential expense synergies and a view of the pro forma combined company from a financial and operating perspective, among other matters. On July 14, 2014, Mr. Michael Spencer, Founder and Chief Executive of ICAP plc, Mr. Stevens, Mr. Rotsztain and Ms. Kilmister-Blue held meetings in London to further advance discussions on the terms of the potential transaction. Also in July 2014, the Company retained Davis Polk & Wardwell LLP (“DPW”) as its legal counsel in connection with the potential transaction.

On July 22, 2014, Mr. Stevens and Mr. Rotsztain updated the Board regarding progress on the potential transaction with City, providing the Board with a detailed overview of the likely key terms for the transaction and outlining the principal next steps to be taken. Following continued discussions with respect to the terms of the proposed transaction and additional exchanges of information, in late July 2014, the parties reached non-binding agreement in principle on some of the key economic terms for the transaction, which provided for the acquisition of all the Shares of City by the Company in consideration for an aggregate purchase price consisting of $20,000,000 in cash, 5,319,149 shares of Common Stock and 4.125% unsecured convertible senior notes of the Company with an aggregate principal amount of $60,000,0000. In addition, the parties agreed that (i) the unsecured convertible notes of the Company would have a maturity of 5 years and be convertible into shares of Common Stock at a conversion price equal to 125% of the daily volume-weighted average price for the Common Stock over the period of 20 consecutive trading days ending immediately prior to the Closing Date, subject to a collar and (ii) the Common Stock and unsecured convertible notes of the Company issued as part of the purchase price would be subject to certain lock-up provisions.

In mid-August 2014, the Company instructed DPW to commence preparing initial drafts of the Share Purchase Agreement and related documents and, later that month, DPW distributed proposed drafts of the Share Purchase Agreement and the Stockholders’ Agreement to the Seller and its legal counsel, MacFarlanes LLP (“MacFarlanes”) and Kirkland & Ellis LLP (“K&E”).

Concurrently and throughout the period of negotiations described below, representatives and advisors of the Company continued to review City documents and have conversations with City’s representatives about diligence materials, exchanged information and continued to evaluate and discuss the terms of the proposed transaction.

In early September 2014, representatives of DPW and MacFarlanes had telephonic conferences to discuss the draft Share Purchase Agreement and the proposed terms and structure of the proposed transaction.

On September 10, 2014 and September 11, 2014, representatives of the Company and City met in London to discuss matters relating to the Company’s due diligence of City. On September 16 and 17, 2014, representatives of the Company and City met in New Jersey to discuss matters relating to City’s due diligence of the Company.

From October 13, 2014 through October 16, 2014, the Company and the Seller, along with their legal counsel, met to negotiate the terms of the Share Purchase Agreement and related documentation. Key terms negotiated during these meetings, which are discussed in detail below under “Share Purchase Agreement” on page 30, included the warranty package, including the scope of the warranties and their duration after the consummation of the transaction, terms of the indemnity with respect to such warranties and certain other matters, including the caps, baskets and the security for the payment obligations under such an indemnity, and the liquidity rights of the Seller with respect to the non-cash consideration to be issued to the Seller upon consummation of the transaction. Following such meetings, MacFarlanes and K&E distributed revised drafts of the Share Purchase Agreement and the Stockholders’ Agreement, respectively, to the Company and its legal counsel. DPW also distributed proposed drafts of the RRA and Indenture to the Seller and its counsel.

On October 15, 2014, Mr. Stevens and Mr. Rotsztain provided a further update to the Board regarding the potential transaction with City, outlining the key terms for the transaction and reviewing the principal remaining deal issues to be negotiated.

On October 16, 2014, representatives of the Company and City also met with representatives of the UK Financial Conduct Authority to review the proposed transaction.

In mid-October 2014, Mr. Rotsztain informed representatives of the Other Investors and the Edison Entities, each of whom was at such time a shareholder of the Company and a party to an investor rights agreement with the Company providing for certain registration and other rights to such shareholders as further described below under “Registration Rights Agreement” on page 38, of the terms of the proposed transaction and had discussions with them about the terms of the proposed RRA with the Seller and the need to harmonize the terms of the existing agreements with such proposed RRA. Through late October 2014, representatives and advisors of the Company had discussions with representatives and advisors of the Other Investors and the Edison Entities concerning their respective agreements to enter into the RRA and the Side Letter in connection with the proposed transaction and to terminate their existing investor rights agreement with the Company in order to effectuate the proposed RRA.

On October 22, 2014, the Company, the Seller and their respective legal counsels held telephonic conferences to further discuss and negotiate the terms of the draft Share Purchase Agreement and the other transaction documents and the parties continued to negotiate the terms of the Share Purchase Agreement and the other transaction documents throughout October 2014.

On October 28, 2014, our Board held a meeting at which it reviewed the proposed final terms and financial aspects of the Acquisition. Prior to the meeting, our Board consulted with management, was furnished with written summaries of the principal terms of the primary transaction documents, and reviewed the proposed final drafts of such documents. At this meeting, Jefferies reviewed with our Board its financial analyses of the consideration payable by the Company in connection with the Acquisition. Also at this meeting, Jefferies delivered to our Board an oral opinion, confirmed by delivery of a written opinion dated October 28, 2014, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the consideration to be paid by the Company pursuant to the Share Purchase Agreement was fair, from a financial point of view, to the Company. After discussion and deliberation based upon the information considered during its evaluation of the Acquisition, our Board determined that the Share Purchase Agreement and related transaction documents and the transactions contemplated thereby were advisable and in the best interests of the Company and determined to recommend that the Company’s stockholders approve the Issuance.

On October 31, 2014, the Company entered into the Share Purchase Agreement with the Seller, INCAP and IPGL, the Stockholders’ Agreement with the Seller, INCAP, Francisco Partners II, L.P., Sun Luxco I, Sarl and Sun Luxco II, Sarl and the Side Letter with the Other Investors and the Edison Entities. Also on October 31, 2014, the Company issued a press release announcing entry into definitive documents relating to the Acquisition.

Opinion of the Company’s Financial Advisor

On October 28, 2014, at a meeting of the Company’s Board held to evaluate the Acquisition, Jefferies delivered to the Company’s Board an oral opinion, confirmed by delivery of a written opinion dated October 28, 2014, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in Jefferies’ opinion, the consideration to be paid by the Company pursuant to the Share Purchase Agreement was fair, from a financial point of view, to the Company.

The full text of Jefferies’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Jefferies. Jefferies’ opinion is attached as Annex A and is incorporated by reference into this document. Jefferies’ opinion was provided for the use and benefit of the Company’s Board in its consideration of the Acquisition, and did not address the relative merits of the transactions contemplated by the Share Purchase Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the Acquisition or the terms of the Share Purchase Agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any holder of the Company common stock should vote in connection with the Acquisition or any matter related thereto. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion. The Company’s stockholders are urged to read the entire opinion carefully in connection with their consideration of the Issuance.

In arriving at its opinion, Jefferies, among other things:

•	reviewed the financial terms and conditions of a draft of the Share Purchase Agreement dated October 25, 2014;

•	reviewed certain publicly available financial and other information about the Company and City;

•	reviewed certain information furnished to Jefferies by the Company’s, Seller’s and City’s management, including financial forecasts and analyses relating to the business, operations and prospects of the Company and City;

•	held discussions with members of senior management of the Company, Seller and City concerning the matters described in the second and third bullets above;

•	reviewed certain valuation metrics for City and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the proposed financial terms of the Acquisition with the financial terms of certain other transactions that Jefferies deemed relevant;

•	analyzed the discounted cash flows of City;

•	considered the potential pro forma impact of the Acquisition;

•	reviewed certain estimates as to the amount and timing of cost savings anticipated by the Company’s management to result from the Acquisition (the “Cost Savings”); and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company, Seller or City or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the managements of the Company, Seller and City that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, the Company, Seller, INCAP or City, and Jefferies was not furnished with and assumed no responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. The Company, Seller and City informed Jefferies, however, and Jefferies assumed, that the financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of the Company, Seller and City as to the future financial performance of the Company or City, as applicable. In addition, the Company’s management informed Jefferies, and Jefferies assumed, that the Cost Savings were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company’s management as to the amount and timing of certain cost savings anticipated by the Company’s management to result from the Acquisition, and Jefferies relied upon the assessment of the Company’s management as to the Company’s ability to achieve the Cost Savings in the amounts and at the times projected. In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed upon the advice of the Company’s management, that such Cost Savings will be realized in accordance with such estimates. Jefferies expressed no opinion as to the Company’s, Seller’s or City’s financial forecasts or the Cost Savings, or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting the Company, Seller or City, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal and accounting advice given to the Company and the Company’s Board, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and the transactions contemplated by, the Share Purchase Agreement to the Company and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the Acquisition to the Company or its stockholders, Seller or City. In rendering its opinion, Jefferies assumed that the final form of the Share Purchase Agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that in the course of obtaining any necessary regulatory or third-party approvals, consents and releases for the Acquisition, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or City or the contemplated benefits of the Acquisition in any respect material to Jefferies’ opinion.

Jefferies was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. Jefferies expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of City’s officers, directors or employees, or any class of such persons, in connection with the Acquisition relative to the consideration to be paid by the Company pursuant to the Share Purchase Agreement. Jefferies’ opinion was authorized by Jefferies’ Fairness Committee.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of City’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond the Company’s, Seller’s, City’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the consideration to be paid by the Company to Seller pursuant to the Share Purchase Agreement, and were provided to the Company’s Board in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion to the Company’s Board on October 28, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. For purposes of the financial analyses summarized below, the term “implied transaction value” refers to the implied value of the consideration of $116.5 million based on (i) the issuance by the Company of 4.125% unsecured convertible loan notes with a principal amount of $60 million pursuant to the Convertible Note Instrument (as defined in the Share Purchase Agreement); (ii) the issuance by the Company of 5,319,149 shares of the Company common stock based on the Company’s closing price on October 24, 2014, of $6.86; (iii) the payment by the Company of the Final Payment (as defined in the Share Purchase Agreement) in cash; and (iv) the payment by the Company of the Escrow Amount (as defined in the Share Purchase Agreement) in cash. For purposes of Jefferies’ opinion, the Company informed Jefferies, and Jefferies assumed, that the sum of the Final Payment and the Escrow Amount will be an amount equal to $20 million in cash, and that the Connected Debt (as defined in the Share Purchase Agreement) of City will be fully discharged as contemplated by the Share Purchase Agreement on or prior to the closing of the Acquisition.

Selected Public Companies Analysis

Jefferies reviewed selected financial data of City and the following four selected public companies in the retail foreign exchange trading sector:

•	FXCM Inc.
•	GAIN Capital Holdings, Inc.
•	IG Group Holdings plc
•	Plus500 Ltd.

Jefferies reviewed, among other things, the total enterprise values of the selected public companies as multiples of the selected public companies’ calendar year 2015 estimated total gross revenue, referred to as revenue, calendar year 2016 estimated revenue, calendar year 2015 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, and calendar year 2016 estimated EBITDA. Jefferies then applied selected calendar year 2015 estimated revenue, calendar year 2016 estimated revenue, calendar year 2015 estimated EBITDA and calendar year 2016 estimated EBITDA multiples derived from the selected public companies to corresponding data of City. Jefferies also applied selected calendar year 2015 estimated EBITDA and calendar year 2016 estimated EBITDA multiples derived from the selected public companies to corresponding data of City assuming, in each case, synergies identified by the Company’s management and anticipated by the Company to be available to the combined company in connection with the Acquisition valued using a 13.50% - 15.50% discount rate and a terminal growth rate between 1.00% - 3.00%, referred to collectively as synergies. Estimated financial data of the selected public companies was based on publicly available research analysts’ estimates, public filings, market data and other publicly available information, in each case, as of October 24, 2014. Estimated financial data of City was based on information furnished to Jefferies by the Company’s management.

This analysis indicated the following approximate implied enterprise value ranges for City as compared to the implied transaction value of $116.5 million:

Selected Public Company Multiple	Selected Public Company Reference Range	Implied Enterprise Value Range ($millions)	Implied Enterprise Value Range with Synergies ($millions)
EV / 2015E Revenue	0.8x – 1.2x	$108 - $162	—
EV / 2016E Revenue	0.7x – 1.1x	$109 - $172	—
EV / 2015E EBITDA	5.6x – 7.1x	$20 - $25	$268 – $341
EV / 2016E EBITDA	4.7x – 6.0x	$62 - $79	$310 – $395

Selected Precedent Transactions Analysis

Jefferies reviewed certain financial information for the following six recent merger and acquisition transactions in the retail foreign exchange and derivatives trading sectors with transaction values between $28 million and $1 billion. The following table sets forth the selected transactions considered, including their respective dates of announcement:

Date Announced	Buyer	Seller
4/25/2013	GAIN Capital Holdings, Inc.	Global Futures & Forex, LTD
6/14/2012	FXCM Inc.	Lucid Markets Trading Limited
4/20/2011	Monex Group, Inc.	TradeStation Group, Inc.
3/21/2011	Charles Schwab Corp.	OptionsXpress Holdings
1/8/2009	TD Ameritrade Holding Corporation	Thinkorswim Group Inc.
—	Private Transaction

Jefferies reviewed, among other things, transaction values of the selected transactions, calculated as the purchase price for the target company’s equity, as multiples of the target company’s revenue as of the last twelve month period ended September 30, 2014, referred to as LTM, and LTM EBITDA. Jefferies then applied selected LTM revenue and LTM EBITDA multiples derived from the selected transactions to corresponding data of City. Financial data of the selected transactions was based on available research analysts’ estimated, public filings and other information available at the time of announcement. Financial data of City was based on information furnished to Jefferies by the Company’s management.

This analysis indicated the following approximate implied enterprise value ranges for City as compared to the implied transaction value of $116.5 million:

Selected Transaction Multiple	Selected Transaction Reference Range	Implied Enterprise Value Range ($millions)
Transaction Value / LTM Revenue	2.5x – 2.8x	$315 – $353
Transaction Value / LTM EBITDA	10.6x – 11.2x	$112 – $119

Discounted Cash Flow Analyses

Jefferies performed certain discounted cash flow (“DCF”) analyses of City based on the Company management’s forecasts as of September 30, 2014, (i) on a standalone basis and (ii) including the value of synergies identified by the Company’s management and anticipated by the Company to be available to the combined company in connection with the Acquisition valued using a 13.50% - 15.50% discount rate and a terminal growth rate between 1.00% - 3.00%, referred to as the synergies DCF analysis.

Jefferies’ standalone and synergies DCF analyses of City utilized the following assumptions, among others:

•	no cash taxes assumed during the projection period due to utilization of net operating losses for the standalone DCF analysis and a 35% tax rate applied to anticipated synergies for the synergies DCF analysis;

•	a weighted average cost of capital between 13.50% and 15.50% for both the standalone and synergies DCF analyses;

•	a discount rate of 13.50% - 15.50% and a terminal value based on a 2018 EBITDA exit multiple between 5.0x and 7.0x for the standalone DCF analysis; and

•	a 1.61 USD/GBP exchange rate for the standalone DCF analysis.

These analyses indicated the following approximate implied enterprise value range based on the standalone DCF analysis and synergies DCF analysis, each as compared to the implied transaction value of $116.5 million:

DCF Analysis	Implied Enterprise Value Range ($millions)
Standalone	$82 - $118
Standalone with Synergies	$331 - $434

Other Information

Jefferies also noted for the Company’s Board certain additional factors that were not considered part of Jefferies’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	comparison of selected multiples of selected public companies and selected multiples paid in selected precedent merger and acquisition transactions with corresponding implied multiples applicable to City in connection with the Acquisition; and

•	potential pro forma impact of the Acquisition after taking into account, among other things, potential synergies and restructuring costs anticipated by the Company’s management to result from the Acquisition on earnings for calendar year 2015 and 2016.

General

Jefferies’ opinion was one of many factors taken into consideration by the Company’s Board in making its determination to approve the Acquisition and should not be considered determinative of the views of the Company’s Board or management with respect to the Acquisition or the consideration to be paid by the Company to Seller pursuant to the Share Purchase Agreement.

Jefferies was selected by the Company’s Board based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

We have engaged Jefferies to act as our financial advisor in connection with the Acquisition, and Jefferies will receive an aggregate fee of $2.25 million for its services, a substantial portion of which is payable contingent upon consummation of the Acquisition. Jefferies also will be reimbursed, in accordance with the terms of its engagement letter, for expenses incurred. We have agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under such engagement. Jefferies, and certain of its affiliates, have, in the past, provided financial advisory and financing services and clearing and execution services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, Jefferies and certain of its affiliates provide clearing and execution services to Seller and/or certain of its affiliates and engage in certain trading activities with certain affiliates of Seller and may continue to do so and have received, and may receive, fees or other compensation for the rendering of such services or the engagement in such trading activities. Jefferies maintains a market in the Company securities and those of certain affiliates of Seller, and in the ordinary course of Jefferies’ business, Jefferies and its affiliates may trade or hold our securities and/or securities of the Company’s affiliates or certain affiliates of Seller for Jefferies’ own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory, financing and clearing/execution services to the Company, Seller or INCAP or entities that are affiliated with the Company, Seller or INCAP, for which Jefferies would expect to receive compensation.

Share Purchase Agreement

The following is a summary of selected provisions of the Share Purchase Agreement, pursuant to which the Company will acquire the Shares of City. While the Company believes this description covers the material terms of the Share Purchase Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Share Purchase Agreement, which is filed as an exhibit to our current report on Form 8-K/A filed on January 12, 2015 and incorporated by reference into this Proxy Statement. We urge you to read the entire Share Purchase Agreement carefully.

Consideration

Upon the terms and subject to the conditions set forth in the Share Purchase Agreement, the Company has agreed to purchase the Shares of City from the Seller for an aggregate purchase price consisting of (i) $20,000,000 in cash, including $1,000,000 in cash to be held in escrow (the “Escrow Cash”); (ii) the Consideration Shares, including 4,787,234 Considerations Shares to be held in escrow (the “Escrow Shares”); and (iii) Convertible Notes with an aggregate principal amount of $60,000,000, including Convertible Notes with an aggregate principal amount of $54,000,000 to be held in escrow (the “Escrow Notes”).

The Escrow Cash, Escrow Shares, and Escrow Notes will be held in escrow for a period of four years following the Closing Date to secure the purchase price adjustment, any indemnity obligations of the Seller and any liabilities which the Seller may have for breach of warranty under the Share Purchase Agreement, unless earlier released as a result of IPGL’s election to guarantee the obligations of the Seller under the Share Purchase Agreement. The Share Purchase Agreement also provides for staged scheduled releases of the Escrow Cash, Escrow Shares and Escrow Notes over such four year period. The purchase price is subject to upwards or downwards adjustments based on City’s working capital, regulatory capital and cash and debt as of the Closing Date.

Warranties

The Share Purchase Agreement contains warranties made by the Company and Seller as of specific dates. The warranties contained in the Share Purchase Agreement have been negotiated with the principal purpose of establishing the circumstances in which the Company may have an action for breach of warranty (and potentially the ability to recover damages) in the event of a breach, or in which the Company may have the right to terminate the Share Purchase Agreement, rather than establishing matters as facts. Some of these warranties are subject to specified exceptions and qualifications, including exceptions and other information contained in the confidential Disclosure Letter that the parties exchanged in connection with signing the Share Purchase Agreement, which are not included in this Proxy Statement. In addition, some of these warranties are qualified as to materiality. Moreover, information concerning the subject matter of such warranties may change after the date of the Share Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, you should not look to such warranties for information about the Company or the Seller.

The warranties by the Seller (each a “Seller’s Warranty” and collectively, “Sellers Warranties”) relate to a number of matters, including the following:

•	Organization and good standing of the Seller;

•	The right, requisite power and authority of the Seller to sell the Shares and enter into the Share Purchase Agreement and the documents related thereto and the enforceability of the Share Purchase Agreement and the documents related thereto against the Seller;

•	The Seller’s ownership of City and its subsidiaries and the capitalization of City and its subsidiaries;

•	The disclosure and accuracy of City’s and its subsidiaries’ constitutional and corporate documents;

•	Compliance with laws and regulations, including anti-corruption, antitrust and data protection laws;

•	Financial statements of City and its subsidiaries;

•	Absence of certain changes and events since March 31, 2014;

•	The absence of certain adverse effects potentially resulting from the sale of the Shares;

•	The insurance policies of City and its subsidiaries;

•	Absence of powers of attorney given by City or its subsidiaries;

•	No undisclosed disputes or investigations involving City and its subsidiaries;

•	Material contracts of City and its subsidiaries;

•	Transactions between City and its subsidiaries and the Seller;

•	The financing and guarantees of City and its subsidiaries;

•	Absence of insolvency proceedings or similar circumstances involving City and its subsidiaries;

•	City’s and its subsidiaries’ possession and control over their assets;

•	The intellectual property and information technology of City and its subsidiaries;

•	Employment matters;

•	Property owned by City and its subsidiaries;

•	Compliance with environmental laws; and

•	Tax matters.

The warranties by the Company relate to a number of matters, including the following:

•	Organization and good standing of the Company;

•	Corporate power and, upon receiving Company Stockholder Approval, authority to enter into the Share Purchase Agreement and the documents related thereto and the enforceability of the Share Purchase Agreement and the documents related thereto against the Company;

•	The authorization and issuance of the Consideration Shares and Convertible Notes upon receiving Company Stockholder Approval; and

•	Compliance with laws and SEC regulations and requirements.

Conduct of City’s Business Pending Consummation of Transactions

The Seller has agreed that from the date of the Share Purchase Agreement until the Closing Date, City’s business will be conducted in the normal course in the same manner as the business has been carried out before the date of the Share Purchase Agreement. The Seller has also agreed that from the date of the Share Purchase Agreement until the Closing Date, except as specifically allowed under the Share Purchase Agreement, City and its subsidiaries will not engage in, among other things, the following actions (“Seller’s Undertakings”):

•	Acquire or dispose of any assets used or required for the operation of its business or grant any option in respect of any interest in any part of its business;

•	Create, allot or issue, or grant any option over or other right to subscribe or purchase any securities of City and its subsidiaries, or repurchase or redeem any securities, other than the allotment or issue of shares of City to the Seller resulting from the capitalization of certain debt specified in the Share Purchase Agreement;

•	Pass any resolution in a general meeting or by way of written resolution or make any changes to its constitutional documents;

•	Enter into, modify or terminate any material contract or enter into any unusual or abnormal or onerous contract or commitment;

•	Do or omit to do anything which would be reasonably likely to constitute grounds for the termination, revocation, suspension, adverse modification or non-renewal of any license, permission, authority franchise, approval, authority or consent held by it in respect of its business;

•	Subject to certain exceptions, fail to disclose to the Company all communications with regulators and governmental authorities regarding City’s and its subsidiaries’ business or communications with third parties that may be necessary or desirable to disclose to such regulatory or governmental authority;

•	Knowingly contravene any law or regulation if it is reasonably foreseeable that such contravention will result in, among other things, any losses, claims, settlements or judgments against it;

•	Subject to certain exceptions, correspond or meet with any regulator without consulting with the Company;

•	Subject to certain exceptions, incur any capital expenditure on any individual item in excess of $10,000 or which together with all other capital commitments entered into between the date of the Share Purchase Agreement and Closing, exceeds $25,000;

•	Borrow any sum or make any loan, other than with respect to trade credit in the normal course of business;

•	Guarantee or indemnify the obligations of any person;

•	Declare, authorize, make or pay any dividend or any other distribution of its assets, or return capital to shareholders;

•	Make any material amendment to the terms and conditions of employment of any of its directors, officers or employees;

•	Provide any non-contractual benefit to any director, officer, employee or their dependents;

•	Subject to certain exceptions, dismiss or employ any employee with a salary above a specific amount;

•	Institute or settle any legal proceedings relating to its business, except debt collection in the normal course of business;

•	Take specified actions with respect to any intellectual property rights;

•	Enter into any transaction with, or incur any liability to Seller;

•	Make any substantial change in the nature or organization of its business;

•	Discontinue or cease to operate any part of its business;

•	Take specified action with respect to accounting procedures or tax practices;

•	Knowingly contravene or fail to comply with specified actions of the Financial Services Act of 2012; or

•	Enter into any agreement to do any of the above.

The Seller has agreed to use all reasonable endeavors to ensure that City incurs capital expenditures consistent with the budget agreed upon by the Seller and the Company. The Seller has also agreed that it will not take certain actions regarding City’s and its subsidiaries’ employees and City’s and its subsidiaries’ liabilities. The Seller will notify the Company of certain pertinent occurrences or information relating to City’s and its subsidiaries’ business.

Protection of the Company’s Interests

The Seller and INCAP have each agreed, subject to certain exceptions, for a period of two years from the Closing Date, (a) not to carry on any business that competes with City or its subsidiaries in any geographic area where

City or its subsidiaries were engaged in business during the twelve months immediately preceding the Closing Date, (b) not to employ or solicit any current employee of City or any of its subsidiaries engaged in an executive or managerial position and (c) not to use in the course of any business certain words, trade or service marks, business or domain names, and designs or logos associated with City or its subsidiaries.

Indemnification and Limitations on Seller’s Liability

Subject to certain limitations, from and including the Closing Date, the Seller undertakes to indemnify, and to keep indemnified, the Company and City and its subsidiaries against all losses that arise directly or indirectly in connection with certain known and pre-existing claims, complaints and actions.

The Company may not make a claim against the Seller unless the Company provides notice of such claim to the Seller before (i) the fourth anniversary of the Closing Date in the case of claims for breach of tax warranties or tax covenants, (ii) the seventh anniversary of the Closing Date in the case of claims for breach of certain fundamental warranties and (iii) 18 months after the Closing Date in the case of claims for breach of any other warranties of the Seller. Subject to certain exceptions, the Seller’s liability under the Share Purchase Agreement is subject to an aggregate cap of $115,000,000 and, in the case of its liability in respect of breaches of the Seller’s Warranties (other than certain fundamental warranties) and tax covenants, a subcap of $48,000,000. The Seller’s liability in respect of claims arising from the breach of the Seller’s Warranties (other than certain fundamental warranties) is also subject to a threshold of $1,000,000.

INCAP and IPGL Guarantees

INCAP has guaranteed the payment obligations of the Seller under the Share Purchase Agreement for a period of seven years following the Closing Date, unless IPGL elects to guarantee the payment obligations of the Seller under the Share Purchase Agreement prior to such time but on or after 18 months following the Closing Date. The total amount recoverable by the Company from INCAP (or IPGL if it elects to guarantee the payment obligations of the Seller under the Share Purchase Agreement) shall not exceed $103,500,000.

Stockholders Meeting

The Share Purchase Agreement requires the Company to cause a meeting of its stockholders to be duly called and held for the purpose of voting approval of the Issuance. The Board is required to recommend to the Company’s stockholders their approval of the Issuance, use all reasonable endeavors to obtain such approval, and otherwise comply with all legal requirements applicable to such meeting. However, if the Board determines that making the recommendation would be inconsistent with its fiduciary duties, it can fail to make, withdraw or modify its recommendation.

Conditions to Closing

The closing of the Share Purchase Agreement is conditional on the following conditions (the “Conditions”) having been satisfied or waived in accordance with the Share Purchase Agreement on or before the Long Stop Date:

•	The U.K. Financial Conduct Authority having approved the acquisition of control of City Index Limited (a City subsidiary) by the Company (which approval was obtained on December 29, 2014);

•	The Monetary Authority of Singapore having provided written approval in satisfaction of the requirements in relevant local laws and any other conditions in the capital markets services license of City Index Asia Pte Limited (a City subsidiary);

•	The Company having received all approvals required by section 11.10 of National Instrument 31-103 (Registration Requirements, Exemptions and Ongoing Registrant Obligations) and Dealer Member Rule 5.4. of the Investment Industry Regulatory Organization of Canada;

•	No communication from ASIC having been received by the Company or City Index Australia Pty Limited (a City subsidiary) to the effect that ASIC has any material objection or concern in connection with the transaction contemplated by the Share Purchase Agreement, or which suggests that ASIC may do, or refrain from doing, anything which may have a material adverse impact on the licenses or authorizations of the Company or City Index Australia Pty Limited in Australia;

•	The receipt of approval from the Company’s stockholders of the Issuance; and

•	The grant of a license to assign or underlet a specified property which is used as City’s offices in London.

Termination of the Share Purchase Agreement

The Share Purchase Agreement may be terminated at any time prior to closing of the sale and purchase of the Shares in accordance with the Share Purchase Agreement if any of the following occurs:

•	The Seller does not comply with certain of its obligations in connection with closing in any material respect and the Company gives notice to the Seller to terminate the Share Purchase Agreement;

•	Any of the Conditions has not been satisfied or waived in accordance with the Share Purchase agreement by the Long Stop Date; or

•	The Company becomes aware of (i) any fact, matter or event, which constitutes a Material Breach of a Seller’s Warranty; and/or (ii) any fact, matter, or event, which constitutes a Material Breach of any of the Seller’s Undertakings, and the Company elects to terminate the Share Purchase Agreement. For purposes of determining the Company’s right to terminate, a “Material Breach” means a breach of a Seller’s Warranty or a breach of any of the Seller’s Undertakings which would entitle the Company to damages equal to or greater than $5,000,000.

The Company is obligated to pay to Seller a fee of $1,000,000 if the Company does not obtain Company Stockholder Approval.

Stockholders’ Agreement

In connection with the Share Purchase Agreement, the Company entered into the Stockholders’ Agreement with the Seller, INCAP, Francisco Partners II, L.P., Sun Luxco I, Sarl and Sun Luxco II, Sarl (each, a “Stockholder” and together, the “Stockholders”) dated as of October 31, 2014. The following is a summary of selected provisions of the Stockholders’ Agreement. The description of the Stockholders’ Agreement in this Proxy Statement has been included to provide you with information regarding its terms. While the Company believes this description covers the material terms of the Stockholders’ Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Stockholders’ Agreement, which is filed as an exhibit to our current report on Form 8-K/A filed on January 12, 2015 and incorporated by reference into this Proxy Statement. We urge you to read the entire Stockholders’ Agreement carefully.

Board Composition

Under the terms and subject to the conditions of the Stockholders’ Agreement, including the satisfaction of the eligibility standards established by the Company’s Nominating and Corporate Governance Committee, INCAP will have the right to nominate one director to the Board and the Company will increase the size of the Board by one member upon INCAP’s request to nominate its director designee to the Board. INCAP’s director designee shall be entitled to remain a director, subject to certain conditions, until the earlier of such time as (i) INCAP’s beneficial ownership falls below the Ownership Threshold and (ii) INCAP’s right to nominate a director is terminated by the Company following such time as INCAP ceases to be controlled by the direct or indirect equity holders of INCAP as of the date of the Stockholders’ Agreement. At any time INCAP’s director designee is not serving on the Board and INCAP has the right to nominate a director under the Stockholders’ Agreement, INCAP has the right to designate one individual as a non-voting observer to the Board.

Each of the Stockholders agrees to vote all voting securities held by it or over which it has voting power for all of the nominees on the slate of directors recommended for election by the Board at the 2015 annual meeting of the stockholders of the Company.

Stockholder Standstill

Subject to the rights of each Stockholder to vote its voting securities, enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, certain fundamental transactions involving the Company, each Stockholder agrees that it will not, among other things, directly or indirectly:

•	Make, or in any way participate in, any solicitation of proxies to vote with respect to the voting of any voting securities of the Company;

•	Form, join or otherwise participate in a group with respect to any voting securities of the Company; or

•	Seek, propose or otherwise act in concert with others to influence or control the management, Board or policies of the Company.

The foregoing standstill provisions will cease to apply to a Stockholder upon the earlier to occur of (i) the time at which the Stockholder and its affiliates beneficially own less than the Ownership Threshold, (ii) five years from the date of the Stockholders’ Agreement and (iii) the public announcement by the Company that it has entered into a definitive agreement with respect to a fundamental transaction with a third party.

Restrictions on Transfer

Each of the Stockholders agrees that it will not transfer any securities of the Company (i) in contravention of the terms and conditions of the Stockholders’ Agreement, (ii) unless there is an effective registration statement under the Securities Act covering such Company securities, the sale is made in accordance with Rule 144 under the Securities Act, or such transfer is exempt from registration requirements of the Securities Act or (iii) if such transfer would violate any other applicable securities or “blue sky” laws. Notwithstanding the foregoing, subject to certain conditions, each of the Stockholders may at any time transfer any or all of its Company securities to permitted transferees without the consent of the Company.

The restrictions on transfers set forth in the Stockholders’ Agreement provide that prior to the second anniversary of the date of the Stockholders’ Agreement, no Stockholder will, without the Company’s prior written consent, transfer any Company securities, except:

•	A Stockholder may transfer Company securities to one or more of its permitted transferees as described above;

•	A Stockholder may transfer Company securities that comprise up to 16.67% of the initial ownership of such stockholder, the exact number of shares to be determined prior to the Closing Date, every three months following the date that is six months after the Closing Date, plus any unsold allotment that is not sold during any prior three month period; and

•	A Stockholder may transfer Company securities into a tender or exchange offer for the Company’s outstanding Common Stock.

Convertible Notes Indenture

The Company will issue $60 million in aggregate principal amount of Convertible Notes as part of the consideration for the Shares. The Convertible Notes will be issued pursuant to the Indenture, which will be dated on or about the Closing Date. The following is a summary of selected provisions of the Indenture and the Convertible Notes. While the Company believes this description covers the material terms of the Indenture and the Convertible Notes, it may not contain all of the information that is important to you and is qualified in its entirety by the Indenture, which is filed as an exhibit to our current report on Form 8-K/A filed on January 12, 2015 and incorporated by reference into this Proxy Statement. We urge you to read the entire Indenture carefully.

Principal Amount

The aggregate principal amount of Convertible Notes issuable pursuant to the Indenture will be limited to $60 million.

Maturity

The Maturity Date will be approximately five years from the date of issuance. The Convertible Notes will be due and payable in full in cash on the Maturity Date, except to the extent any of the Convertible Notes have previously been repurchased, converted into shares of Common Stock or redeemed by the Company.

Interest

The Convertible Notes will bear interest at a fixed rate of 4.125% per year, payable in cash to the holders of the Convertible Notes semi-annually in arrears.

Conversion

Prior to the date that is six months immediately preceding the Maturity Date, the Convertible Notes will be convertible only upon the occurrence of specified events set forth in the Indenture. Thereafter, until the close of business on the business day immediately preceding the Maturity Date, holders may convert their Convertible Notes at any time.

The Company will settle conversions of the Convertible Notes by paying or delivering, as the case may be, cash, shares of Common Stock or a combination thereof, at its election. The conversion rate for the Convertible Notes will be equal to $1,000, divided by the initial conversion price, rounded to the nearest 1/10,000th share of Common Stock. The initial conversion price will be equal to 125% of the arithmetic average of the daily volume-weighted average price for the Common Stock over the 20 consecutive trading day period ending on, and including, the trading day immediately preceding the Closing Date; provided that the initial conversion price (x) shall not exceed the greater of (i) $9.25 and (ii) the last reported sale price of the Common Stock on the Closing Date and (y) shall not be less than $7.20. The conversion rate and the corresponding conversion price will be subject to customary anti-dilution adjustments, as described in the Indenture, including, but not limited to, Common Stock splits, Common Stock combinations, issuances of Common Stock as a dividend on the Common Stock, issuances of options rights, warrants or other securities of the Company as a dividend on the Common Stock, payment by the Company of any cash dividend in excess of $0.05 per quarter per share of Common Stock, and above-market tender offers or exchange offers by the Company or its subsidiaries for the Common Stock. In addition, in certain circumstances, the Company may be required to increase the conversion rate for any Convertible Notes converted in connection with a make-whole fundamental change (as defined in the Indenture).

Stockholders are being asked to approve the issuance of all shares of Common Stock that may be issuable upon the conversion of the Convertible Notes, including in connection with any adjustment to the conversion rate pursuant to the foregoing provisions.

Repurchase at the Option of the Holder

If the Company undergoes a fundamental change (as defined in the Indenture), holders may require the Company to repurchase for cash all or part of their Convertible Notes at a purchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase.

Redemption at the Option of the Company

Prior to the date that is two years immediately preceding the Maturity Date, the Company will not have the right to redeem the Convertible Notes. During the two year period immediately preceding the Maturity Date, the Company may redeem for cash all, but not less than all, of the Convertible Notes if the last reported sale price of the Common Stock equals or exceeds 130% of the conversion price for the Convertible Notes for at least 20 trading days, whether or not consecutive, during the 30 consecutive trading day period ending on the trading day immediately preceding the date the Company delivers notice of redemption. If the Company elects to redeem the Convertible Notes, holders may convert their Convertible Notes at any time prior to the close of business on the business day immediately preceding the redemption date.

Events of Default

The Indenture will contain events of default customary for convertible debt securities (with customary grace periods, as applicable) and will provide that, upon the occurrence of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Convertible Notes will become due and payable immediately without further action or notice. If any other type of event of default occurs and is continuing, then the holders of at least 25% in aggregate principal amount of the then outstanding Convertible Notes or the trustee may declare all of the outstanding Convertible Notes to be due and payable immediately.

Covenants of the Company

The Indenture will contain customary covenants for convertible debt securities, including, but not limited to, the following:

•	The Company will timely pay the principal and interest on the Convertible Notes.

•	For so long as any Convertible Notes are outstanding, the Company will provide the holders of the Convertible Notes copies of all quarterly and annual reports that the Company is required to deliver to the SEC on Forms 10-Q and 10-K, and any other documents, information or other reports that the Company is required to file with the SEC under Sections 13 or 15(d) of the Exchange Act.

•	The Company will not consolidate or merge with or into another person or sell, convey, transfer or lease all or substantially all of its properties and assets to another person unless (i) either (A) the Company is the surviving corporation, or (B) the resulting, surviving or transferee person is a corporation existing under the laws of the United States or any state thereof, and expressly assumes all of the obligations of the Company under the Indenture.

The Indenture will not contain any financial covenants or restrict the ability of the Company to incur additional debt in the future.

Ranking

The Convertible Notes will be the senior, unsecured obligations of the Company and will rank equal in right of payment with its existing and future senior, unsecured debt, and will be senior in right of payment to any future debt that is expressly subordinated to the Convertible Notes. The Convertible Notes will be structurally subordinated to all debt and other liabilities and commitments of the Company’s subsidiaries, including trade payables and any guarantees that they may provide with respect to any of the Company’s existing or future debt, and will be effectively subordinated to any secured debt that the Company may incur to the extent of the assets securing such debt.

Registration Rights Agreement

On the Closing Date, the Company will enter into the RRA with the Other Investors, the Seller and INCAP. At the time the Company entered into the Share Purchase Agreement with the Seller, INCAP and IPGL, it was contemplated that the Edison Entities would be parties to the RRA. However, the Edison Entities have since divested their holdings in the Company and will therefore not be parties to the RRA. Pursuant to the terms of the RRA, upon the request of the Seller, any Other Investor or other parties to the RRA holding Registrable Securities, the Company must use its reasonable best efforts to prepare and file a registration statement registering the offer and sale of the number of shares of Registrable Securities requested to be registered in such request. The Company must also use reasonable best efforts to file and cause to become effective a shelf registration statement registering all Registrable Securities within six months of the Closing Date. The Company shall use its reasonable best efforts to keep such shelf registration statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by holders of Registrable Securities until the earlier of (i) three years following the effectiveness under the Securities Act of the shelf registration statement and (ii) the date on which each of the holders of Registrable Securities is permitted to sell all of its Registrable Securities without registration pursuant to Rule 144 without limitation or restriction under any of the requirements of Rule 144. The Seller and the Other Investors also have customary piggy-back registration rights under the RRA.

Neither the Other Investors (taken together) nor the Seller may request a registration of Registrable Securities more than twice and Seller may not request a registration of Registrable Securities prior to the second anniversary of the Closing Date. The Seller’s and the Other Investors’ registration rights are also subject to additional limitations, including a limitation that no registration is required by the Company unless the anticipated aggregate price to the public (after deduction for underwriter’s discounts and expenses related to the issuance) of the Registrable Securities requested to be registered is equal to or greater than $20,000,000.

Concurrently with the entry into the RRA by the Company, the Other Investors, the Seller and INCAP, the Amended and Restated Investor Rights Agreement dated January 11, 2008 among the Company, the Other Investors, the Edison Entities, Mark Galant, The Mark E. Galant 2007 GRAT, Cross Atlantic Technology Fund, L.P., Blue Rock Capital, L.P., Tudor Ventures II, L.P., The Raptor Global Portfolio, Ltd., ALTAR Rock Fund L.P., 3i U.S. Growth Partners L.P. and 3i Technology Partners III L.P, as amended by the Amendment to the Investor Rights Agreement dated November 18, 2013 among the Company, the Other Investors, Edison Venture Fund IV SBIC L.P. and Mark E. Galant, pursuant to which the Other Investors had certain registration and other rights, will be automatically terminated.

The description of the RRA in this Proxy Statement has been included to provide you with information regarding its terms. While the Company believes this description covers the material terms of the RRA, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the RRA, which is filed as an exhibit to our current report on Form 8-K/A filed on January  12, 2015 and incorporated by reference into this Proxy Statement. We urge you to read the entire RRA carefully.

Side Letter with the Other Investors

On October 31, 2014, in connection with the RRA to be entered at the closing of the Acquisition by the Company, the Seller, INCAP and each Other Investor, the Company, the Other Investors and the Edison Entities entered into the Side Letter. Since entering into the Side Letter, the Edison Entities have divested their share ownership in the Company in a manner resulting in the termination of their rights under the Side Letter and the IRA. Pursuant to the Side Letter, the Company and the Other Investors agreed, among other things, that concurrently with the closing of the Acquisition, each Other Investor will enter into the RRA and the IRA will be automatically terminated.

In addition, in order to preserve certain rights of the Other Investors under the IRA following its termination and entry into the RRA, the Side Letter provides that, effective as of the entry into the RRA by the parties thereto, among other things:

•	The Company will reimburse each member of the Board for all reasonable out of pocket expenses incurred in connection with the performance of such member’s duties as a director and other reasonable expenses incurred that are pre-approved by the Company;

•	The Company’s Certificate of Incorporation will provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company will enter into indemnification contracts with each of its directors to indemnify such directors to the maximum extent permissible under Delaware law;

•	The Company will maintain directors and officers liability insurance covering the directors and officers of the Company in an amount of at least $10,000,000; and

•	Any Other Investor’s representatives on the Board will be accorded no less favorable treatment than the treatment which any other member of the Board receives in his or her capacity as a member of the Board with respect to all matters, except in respect of equity compensation received by independent directors.

The obligations of the Company under the Side Letter will terminate with respect to each Other Investor on the earliest to occur of (i) the termination of the Share Purchase Agreement without closing thereunder, (ii) the date on which such Other Investor does not have any representatives on the Board and (iii)  mutual agreement between such Other Investor and the Company to terminate such obligations.

Regulatory Approvals and Regulatory Notifications To Be Obtained in Connection with the Acquisition

Closing of the Acquisition described herein is subject to the following regulatory approvals and regulatory notifications:

•	The U.K. Financial Conduct Authority having approved the acquisition of control of City Index Limited (a City subsidiary) by the Company (which approval was obtained on December 29, 2014);

•	The Monetary Authority of Singapore having provided written approval in satisfaction of the requirements in relevant local laws and any other conditions in the capital markets services license of City Index Asia Pte Limited (a City subsidiary);

•	The Company having received all approvals required by section 11.10 of National Instrument 31-103 (Registration Requirements, Exemptions and Ongoing Registrant Obligations) and Dealer Member Rule 5.4. of the Investment Industry Regulatory Organization of Canada; and

•	No communication from ASIC having been received by the Company or City Index Australia Pty Limited (a City subsidiary) within a time period of no later than six months from submission of the relevant notification to ASIC, to the effect that ASIC has any material objection or concern in connection with the transaction contemplated by the Share Purchase Agreement, or which suggests that ASIC may do, or refrain from doing, anything which may have a material adverse impact on the licenses or authorizations of the Company or City Index Australia Pty Limited in Australia.

In the United States, the Company must comply with applicable federal and state securities laws and the NYSE Listing Rules in connection with the Issuance. The rules of the NYSE require stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if the issuance would constitute more than 20% of the total number of shares of common stock outstanding before the issuance.

Interests of Certain of our Directors and Executive Officers in the Acquisition

On the Closing Date, the Company will enter into the RRA with the Other Investors, the Seller and INCAP. In connection with the RRA, the Company, the Other Investors and the Edison Entities entered into the Side Letter. At the time the Company entered into the Share Purchase Agreement with the Seller, INCAP and IPGL and the Side Letter with the Other Investors and the Edison Entities, it was contemplated that the Edison Entities would be parties to the RRA. However, the Edison Entities have since divested their holdings in the Company and will therefore not be parties to the RRA. Although the Edison Entities are parties to the Side Letter, they no longer hold shares in the Company. Certain affiliates of the Other Investors are members of the Board. One purpose of the RRA and Side Letter is to preserve certain rights of the Other Investors. For a description of the RRA and Side Letter, please refer to “Proposal No. 1 Approval of the Issuance—Side Letter with the Other Investors” and “Proposal No. 1 Approval of the Issuance—Registration Rights Agreement.”

Impact of the Issuance on Existing Stockholders

The Issuance will significantly dilute the Common Stock ownership percentages of our existing stockholders. When the Acquisition is completed, there will be an additional 5,319,149 shares of Common Stock outstanding. In addition, although it is not possible to determine the exact maximum number of shares of Common Stock that will be issuable upon conversion of the Convertible Notes until the Convertible Notes are issued on or around the Closing Date, to the extent that the Company elects to settle any conversions of the Convertible Notes by issuing shares of its Common Stock or a combination of cash and shares of its Common Stock, the Convertible Notes will have a dilutive effect on the Company’s Common Stock, and such dilutive effect may be substantial. When the Acquisition is completed, the Common Stock owned by the Seller, including the maximum number of shares of Common Stock issuable upon conversion of the Convertible Notes, will likely represent more than 20% of the issued and outstanding shares of the Company’s Common Stock as of the Record Date on a fully diluted basis.

As a result of the Issuance, the Seller will become a significant stockholder of the Company with substantial influence over matters submitted to a vote of our stockholders, including the election of directors, amendment of our organizational documents, acquisitions or other business combinations involving the Company and potentially the ability to prevent extraordinary transactions such as a takeover attempt. In addition, as a result of the Acquisition, INCAP will have representation on the Board. Under the terms and subject to the conditions of the Stockholders’ Agreement, INCAP will have the right to nominate one director to the Board and the Company will increase the size of the Board by one member upon INCAP’s request to nominate its director designee to the Board.

Dissenters’ or Appraisal Rights of Existing Stockholders

Under applicable Delaware law, the Company’s stockholders do not have dissenters’ or appraisal rights in connection with the Issuance, and we do not plan to independently provide stockholders with any such rights.

Vote Required and Recommendation of the Board

With respect to the proposal for the approval of the Issuance, you may vote in favor of the proposal, against the proposal or abstain from voting on the proposal. Approval of the proposal requires the affirmative vote of the holders of a majority in voting power of the shares of stock present or represented and voting on the proposal (provided that a quorum is present at the Meeting). Abstentions, failures to vote and broker non-votes, if any, are not considered votes cast and will therefore have no effect on the outcome of the vote on this proposal.

The Board evaluated the Acquisition and consulted with our management and financial and legal advisors. The Board:

•	Determined that the Acquisition, including the Issuance, is advisable and in the best interests of the Company and its stockholders and unanimously approved the Acquisition; and

•	Determined to recommend that our stockholders approve the Issuance.

In reaching these decisions, the Board consulted with its financial advisors and legal counsel and with management, and considered many factors, including without limitation the following, each of which the Board believed supported its decision:

•	The Issuance is required to complete the Acquisition;

•	The fact that the Acquisition is expected to increase scale in the Company’s operations with respect to funded accounts, customer assets and retail trading volume;

•	The fact that the Acquisition is expected to diversify the Company’s global footprint and position the combined company as a top provider in several key global markets;

•	The fact that the Acquisition is expected to lead to further diversification of the Company’s retail business;

•	The fact that the Acquisition is expected to provide a number of financial benefits, including fixed operating expense synergies, a positive impact on the Company’s earnings, positive tax attributes and an increase in the Company’s liquidity;

•	Our ability to use the Common Stock as currency, compared to the cost of capital that would be required for us to achieve the same expansion of our business through internal growth;

•	Historical and current information concerning the Company’s and City’s respective businesses, including trends in financial performance, financial condition, operations and competitive position;

•	The terms and conditions of the Share Purchase Agreement, including the purchase price;

•	Our prospects if the Acquisition is not completed; and

•	The Company’s historical stock price and the price at which the Common Stock may be issued to the Seller in connection with the Acquisition and the potential conversion rate of the Convertible Notes.

In the course of its deliberations, the Board also considered a variety of risks and other potentially negative factors concerning the Acquisition, including the following:

•	The substantial dilution to the Company’s stockholders as a result of the Issuance;

•	The risk that the Acquisition might not be completed in a timely manner or at all due to failure to satisfy the closing conditions, a number of which are outside of the Company’s control;

•	If the Acquisition is not completed, the potential adverse effect of the public announcement of the termination of the Acquisition on our business;

•	The possible volatility, at least in the short term, of the trading price of the Common Stock resulting from the announcement and pendency of the Acquisition and the Issuance;

•	The fact that under the Stockholders’ Agreement, INCAP will have the right to nominate one director to the Board and the Company will increase the size of the Board by one member upon INCAP’s request to nominate its director designee to the Board;

•	The fact that the Seller’s large ownership stake may make it more difficult and expensive for a third party to pursue a strategic transaction with the Company in the future, including a change of control of the Company, even if such a transaction would generally benefit the Company’s stockholders;

•	The possibility that the financial and strategic benefits expected to be achieved by the Acquisition might not be obtained on a timely basis or at all, which would have a detrimental impact on our ability to become more profitable and to fund our debt obligations; and

•	The risks and costs that could be borne by us if the Acquisition is not completed, including the diversion of management and employee attention prior to completion of the Acquisition, and the potential adverse effect on our business.

The Board also considered a number of risks involved with the Acquisition which are described under the section entitled “Risk Factors” in this Proxy Statement.

The foregoing discussion of the information considered by the Board is not exhaustive, but includes the material factors that the Board considered in approving the Acquisition and related agreements, and recommending approval of the Issuance by the Company’s stockholders. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Acquisition and the complexity of these factors, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual directors may have assigned different weights to different factors. The Board did not reach any specific conclusion on each factor considered, but instead conducted an overall analysis of the totality of the benefits and risks relating to the Acquisition. The Board discussed the factors described above, including asking questions of senior management and legal and financial advisors, and determined that the Acquisition was advisable and in the best interests of the Company and its stockholders.

AFTER CAREFUL CONSIDERATION, THE BOARD RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ISSUANCE.

PROPOSAL NO. 2

APPROVAL OF THE CHARTER AMENDMENT PROPOSAL

Our Certificate of Incorporation currently authorizes us to issue up to 60,000,000 shares of Common Stock. As of January 9, 2015, we had 42,989,250 shares of Common Stock outstanding (not including 2,596,175 shares held by the Company as treasury stock). Although the Issuance will not result in the number of outstanding shares of Common Stock exceeding the number of authorized shares under our Certificate of Incorporation, the Company believes it is prudent and in the best interests of our stockholders to amend the Certificate of Incorporation to increase the number of authorized shares. Increasing the number of authorized shares will provide us with the flexibility to engage in transactions that require the issuance of Common Stock with greater effectiveness and would allow us to react more quickly to certain possible acquisition or financing opportunities. As a result, we are asking our stockholders to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 60,000,000 to 120,000,000. The full text of the proposed amendment is included as Annex B to this proxy statement and incorporated herein by reference.

Vote Required and Board Recommendation

With respect to the charter amendment proposal, you may vote in favor of the proposal, against the proposal or abstain from voting on the proposal. Approval of the proposal requires the affirmative vote of the holders of a majority of the stock entitled to vote on the proposal (provided that a quorum is present at the meeting). Abstentions, failures to vote and broker non-votes, if any, will have the effect of a vote “AGAINST” the proposal.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL NO. 3

APPROVAL OF REMOVAL OF THE AGGREGATE SHARE CAP AND THE CONVERSION SHARE CAP FROM THE TERMS OF THE EXISTING CONVERTIBLE NOTES AND THE EXISTING INDENTURE

The Company’s Existing 4.125% Convertible Senior Notes due 2018

On November 27, 2013, the Company issued the Existing Convertible Notes in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The Existing Convertible Notes were issued pursuant to the Existing Indenture between the Company and the Bank of New York Mellon, as trustee. The Existing Convertible Notes bear interest at a fixed rate of 4.125% per year, payable semiannually in arrears on June 1 and December 1 of each year, and will mature on December 1, 2018, unless earlier converted, redeemed or repurchased.

Removal of Share Cap

The Existing Convertible Notes are convertible into cash, shares of the Company’s Common Stock, or a combination thereof, at the Company’s election; provided that, prior to obtaining stockholder approval to issue shares of Common Stock in excess of the Aggregate Share Cap (as defined in the Existing Indenture) (i) the Company must settle conversions of the Existing Convertible Notes by paying and delivering, as the case may be, a combination of cash and shares of Common Stock with a Specified Dollar Amount (as defined in the Existing Indenture) of at least $1,000 per $1,000 principal amount of Existing Convertible Notes, (ii) the number of shares of Common Stock deliverable upon conversion of all Existing Convertible Notes in the aggregate may not exceed the Aggregate Share Cap and (iii) the number of shares of Common Stock deliverable upon conversion of each $1,000 principal amount of Existing Convertible Notes may not exceed the Conversion Share Cap (as defined in the Existing Indenture).

Stockholders are being asked to approve the removal of the Aggregate Share Cap and the Conversion Share Cap from the terms of the Existing Convertible Notes and the Existing Indenture in order to provide the Company with additional flexibility in determining how to settle the Existing Convertible Notes. If Proposal No. 3 is approved (x) the number of shares of Common Stock delivered upon conversion of the Existing Convertible Notes will not be subject to the Aggregate Share Cap or the Conversion Share Cap and (y) the Company will have the right to settle conversions of its Existing Convertible Notes by paying cash, delivering solely shares of its Common Stock, or paying and delivering, as the case may be, any combination of cash and shares of its Common Stock, with any Specified Dollar Amount, at the Company’s election. Consequently, as of the date hereof, a total of 9,009,008 shares of Common Stock would be reserved for issuance upon conversion of the Existing Convertible Notes, as such number may be adjusted pursuant to the terms of the Existing Indenture and which includes 7,801,711 shares of Common Stock that are already reserved for issuance upon conversion of the Existing Convertible Notes.

Vote Required and Board Recommendation

With respect to the proposal for the removal of the Aggregate Share Cap and the Conversion Share Cap from the terms of the Existing Convertible Notes and the Existing Indenture, you may vote in favor of the proposal, against the proposal or abstain from voting on the proposal. Approval of the proposal requires the affirmative vote of the holders of a majority in voting power of the shares of stock present or represented and voting on the proposal (provided that a quorum is present at the Meeting). Abstentions, failures to vote and broker non-votes, if any, are not considered votes cast and will therefore have no effect on the outcome of the vote on this proposal.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE REMOVAL OF THE AGGREGATE SHARE CAP AND THE CONVERSION SHARE CAP FROM THE TERMS OF THE EXISTING CONVERTIBLE NOTES AND THE EXISTING INDENTURE.

PROPOSAL NO. 4

APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE MEETING

Adjournment or Postponement

If there are insufficient votes at the time of the Meeting to approve Proposal Nos. 1, 2 or 3, we may propose to adjourn the Meeting for the purpose of soliciting additional proxies to approve Proposal Nos. 1, 2 or 3. We currently do not intend to propose adjournment at the Meeting if there are sufficient votes to approve Proposal Nos. 1, 2 and 3. The Board believes this proposal to be advisable and in the best interests of the Company’s stockholders because it gives the Company the flexibility to solicit the vote of additional holders of the Company’s voting securities to vote on matters the Board deems important to the Company.

Vote Required and Board Recommendation

With respect to the adjournment proposal, you may vote in favor of the proposal, against the proposal or abstain from voting on the proposal. Approval of the proposal requires the affirmative vote of the holders of a majority in voting power of the shares of stock present or represented and voting on the proposal (provided that a quorum is present at the Meeting). Abstentions, failures to vote and broker non-votes, if any, are not considered votes cast and will therefore have no effect on the outcome of the vote on this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Delaware General Corporation Law and our Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to our Form S-1, filed with the SEC on November 24, 2010. To obtain copies of these and other filings, please see the section entitled “Where You Can Find More Information” in this Proxy Statement.

General

Our Certificate of Incorporation provides that we may issue up to 75,000,000 shares of stock, consisting of 60,000,000 shares of Common Stock, $0.00001 par value per share, and 15,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”). As of the Record Date, 42,989,250 shares of Common Stock were issued and outstanding (not including 2,596,175 shares held by the Company as treasury stock), and no shares of Preferred Stock were issued and outstanding.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by our Board out of funds legally available, subject to preferences that may be applicable to Preferred Stock, if any, then outstanding. In the event of a liquidation, dissolution or winding up of our company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

The Board is authorized to issue Preferred Stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of these shares and any qualifications, limitations or restrictions thereof. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, we have no plans to issue any of the Preferred Stock.

Restricted Stock Units

Restricted stock units are units that represent shares of our stock. Under the GAIN Capital Holdings, Inc. 2010 Omnibus Incentive Compensation Plan, (the “2010 Plan”), restricted stock units become payable on terms and conditions determined by the Board, or a committee consisting of members of the Board, and are payable in cash or shares of our stock as determined by the committee. Our restricted stock unit grants vest at the rate of 25.0% per year over four years beginning on the first anniversary of the date of grant. All unvested restricted stock units are forfeited if the grantee’s employment or service is terminated for any reason, unless the committee determines otherwise. Certain of our officers and directors are also entitled to certain additional vesting with respect to their outstanding equity grants in the event they are terminated without cause or upon a change in control. We have also granted restricted stock units that vest upon attainment of performance criteria from time to time. Once vested, delivery of the vested restricted stock units is made upon the occurrence of a specified date, or upon the occurrence of a change in control or the grantee’s separation from service or death, whichever is earliest. In the event of a change in control, in the case of outstanding restricted stock units held by all grantees, all restricted stock units vest, unless the committee determines otherwise. As of January 8, 2015, approximately 1.1 million restricted stock units were outstanding, which were all non-vested.

Registration Rights

On the Closing Date, the Company will enter into the RRA with the Other Investors, the Seller and INCAP. Pursuant to the terms of the RRA, upon the request of the Seller, any Other Investor or other parties to the RRA holding Registrable Securities, the Company must use its reasonable best efforts to prepare and file a registration statement registering the offer and sale of the number of shares of Registrable Securities requested to be registered in such request. Neither the Other Investors (taken together) nor the Seller may request a registration of Registrable Securities more than twice and Seller may not request a registration of Registrable Securities prior to the second anniversary of the Closing Date. The Seller’s and the Other Investors’ registration rights are also subject to additional limitations, including a limitation that no registration is required by the Company unless the anticipated aggregate price to the public (after deduction for underwriter’s discounts and expenses related to the issuance) of the Registrable Securities requested to be registered is equal to or greater than $20,000,000. The Company must also use reasonable best efforts to file and cause to become effective a shelf registration statement registering all Registrable Securities within six months of the Closing Date. The Seller and the Other Investors also have customary piggy-back registration rights under the RRA.

Anti-Takeover Effects of Our Certificate of Incorporation and By-laws and Delaware Law

Some provisions of Delaware law and our Certificate of Incorporation and By-laws could make the following transactions more difficult:

•	Acquisition of the Company by means of a tender offer, a proxy contest or otherwise; and

•	Removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate first with the Board. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if the Board determines that a takeover is not in the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Election and Removal of Directors. Our Certificate of Incorporation and By-laws contain provisions that establish specific procedures for appointing and removing members of the Board. Under our Certificate of Incorporation and By-laws, the Board consists of three classes of directors: Class I, Class II and Class III. A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, under certain circumstances, directors shall be elected by a plurality of the votes cast at any meeting of stockholders. Each director will serve a three-year term and will stand for election upon the third anniversary of the annual meeting at which such director was elected. In addition, our Certificate of Incorporation and By-laws provide that vacancies and newly created directorships on the Board may be filled only by a majority of the directors then serving on the Board, except as otherwise required by law or by resolution of the Board. Directors may be removed by the stockholders only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Special Stockholder Meetings. Under our Certificate of Incorporation and By-laws, only the Board, the Chairman of the Board, the President and the Chief Executive Officer may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our By-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, which is an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

Elimination of Stockholder Action by Written Consent. Our Certificate of Incorporation and By-laws eliminate the right of stockholders to act by written consent without a meeting.

No Cumulative Voting. Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s Certificate of Incorporation authorizes cumulative voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the Board. Without cumulative voting, a minority stockholder will not be able to gain as many seats on the Board based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on the Board to influence its decision regarding a takeover.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

Stockholder Rights Plan. We have adopted a stockholder rights plan, commonly referred to as a poison pill. The stockholder rights plan is designed to reduce the likelihood that a potential acquirer would gain control of the Company by open market accumulation or other tactics without paying an appropriate premium for all of the Company’s shares. Under the plan, rights will be distributed as a dividend at the rate of one right for each share of Common Stock of the company held by stockholders of record at the close of business on April 22, 2013. Each right will entitle stockholders to buy, upon occurrence of certain events, one one-hundredth of a share of a new series of participating Preferred Stock at an exercise price of $17.00. The rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company’s Common Stock, or commences a tender or exchange offer that, upon consummation, would result in a person or group owning 15% or more of the Company’s Common Stock, subject to certain exceptions. Under certain circumstances the new rights are redeemable at a price of $0.01 per right. Unless earlier exchanged, redeemed, amended or exercised, the rights will expire on April 9, 2016.

Amendment of Certificate of Incorporation Provisions. The amendment of certain of the above provisions in our Certificate of Incorporation and By-laws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

These and other provisions could have the effect of discouraging others from attempting hostile takeovers, and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent

The transfer agent for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “GCAP.”

SELECTED FINANCIAL DATA OF THE COMPANY

The selected historical consolidated financial information of the Company for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 is set forth in the Company’s 2013 Annual Report, which is incorporated by reference herein. The financial information incorporated herein by reference should be read in conjunction with, and is qualified in its entirety by reference to the “Part II—Item 8. Financial Statements and Supplementary Data” and “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s 2013 Annual Report.

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

Background

On October 31, 2014, GAIN Capital Holdings, Inc., a Delaware corporation (the “Company” or “GAIN”), entered into a definitive agreement to acquire City Index (Holdings) Limited (“City Index”) (the “Transaction”).

The purchase price will consist of (i) $20,000,000 in cash payable upon the closing of the transaction, (ii) 5,319,149 shares of the Company’s common stock and (iii) $60,000,000 of convertible notes.

The Company has a fiscal year ending December 31 and prepares its financial statements and related notes in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) using U.S. Dollar (“USD”) presentational currency. City Index has a fiscal year ending March 31 and prepares its financial statements and related notes in conformity with accounting practices generally accepted in the United Kingdom (“U.K. GAAP”) using British Pounds (“GBP”) presentational currency. Historical financial statements and pro forma financial information relating to Global Futures & Forex, Ltd. (“GFT”) was included in a Form 8-K/A filed with the SEC on November 18, 2013.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements of the Company have been prepared to give effect to (i) the Transaction as if it had been consummated on September 30, 2014 for purposes of the pro forma condensed consolidated balance sheet and (ii) the Transaction and the Company’s acquisition of GFT (which was consummated on September 24, 2013), as if both had been consummated on January 1, 2013 for purposes of the pro forma condensed consolidated statements of operations.

The historical financial data for the Company has been derived from its respective financial statements as of the date and for the periods indicated. The fiscal year end of City Index is March 31 and, therefore, consistent with applicable SEC rules the City Index consolidated statement of operations for the year ended March 31, 2014 has been assumed to be the City Index consolidated statement of operations for the year ended December 31, 2013 for the purpose of the unaudited pro forma condensed consolidated statement of operations for that period. The City Index condensed consolidated statement of operations for the nine months ended September 30, 2014, which has not been included in this Definitive Proxy Statement on Schedule 14A, has been used for the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2014. Therefore, the results of operations of City Index for the period from January 1, 2014 to March 31, 2014 has been included both in the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2013 and for the nine months ended September 30, 2014. The revenue and operating loss for City Index for this period under U.S. GAAP were $30.0 million and $7.5 million, respectively.

These pro forma financial statements are presented in USD and U.S. GAAP. City Index financial data has been converted into U.S. GAAP. Additionally, City Index financial data has been converted from GBP into USD at the spot rate on September 30, 2014 for the balance sheet and at average rates over the relevant periods for the statements of operations. The following rates were used:

Period	GBP to USD
Spot rate at September 30, 2014	1.6211
Average rate for the nine months ended September 30, 2014	1.6696
Average rate for the twelve months ended March 31, 2014	1.5896

The pro forma adjustments are based on a preliminary estimate of the consideration transferred and preliminary purchase price allocations. The actual consideration paid will be determined by the Company’s share price at the date the Transaction closes. Actual allocations will be based on final appraisals and other analysis of the fair value of, among other items, identifiable intangible assets, goodwill, income taxes and contingencies. Differences, if any, between the preliminary and final allocations could have a material impact on the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2013 and its unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2014, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its quarterly report on Form 10-Q for the nine months ended September 30, 2014, respectively, and City Index’s audited financial statements as of and for the year ended March 31, 2014 and its unaudited condensed consolidated financial statements for the six months ended September 30, 2014 included in this Definitive Proxy Statement on Schedule 14A.

The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have been achieved as of the date or for the periods indicated, or the results of operations or financial position that may be achieved in the future. The unaudited pro forma condensed consolidated financial statements do not take into account any cost synergies that may arise in connection with the integration of the Company, GFT and City Index.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2014

(in thousands)

	GAIN	City Index	Pro Forma Adjustments	Pro Forma
ASSETS:
Cash and cash equivalents	$82,172	$24,526	$(20,000)[2]	$86,698
Cash and securities held for customers	849,737	319,805	—	1,169,542
Short term investments, at fair value	852	84	—	936
Receivables from banks and brokers	165,327	45,295	—	210,622
Property and equipment, net of accumulated depreciation	19,732	20,430	(13,416)[3]	26,746
Prepaid assets	4,173	9,042	—	13,215
Goodwill	30,442	55,056	(24,418)[4]	61,080
Intangible assets, net	63,800	12,578	36,151 [5]	112,529
Other assets, net	43,761	7,766	—	51,527

Total assets	$1,259,996	$494,582	$(21,683)	$1,732,895

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities
Payables to customers, brokers, dealers, FCMs and other regulated entities	$849,737	$319,805	$—	$1,169,542
Accrued compensation and benefits	10,235	946	—	11,181
Accrued expenses and other liabilities	63,826	48,105	2,343 [10]	114,274
Income tax payable	5,706	—	—	5,706
Convertible senior notes	67,726	—	50,571 [6]	118,297

Total liabilities	997,230	368,856	52,914	1,419,000

Commitments and contingent liabilities

Redeemable non-controlling interest	10,448	—	—	10,448
Shareholders’ equity
Common stock	—	126	(126)[7]	—
Accumulated other comprehensive income	2,307	48,740	(48,740)[7]	2,307
Additional paid-in capital	150,778	239,231	(185,759)[7]	204,250
Treasury stock, at cost	(16,263)	—	—	(16,263)
Retained earnings	115,496	(162,371)	160,028 [7]	113,153

Total shareholders’ equity	252,318	125,726	(74,597)	303,447

Total liabilities and shareholders’ equity	$1,259,996	$494,582	$(21,683)	$1,732,895

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(in thousands)

	GAIN	City Index	Pro Forma Adjustments	Pro Forma
REVENUE:
Trading revenue	$151,587	$94,921	$(288)[8]	$246,220
Commission revenue	97,193	—	—	97,193
Other revenue	5,198	—	—	5,198

Total non-interest revenue	253,978	94,921	(288)	348,611
Interest revenue	1,123	860	—	1,983
Interest expense	319	1,773	—	2,092

Total net interest revenue	804	(913)	—	(109)

Total net revenue	254,782	94,008	(288)	348,502

EXPENSES:
Employee compensation and benefits	71,440	31,919	—	103,359
Selling and marketing	16,118	13,077	—	29,195
Referral fees	65,865	19,847	(288)[8]	85,424
Trading expenses	20,089	5,370	—	25,459
General and administrative	28,113	15,207	—	43,320
Depreciation and amortization	5,725	9,897	(7,510)[3]	8,112
Purchased intangible amortization	4,841	—	3,665 [9]	8,506
Goodwill impairment	—	3,062	—	3,062
Communications and technology	11,645	8,431	—	20,076
Bad debt provision	2,690	(892)	—	1,798
Acquisition expense	1,545	—	(917)[10]	628
Restructuring	1,007	—	—	1,007
Integration	1,719	—	—	1,719

Total operating expense	230,797	105,918	(5,050)	331,665

OPERATING PROFIT	23,985	(11,910)	4,762	16,837
Interest expense on long term borrowings	4,390	—	3,050 [11]	7,440

INCOME BEFORE INCOME TAX EXPENSE	19,595	(11,910)	1,712	9,397

Income tax expense	4,595	916	642 [12]	6,153
NET INCOME	15,000	(12,826)	1,070	3,244

Net income attributable to non-controlling interest	987	—	—	987

NET INCOME APPLICABLE TO GAIN CAPITAL HOLDINGS, INC.	$14,013	$(12,826)	$1,070	$2,257

Earnings per common share:
Basic	$0.32			$0.05

Diluted	$0.30			$0.05

Weighted average common shares outstanding used in computing earnings per common share:
Basic	40,243,330		5,319,149 [4]	45,562,479

Diluted	43,054,959		5,319,149 [4]	48,374,108

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2013

(in thousands)

	GAIN	GFT	City Index	Pro Forma Adjustments	Pro Forma
REVENUE:
Trading revenue	$205,133	$85,529	$139,976	$(1,753)[8]	$428,885
Commission revenue	60,727	2,639	—	—	63,366
Other revenue	1,099	(421)	—	—	678

Total non-interest revenue	266,959	87,747	139,976	(1,753)	492,929
Interest revenue	821	106	1,035	—	1,962
Interest expense	156	3	1,744	—	1,903

Total net interest revenue	665	103	(709)	—	59

Total net revenue	267,624	87,850	139,267	(1,753)	492,988

EXPENSES:
Employee compensation and benefits	74,185	28,392	40,990	—	143,567
Selling and marketing	22,337	4,727	21,647	—	48,711
Referral fees	52,503	23,838	35,601	(1,753)[8]	110,189
Trading expenses	18,164	18,123	9,329	—	45,616
General and administrative	26,813	11,121	20,457	—	58,391
Depreciation and amortization	7,768	6,025	12,687	(13,257)[3]	13,223
Purchased intangible amortization	2,906	—	—	7,181 [9]	10,087
Goodwill impairment	—	—	2,916	—	2,916
Communications and technology	11,315	8,677	9,894	—	29,886
Bad debt provision	1,501	(107)	(225)	—	1,169
Acquisition expense	1,824	—	—	(1,824)[10]	—
Restructuring	1,570	—	—	—	1,570
Integration	1,950	—	—	—	1,950
Impairment of investment	450	—	—	—	450

Total operating expense	223,286	100,796	153,296	(9,653)	467,725

OPERATING PROFIT	44,338	(12,946)	(14,029)	7,900	25,263

Gain on extinguishment of debt	2,000	—	—	—	2,000
Interest expense on long term borrowings	1,233	—	—	4,077 [11]	5,310

INCOME BEFORE INCOME TAX EXPENSE	45,105	(12,946)	(14,029)	3,823	21,953

Income tax expense	13,794	915	1,107	1,434 [12]	17,250
NET INCOME	31,311	(13,861)	(15,136)	2,389	4,703

Net income attributable to non-controlling interest	—	—	—	—	—

NET INCOME APPLICABLE TO GAIN CAPITAL HOLDINGS, INC.	$31,311	$(13,861)	$(15,136)	$2,389	$4,703

Earnings per common share:
Basic	$0.85				$0.11

Diluted	$0.79				$0.10

Weighted average common shares outstanding used in computing earnings per common share:
Basic	36,551,246			5,319,149 [4]	41,870,395

Diluted	39,632,878			5,319,149 [4]	44,952,027

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The City Index consolidated financial statements were originally prepared in accordance with U.K. GAAP, which differs in certain respects from U.S. GAAP. Reconciliations of the City Index Consolidated balance sheet and the City Index Consolidated statements of operations from U.K. GAAP to U.S. GAAP, along with the corresponding adjustments to U.S. GAAP, are set out below:

CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2014

(in thousands)

	U.K. GAAP	U.S. GAAP Adjustments	U.S. GAAP
ASSETS:
Cash and cash equivalents	$59,519	$(34,993)	$24,526
Cash and securities held for customers	—	319,805	319,805
Short term investments, at fair value	84	—	84
Receivables from banks and brokers	45,295	—	45,295
Property and equipment, net of accumulated depreciation	21,486	(1,056)	20,430
Prepaid assets	9,042	—	9,042
Goodwill	22,141	32,915	55,056
Intangible assets, net	—	12,578	12,578
Other assets, net	7,766	—	7,766

Total assets	$165,333	$329,249	$494,582

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities
Payables to customers, brokers, dealers, FCMs and other regulated entities	$34,993	$284,812	$319,805
Accrued compensation and benefits	946	—	946
Accrued expenses and other liabilities	46,340	1,765	48,105

Total liabilities	82,279	286,577	368,856

Shareholders’ equity
Common stock	126	—	126
Accumulated other comprehensive income	34,327	14,413	48,740
Additional paid-in capital	239,231	—	239,231
Retained earnings	(190,630)	28,259	(162,371)

Total shareholders’ equity	83,054	42,672	125,726

Total liabilities and shareholders’ equity	$165,333	$329,249	$494,582

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(in thousands)

	U.K. GAAP	U.S. GAAP Adjustments	U.S. GAAP
REVENUE:
Trading revenue	$93,085	$1,836	$94,921

Total non-interest revenue	93,085	1,836	94,921
Interest revenue	860	—	860
Interest expense	1,773	—	1,773

Total net interest expense	(913)	—	(913)

Net revenue	92,172	1,836	94,008

EXPENSES:
Employee compensation and benefits	31,229	690	31,919
Selling and marketing	11,241	1,836	13,077
Referral fees	19,847	—	19,847
Trading expenses and commissions	6,241	(871)	5,370
General and administrative	15,318	(111)	15,207
Depreciation and amortization	6,280	3,617	9,897
Purchased intangible amortization	11,711	(11,711)	—
Goodwill impairment	—	3,062	3,062
Communications and technology	8,431	—	8,431
Bad debt provision	(892)	—	(892)

Total operating expense	109,406	(3,488)	105,918

OPERATING PROFIT	(17,234)	5,324	(11,910)
Income tax expense	916	—	916

Net Income	$(18,150)	$5,324	$(12,826)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED MARCH 31, 2014

(in thousands)

	U.K. GAAP	U.S. GAAP Adjustments	U.S. GAAP
REVENUE:
Trading revenue	$136,204	$3,772	$139,976

Total non-interest revenue	136,204	3,772	139,976
Interest revenue	1,035	—	1,035
Interest expense	1,744	—	1,744

Total net interest expense	(709)	—	(709)

Net revenue	135,495	3,772	139,267

EXPENSES:
Employee compensation and benefits	40,452	538	40,990
Selling and marketing	17,875	3,772	21,647
Referral fees	35,601	—	35,601
Trading expenses and commissions	10,159	(830)	9,329
General and administrative	19,685	772	20,457
Depreciation and amortization	7,185	5,502	12,687
Purchased intangible amortization	21,552	(21,552)	—
Goodwill impairment	44,986	(42,070)	2,916
Communications and technology	9,894	—	9,894
Bad debt provision	(225)	—	(225)

Total operating expense	207,164	(53,868)	153,296

OPERATING PROFIT	(71,669)	57,640	(14,029)
Income tax expense	1,107	—	1,107

Net Income	$(72,776)	$57,640	$(15,136)

Significant differences between U.K. GAAP and U.S. GAAP

The City Index financial statements presented in these unaudited pro forma consolidated financial statements have been adjusted from U.K. GAAP to U.S. GAAP to conform with the Company’s financial statements. The information below is a summary of certain key differences between U.S. GAAP and U.K. GAAP relevant to the City Index financial statements.

(a) Business combinations, goodwill and impairment

Under U.K. GAAP, goodwill is presumed to have a finite useful economic life of 20 years or less. Accordingly, goodwill arising on consolidation has been amortized over 10 years for U.K. GAAP reporting purposes. In accordance with the requirements of ASC 350, goodwill arising from business combinations is not subject to annual amortization for reporting under U.S. GAAP. U.S. GAAP prohibits the amortization of goodwill and indefinite lived intangible assets and requires that goodwill be tested annually for impairment, requiring that reporting units be identified for the purpose of assessing potential future impairments of goodwill.

Under U.K. GAAP, FRS 10, Goodwill and intangibles, states that goodwill represents the excess of the cost of an investment over the fair value of the acquired assets and liabilities. Intangible assets acquired, such as brands, may be regarded as indistinguishable from goodwill and accounted for as such. There is a rebuttable presumption that the useful economic lives of goodwill and intangible assets are limited and do not exceed 20 years from the date of acquisition. However, the useful economic lives may be greater than 20 years or even indefinite. City Index amortizes goodwill arising on acquisitions over 10 years.

Under U.S. GAAP, the acquirer recognizes goodwill as of the acquisition date, measured as the consideration transferred, plus transaction costs less the acquisition date amounts of the identifiable assets acquired and liabilities assumed. U.S. GAAP provides specific criteria for the initial recognition and measurement of intangible assets apart from goodwill, unlike U.K. GAAP. In some instances, specifically identifiable intangible assets recognized under U.S. GAAP do not meet the recognition criteria of U.K. GAAP. Identifiable intangible assets would generally be expected to include patented and unpatented technology, trademarks/ trade names, and customer lists/relationships. Under U.S. GAAP, such definite-lived intangible assets are amortized over their estimated useful lives, other than in-process research and development which is expensed at the date of acquisition.

City Index has recognized a number of definite-lived intangibles separate from goodwill under U.S. GAAP, on acquisition, as a result of its acquisitions of IFX Group in September 2006 and Sunblock/FX Solutions in February 2008. Such intangibles and their estimated useful economic lives are as follows:

Intangible	Useful economic life
Brand/Trade name	7 years
Software	2-5 years
Customer relationships	4-10 years
Trading licences	Indefinite

The excess of the purchase price paid over the underlying fair value allocated to the identifiable assets (including intangibles) has been recorded as goodwill. Such goodwill has also been adjusted for deferred tax liabilities recognized on the creation of definite-lived intangibles under U.S. GAAP.

Under U.K. GAAP, FRS 11 - Impairment of fixed assets and goodwill, assets that are subject to depreciation or amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. Fair value of an asset is determined by the present value of the future cash flows obtainable as a result of the asset’s continued use, including those resulting from its ultimate disposal. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows, known as “Income Generating Units”. Goodwill must be reviewed for impairment at the end of the first year following the acquisition and again if there is a change of circumstances in future years indicating impairment in value. In September 2013, an indication of impairment was identified by City Index as a result of a decline in parts of the business, including the decision to wind down the FX Solutions brand. City Index performed a value in use calculation and City Index management determined that goodwill had been impaired by $45.0 million. There were no indicators of impairment in September 2014.

Under U.S. GAAP, ASC 350 requires that goodwill and intangible assets with indefinite useful lives should not be amortized but should be tested for impairment annually. Intangible assets that have a finite life are amortized over the estimated useful life of the asset. ASC 350 requires that capitalized goodwill be allocated to reporting units and tested annually for impairment under a two-step approach. The first step of the impairment test is performed by comparing the fair value of the reporting unit with the book value of the reporting unit. Where the fair value of the reporting unit is above book value, no further analysis is required. However, where the book value is higher than the fair value of the reporting unit, the second step of the impairment test is performed in order to calculate the implied fair value of goodwill. The implied fair value of the reporting unit’s goodwill is calculated by allocating the estimated fair value of the reporting unit to all of the assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized and reported in the income statement as a component of operating income for the excess amount. In connection with the reconciliation from U.K. GAAP to U.S. GAAP for the year ended March 31, 2013 City Index identified in its Step 1 analysis that two of its reporting units had carrying values lower than fair value. City Index then performed step 2 of the analysis and an impairment of goodwill was recognized for each of those reporting units for approximately $73.4 million. In connection with the reconciliation from U.K. GAAP to U.S. GAAP for the six months ended September 30, 2013, City Index performed the same analysis and identified in its Step 1 analysis that one of its other reporting units had carrying values lower than fair value. City Index then performed step 2 of the analysis and an impairment of goodwill was recognized for each of those reporting units for approximately $3.1 million. No further impairments were identified in subsequent periods.

A reporting unit for goodwill impairment testing under U.S. GAAP is different than an Income Generating Unit under U.K. GAAP.

Under both U.K. GAAP and U.S. GAAP, where an acquired entity has a different functional currency than its acquirer the step-up in basis is deemed to be held in the functional currency of the acquiree with such foreign currency denominated goodwill balances translated through reserves. As goodwill is not amortized under U.S. GAAP, functional currency differences also arise therefrom due to the higher value of goodwill held in foreign currency under U.S. GAAP than under U.K. GAAP.

(b) Deferred taxation

Under U.K. GAAP, deferred tax is accounted for in accordance with FRS 19 Deferred taxation. Deferred tax is recognized for all timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date. Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Where transactions or events that result in an obligation to pay more tax in the future, or a right to pay less tax in the future, have occurred at the balance sheet date, deferred tax is recognized.

A net deferred tax asset is considered recoverable and therefore recognized only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits against which to recover carried forward tax losses and from which the future reversal of underlying timing differences can be deducted. FRS 19 permits, but does not, require discounting and deferred tax is measured by City Index on an undiscounted basis.

Under U.S. GAAP, deferred taxation is provided for on a full liability basis. Under the liability method, deferred tax assets and liabilities represent the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to be in effect when these temporary differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized. Under U.S. GAAP, there is no accepted cap on the look-out period when the company had a history of profitability. The effect of other differences between U.K. and U.S. GAAP affecting the carrying value of assets and liabilities gives rise to other timing differences on which deferred tax may be recognized under U.S. GAAP.

There are no tax adjustments for any of the U.S. GAAP adjustments because City Index is in a full valuation allowance in each tax reporting jurisdiction for each of the periods ended September 30, 2014 and 2013, respectively. The valuation allowance is due to the fact that it is not more likely than not that the net deferred tax assets will be realized due to a history of losses in each reporting jurisdiction.

(c) Lease incentives and leasehold improvements

Under U.K. GAAP, rent free periods and lease incentives are accounted for under the provision of UITF Abstract 28 - Operating lease incentives and are recognized straight line over the shorter of the lease term or a period ending on a date from which it is expected the prevailing market rental will be payable, typically known as a breakout clause. Under U.K. GAAP, leasehold improvements are also depreciated up to the date of the first break in the lease.

Under U.S. GAAP, rent free periods and lease incentives should be spread across the expected length of the lease term, which has been indicated by City Index management to be longer than the period to the first breakout clause under U.K. GAAP. Under U.S. GAAP, leasehold improvements should be depreciated over the expected length of the lease term.

(d) Vacation pay

Under U.K. GAAP, vacation pay traditionally is not accrued.

Under U.S. GAAP, vacation pay is recognized as a liability and measured as the additional amount that the entity expects to pay as a result of unused entitlement that has accumulated at the end of the reporting period.

(e) Provisions

Under U.K. GAAP, FRS 12 - Provisions, contingent liabilities and contingent assets, a provision is defined as a liability of uncertain timing or amount to be settled by the transfer of economic benefits and a contingent liability is defined as possible obligations whose outcome will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events outside the entity’s control.

Under U.S. GAAP, ASC 450 - Contingencies, defines contingencies as existing uncertainties that may have financial impact, depending on future events. Loss contingencies are those that may result in the incurrence of a liability or the impairment of an asset. A liability is recognized for a contingent loss when: (a) the underlying causal event has occurred prior to the balance-sheet date; (b) it is probable (i.e., likely) that a loss has been incurred; and (c) there is a reasonable basis for estimating that loss.

Under U.S. GAAP, the requirements for recording provisions are more stringent than those under U.K. GAAP.

(f) Account opening bonus

Under U.K. GAAP, account opening bonuses are classified as a component of cost of sales as promotion offered is considered to be akin to a free product or service where no applicable revenue has been recorded at the time of issue.

Under U.S. GAAP, as the account opening bonuses are credited to the customer’s trading account, the bonuses are considered a form of cash payment by City Index to its customer which ASC 605-50, “Revenue Recognition - Customer Payments and Incentives”, requires to be recorded as a reduction of revenue.

(g) Cash and securities held for customers

Under U.K. GAAP, monies held on behalf of clients in segregated bank accounts are not considered to represent assets of the entity, as the group is not beneficially entitled to them. Accordingly, monies held in segregated accounts on behalf of clients and the corresponding liabilities, are not recognized in the balance sheet.

Under U.S. GAAP, cash and securities held for customers to fund customer liabilities in connection with trading positions are recognized gross with a corresponding liability.

During 2014, the Company changed the presentation of certain expense items from the presentation in its 2013 Annual Report on Form 10-K to the current format, first used in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014. The retrospective effect of the changes on prior periods is as follows:

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2013

(in thousands)

	As Reported	Presentation Adjustments	2013 Adjusted
REVENUE:
Trading revenue	$205,133	$—	$205,133
Commission revenue	60,727	—	60,727
Other revenue	1,099	—	1,099

Total non-interest revenue	266,959	—	266,959
Interest revenue	821	—	821
Interest expense	1,389	(1,233)	156

Total net interest (expense) / revenue	(568)	1,233	665

Net revenue	266,391	1,233	267,624

EXPENSES:
Employee compensation and benefits	67,134	7,051	74,185
Selling and marketing	22,337	—	22,337
Referral fees	—	52,503	52,503
Trading expenses and commissions	77,718	(59,554)	18,164
General and administrative	26,813	—	26,813
Depreciation and amortization	7,768	—	7,768
Purchased intangible amortization	2,906	—	2,906
Communications and technology	11,315	—	11,315
Bad debt provision	1,501	—	1,501
Acquisition expense	1,824	—	1,824
Restructuring	1,570	—	1,570
Integration	1,950	—	1,950
Impairment of investment	450	—	450

Total operating expense	223,286	—	223,286

OPERATING PROFIT	43,105	1,233	44,338
Gain on extinguishment of debt	2,000	—	2,000
Interest expense on long term borrowings	—	1,233	1,233

INCOME BEFORE INCOME TAX EXPENSE	45,105	—	45,105
Income tax expense	13,794	—	13,794

NET INCOME APPLICABLE TO GAIN CAPITAL HOLDINGS, INC.	$31,311	$—	$31,311

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2012

(in thousands)

	As Reported	Presentation Adjustments	2012 Adjusted
REVENUE:
Trading revenue	$127,520	$—	$127,520
Commission revenue	21,373	—	21,373
Other revenue	2,331	—	2,331

Total non-interest revenue	151,224	—	151,224
Interest revenue	627	—	627
Interest expense	491	(444)	47

Total net interest revenue	136	444	580

Net revenue	151,360	444	151,804

EXPENSES:
Employee compensation and benefits	47,469	1,888	49,357
Selling and marketing	26,969	—	26,969
Referral fees	—	26,373	26,373
Trading expenses and commissions	38,047	(28,261)	9,786
General and administrative	19,865	—	19,865
Depreciation and amortization	4,921	—	4,921
Purchased intangible amortization	4,134	—	4,134
Communications and technology	7,736	—	7,736
Bad debt provision	358	—	358
Acquisition expense	85	—	85
Restructuring	634	—	634

Total operating expense	150,218	—	150,218

OPERATING PROFIT	1,142	444	1,586
Gain on extinguishment of debt	—	—	—
Interest expense on long term borrowings	—	444	444

INCOME BEFORE INCOME TAX EXPENSE	1,142	—	1,142
Income tax benefit	(1,479)	—	(1,479)

NET INCOME APPLICABLE TO GAIN CAPITAL HOLDINGS, INC.	$2,621	$—	$2,621

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2011

(in thousands)

	As Reported	Presentation Adjustments	2011 Adjusted
REVENUE:
Trading revenue	$175,854	$—	$175,854
Commission revenue	4,691	—	4,691
Other revenue	1,790	—	1,790

Total non-interest revenue	182,335	—	182,335
Interest revenue	544	—	544
Interest expense	1,414	(543)	871

Total net interest (expense) / revenue	(870)	543	(327)

Net revenue	181,465	543	182,008

EXPENSES:
Employee compensation and benefits	46,362	389	46,751
Selling and marketing	36,195	—	36,195
Referral fees	—	27,961	27,961
Trading expenses and commissions	33,040	(28,350)	4,690
General and administrative	21,842	—	21,842
Depreciation and amortization	3,898	—	3,898
Purchased intangible amortization	8,893	—	8,893
Communications and technology	7,139	—	7,139
Bad debt provision	852	—	852

Total operating expense	158,221	—	158,221

OPERATING PROFIT	23,244	543	23,787
Interest expense on long term borrowing	—	543	543

INCOME BEFORE INCOME TAX EXPENSE	23,244	—	23,244
Income tax expense	7,546	—	7,546

NET INCOME APPLICABLE TO GAIN CAPITAL HOLDINGS, INC.	$15,698	$—	$15,698

The Company acquired Global Futures and Forex, Ltd (“GFT”) as of September 24, 2013. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013 includes the financial results of GFT for the period from January 1, 2013 through September 23, 2013. GFT’s financial results for the period from September 24, 2013 through December 31, 2013 are included as part of the Company’s results of operations for the year ended December 31, 2013.

2.	The preliminary purchase price for City Index includes a cash payment of $20.0 million to be paid upon the closing of the Transaction.

3.

City Index records internally developed software within Property and equipment. The Company records acquired software at fair value within Intangible assets, net. A pro forma adjustment is therefore required to align the presentation by removing the carrying value of City Index internally developed software,

$13.4 million, from Property and equipment. The subsequent fair value adjustment to the software acquired, now presented in Intangible assets, net, is reflected in notes 4 and 5 below.

An additional pro forma adjustment is required to remove the depreciation and amortization associated with the internally developed software from the post acquisition period. This also occurred in connection with the GFT acquisition. The resulting adjustments are as follows:

	(In thousands)
	Nine months ended September 30, 2014	Year ended December 31, 2013
Removal of City Index depreciation and amortization	$(7,510)	$(9,534)
Removal of GFT depreciation and amortization	—	(3,723)

Adjustment required	$(7,510)	$(13,257)

4.	The preliminary purchase price of City Index was derived as follows:

(In thousands)
Cash	$20,000
Convertible notes	60,000
Common Stock issued - 5,319,149 shares at January 8, 2015	44,043
Preliminary working capital adjustment	—

Total purchase price	$124,043

The shares included in the consideration above were assigned the Company’s common stock fair market value as of January 8, 2015, which was $9.20. We have assigned a 10% discount to the shares to account for their being unregistered in nature. Until the fair market value is fixed at the closing date, the fair market value is subject to change, due to fluctuations in the trading price of the Company’s common stock. In the last twelve months the share price has fluctuated with a high of $11.81 and a low of $6.01.

The preliminary purchase price was allocated to the assets and liabilities acquired based on their estimated fair values. This allocation is preliminary.

(In thousands)
Cash and cash equivalents acquired	$24,526
Cash and cash equivalents held for customers acquired	319,805
Short term investments, at fair value	84
Receivable from banks and brokers	45,295
Property and equipment	7,014
Prepaid assets	9,042
Other current assets	7,766

Total assets	413,532

Total liabilities assumed	368,856

Net assets	44,676

Consideration less net assets	79,367

(In thousands)
Identifiable intangible assets:
Software	$25,196
Customer relationships	14,918
Trade Name	8,615

Intangible assets, net	48,729

Goodwill	$30,638

The excess of the total consideration payable over the preliminary fair value of the net assets acquired was $30.6 million, which was recorded as Goodwill.

(In thousands)
Goodwill per City Index	$55,056
Goodwill acquired	30,638

Adjustment required	$(24,418)

5.	The estimated fair value of intangible assets acquired from City Index was $48.7 million, compared to the $12.6 million reported by City Index. The following pro forma adjustment is required as a result:

(In thousands)
Intangibles per City Index	$12,578
Fair value of Intangibles acquired	48,729

Adjustment required	$36,151

6.	The preliminary purchase price includes a $60.0 million convertible note, which has both equity and liability components, making it a hybrid instrument. If the Company were to issue at par a $60 million note without a convertible feature, the interest rate would be higher than the convertible note’s coupon rate. The difference between these rates is deemed to be the value of the convertible note’s equity component. The split between liability and equity is shown below:

(In thousands)
Convertible note (liabilities section)	$50,571
Additional paid in capital	9,429

Total face value	$60,000

7.	The preliminary purchase price for City Index included $44.0 million of share capital and $60.0 million of convertible notes. The convertible notes include an equity component as described in note 6 above. In addition, an adjustment is required to eliminate the City Index Additional paid-in capital balance on consolidation in accordance with the applicable accounting principles under U.S. GAAP. The aggregate pro forma adjustment is reflected below:

(In thousands)
Convertible note - equity component	$9,429
Elimination of City Index Additional paid-in capital	(239,231)
Common stock issued as part of purchase price	44,043

Pro forma adjustment	$(185,759)

City Index retained earnings pre-acquisition are eliminated. In addition, an adjustment is required to accrue for additional Acquisition expenses that are not yet reflected in the historical financial statements:

(In thousands)
City Index pre-acquisition retained earnings	$162,371
Acquisition expenses	2,343

Pro forma adjustment	$160,028

In addition to the adjustments above, all other City Index equity is eliminated in the pro forma financial statements.

8.	City Index and GFT generate Trading revenue from contractual arrangements with the Company. The Company records the corresponding expense in Referral fees. These contractual arrangements existed prior to the acquisition of each company, therefore a pro forma adjustment is required to eliminate these pre-acquisition amounts:

	(in thousands)
	Nine months ended September 30, 2014	Year ended December 31, 2013
GFT	$—	$1,217
City Index	288	536

Total Trading Revenue	$288	$1,753

9.	The following tables set forth the amortization of purchased intangible assets acquired as part of the Company’s acquisitions of City Index and GFT in 2014 and 2013. These intangible assets are being amortized on a straight-line basis over their estimated useful lives.

		(in thousands)
		Nine months ended September 30, 2014
	Life (in years)	Pro Forma Purchased Intangible Amortization
Intangible asset amortization - GFT
Technology	10	$1,892
Customer list	5	471

Total - GFT		2,363

Intangible asset amortization - City Index
City Index Software	10	1,882
City Index Brand	10	643
FX Solutions Software	5	5
FX Solutions Brand	5	16
Customer List	10	1,119

Total - City		3,665

Insignificant acquisitions and non acquisition intangibles		2,478

Total Amortization		$8,506

		Year ended December 31, 2013
	Life (in years)	Pro Forma Purchased Intangible Amortization
Intangible asset amortization - GFT
Technology	10	$2,530
Customer list	5	630

Total - GFT		3,160

Intangible asset amortization - City Index
City Index Software	10	2,509
City Index Brand	10	858
FX Solutions Software	5	21
FX Solutions Brand	5	7
Customer List	10	1,492

Total - City		$4,887

Insignificant acquisitions and non acquisition intangibles		2,040

Total Amortization		$10,087

As noted above, the pro forma purchased intangible amortization charges for the nine months ended September 30, 2014 and year ended December 31, 2013 are $8.5 million and $10.1 million respectively. The following pro forma adjustment is required as a result:

	(In thousands)
	Nine months ended September 30, 2014	Year ended December 31, 2013
Purchased intangible amortization required	$8,506	$10,087
Remove purchased intangible amortization recorded by GAIN	(4,841)	(2,906)

Adjustment required	$3,665	$7,181

10.	Acquisition expenses incurred that relate to the GFT and City Index acquisitions are removed for the purposes of the unaudited pro forma condensed statement of operations for the periods indicated. A pro forma adjustment is made to Accrued expenses and other liabilities to reflect City Index acquisition expenses that are expected to be paid after the Transaction closes.

11.	The convertible notes bear interest at 4.125% per annum. The pro forma information presented for the nine months ended September 30, 2014 and the year ended December 31, 2013, reflects interest expense adjustments of $3.1 million and $4.1 million, respectively, relating to the convertible notes. In addition, the Company has assumed that none of the notes were converted to equity, nor are they currently dilutive.

12.	All pro forma adjustments have been tax affected at the statutory tax rate of 37.5% for the year ended December 31, 2013 and the nine months ended September 30, 2014. The resultant pro forma tax charge is not representative of the expected future tax charge applicable to the combined company as it does not contemplate the utilization of tax losses from GFT and City Index and the tax charges for GFT and City Index include certain non-deductible expense items which have resulted in such companies’ having tax charges for these periods notwithstanding their generation of pre-tax losses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Persons That Beneficially Own More Than 5% of Our Voting Securities

The following table shows, as of January 9, 2015, the persons that are known to the Company to be the beneficial owners of more than 5% of our Common Stock, which is the only class of voting stock we have outstanding. Each share of our Common Stock is entitled to one vote. As of January 9, 2015, there were 42,989,250 shares of Common Stock outstanding (not including 2,596,175 shares held by the Company as treasury stock). The table is based on information available to us, including stockholder filings with the SEC under Section 13 of the Exchange Act.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
VantagePoint Capital Partners Entities(1)	9,119,690	21.8%
Rima Senvest Management, LLC(2)	3,838,865	9.2%
Gary L. Tilkin(3)	3,625,721	8.7%
3i Entities(4)	2,299,761	5.5%

(1)	Includes (i) 6,576,911 shares of Common Stock held by VantagePoint Venture Partners IV (Q), L.P., (ii) 658,417 shares of Common Stock held by VantagePoint Venture Partners IV, L.P., (iii) 23,956 shares of Common Stock held by VantagePoint Venture Partners IV Principals Fund, L.P., and (iv) 1,814,824 shares of Common Stock held by VP New York Venture Partners, L.P., as reported on a Schedule 13G filed on February 11, 2011, and 45,581 restricted stock units granted to Mr. Bevilacqua as director compensation, of which 44,325 have vested and 1,256 will vest in the next sixty days. VantagePoint Venture Associates IV, L.L.C. is the general partner of these VantagePoint limited partnerships and may be deemed to have beneficial ownership of these shares. Alan E. Salzman, Managing Member of VantagePoint Venture Associates IV, L.L.C., may be deemed to beneficially own the shares. Mr. Bevilacqua disclaims beneficial ownership of all shares beneficially owned by entities affiliated with VantagePoint Capital Partners, except to the extent of his pecuniary interests therein. The address of VantagePoint Capital Partners, Mr. Bevilacqua, and Mr. Salzman is 1001 Bayhill Drive, Suite 300, San Bruno, California 94066.
(2)	Amounts shown were reported in a Schedule 13G/A filed by Rima Senvest Management, LLC, Richard Mashaal and Senvest Master Fund, L.P. on February 13, 2014. According to that Schedule 13G/A, (i) Rima Senvest Management, LLC and Mr. Mashaal each have shared voting and dispositive power with respect to 3,838,865 shares of Common Stock and (ii) Senvest Master Fund, L.P. has shared voting and dispositive power with respect to 2,897,296 shares. The address for Rima Senvest Management, LLC and Mr. Mashaal is 110 East 55th Street, New York, NY 10022. The address for Senvest Master Fund, L.P. is Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, Grand Cayman KY1-1103, Cayman Islands.
(3)	Amounts shown were reported in a Schedule 13G filed by Mr. Tilkin on October 4, 2013. The address of Mr. Tilkin is 618 Kenmoor SE, Grand Rapids, MI 49546.
(4)	Amounts shown were reported on a Schedule13G/A filed on May 7, 2014 and reflect the aggregate number of shares of Common Stock held by 3i Corporation, 3i U.S. Growth Corporation and 3i Investments plc. According to that Schedule 13G/A, (i) 3i Corporation is the manager of each of 3i U.S. Growth Partners L.P. (“Growth Partners”), 3i Growth Capital (USA) D L.P. (“Growth Capital D”), 3i Growth Capital (USA) E L.P. (“Growth Capital E”) and 3i Growth Capital (USA) P L.P. (“Growth Capital P” and, together with “Growth Partners, Growth Capital D and Growth Capital E, the “Growth Funds”); (ii) 3i U.S. Growth Corporation is the general partner of the Growth Funds; and (iii) 3i Investments plc is the manager of Mayflower L.P. (“Mayflower”). The Growth Funds and Mayflower directly own the shares of Common Stock. 3i Corporation and 3i U.S. Growth Corporation have investment authority over the shares held by the Growth Funds. 3i Investments plc has investment authority over the shares held by Mayflower. The address of 3i Corporation and 3i U.S. Growth Corporation is 400 Madison Avenue, 9th Floor, New York, N.Y. 10017. The address for 3i Investments plc is 16 Palace Street, London SW1E 5JD UK.

Ownership of Our Common Stock By Directors and Executive Officers

The following table shows, as of January 9, 2015, the beneficial ownership of our Common Stock by our directors, our executive officers and all of our directors and executive officers as a group. None of the shares listed below has been pledged as security except as specifically described in the footnotes to this table. Unless otherwise stated in the footnotes to the table below, the business address of each person listed is c/o GAIN Capital Holdings, Inc., Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Christopher S. Sugden(2)	91,170	*
Christopher W. Calhoun(3)	149,671	*
Joseph Schenk(4)	127,214	*
Peter Quick(5)	120,106	*
Thomas Bevilacqua(6)	46,655	*
Glenn H. Stevens(7)	1,473,416	3.3%
Jason E. Emerson(8)	12,322	*
Diego A. Rotsztain(9)	52,488	*
Jeffrey A. Scott(10)	119,576	*
Samantha Roady(11)	343,268	*
All directors and executive officers as a group (10 persons)	2,535,886	5.7%

*	Less than 1%.

(1)	Calculated based on 42,989,250 shares of Common Stock outstanding as of January 9, 2015, (not including 2,596,175 shares held by the Company as treasury stock).
(2)	Includes 45,581 restricted stock units granted to Mr. Sugden as director compensation, of which 44,325 have vested and 1,256 will vest in the next sixty days.
(3)	Includes (i) 6,454 restricted stock units granted to Mr. Calhoun as director compensation, of which 5,198 have vested and 1,256 will vest in the next sixty days, and (ii) 143,217 vested restricted stock units under which shares are to be delivered as soon as administratively practicable on or after December 31, 2014.
(4)	Includes (i) 45,581 restricted stock units granted to Mr. Schenk as director compensation, of which 44,325 have vested and 1,256 will vest in the next sixty days, (ii) 52,023 options vested, and (iii) 10,910 shares delivered pursuant to vested restricted stock units under which delivery had been deferred until as soon as administratively practicable after December 31, 2014.
(5)	Includes (i) 45,581 restricted stock units granted to Mr. Quick as director compensation, of which 44,325 have vested and 1,256 will vest in the next sixty days, (ii) 52,023 options vested, and (iii) 22,502 shares delivered pursuant to vested restricted stock units under which delivery had been deferred until as soon as administratively practicable after December 31, 2014.
(6)	Includes 45,581 restricted stock units granted to Mr. Bevilacqua as director compensation, of which 44,325 have vested and 1,256 will vest in the next sixty days. VantagePoint Venture Associates IV, L.L.C. has voting and investment control over these shares. Mr. Bevilacqua disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(7)	Includes (i) 377,241 shares of Common Stock, (ii) 538,386 options, of which 496,745 have vested and 41,641 will vest in the next sixty days, (iii) 10,750 restricted stock awards, (iv) 40,332 unvested restricted stock units that will vest in the next sixty days and (v) 506,707 shares delivered pursuant to vested restricted stock units under which delivery had been deferred until as soon as administratively practicable after December 31, 2014.
(8)	Mr. Emerson joined the Company in September 2013 and was granted 29,748 restricted stock units and 19,538 stock options on March 5, 2014. These restricted stock units and stock options vest at a rate of 25% annually starting on the first anniversary of the initial grant date. Consequently, the number reported in the table above Includes (i) 4,885 options that will vest in the next sixty days and (ii) 7,437 restricted stock units that will vest in the next sixty days.

(9)	Includes (i) 16,653 shares of Common Stock, (ii) 15,210 unvested options that will vest in the next sixty days, (iii) 5,845 restricted stock awards and (iv) 14,780 unvested restricted stock units that will vest in the next sixty days.
(10)	Includes (i) 18,250 shares of Common Stock, (ii) 84,800 options, of which 72,750 have vested and 12,050 will vest in the next sixty days, (iii) 5,000 restricted stock awards and (iv) 11,525 unvested restricted stock units that will vest in the next sixty days.
(11)	Includes (i) 101,803 shares of Common Stock, (ii) 141,438 options, of which 129,718 have vested and 11,720 will vest in the next sixty days, (iii) 3,000 restricted stock awards, (iv) 7,897 unvested restricted stock units that will vest in the next sixty days and (v) 89,130 shares delivered pursuant to vested restricted stock units under which delivery had been deferred until as soon as administratively practicable after December 31, 2014.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Transactions With Related Persons

Since January 1, 2013, we have not entered into any transactions with related persons, nor are there any currently proposed transactions with related persons, involving more than $120,000.

Review of Related Person Transactions

Our Board has adopted a written Code of Business Conduct and Ethics, under which our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition to the Code of Business Conduct and Ethics, our Board has adopted a Related Person Transaction Policy in order to assist the Board in reviewing, approving and ratifying related person transactions and to assist the Company in complying with its disclosure obligations. Under the Related Person Transaction Policy, any transaction involving the Company in which a related person has a direct or indirect material interest must be approved or ratified by the Board. In approving or rejecting such proposed transactions, the Board considers the facts and circumstances that are available and deemed relevant, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Board will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Board determines in the good-faith exercise of its discretion. Copies of each of the Code of Business Conduct and Ethics and the Related Person Transaction Policy are posted in the “Investor Relations” section of our website (ir.gaincapital.com) under the “Governance” tab.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

We will hold a regular annual meeting of stockholders in 2015 regardless of whether the Acquisition is completed.

Any stockholder proposal submitted to us pursuant to SEC Rule 14a-8 under the Exchange Act for inclusion in the proxy statement and proxy relating to our 2015 annual meeting must be received by us no later than the close of business on December 31, 2014. If we do not receive notice of any non-Rule 14a-8 matter that a stockholder wishes to raise at the annual meeting in 2015 by March 16, 2015, the proxy holders will retain discretionary authority to vote proxies on any such matter if it is raised at the 2015 annual meeting.

In order for a stockholder to nominate a person for election to the Board or bring other business before the 2015 annual meeting of stockholders, the stockholder must comply with the advance notice provisions of our By-laws, which require, among other things, that the stockholder deliver written notice to the Secretary at the principal executive offices of the corporation no earlier than February 25, 2015 and no later than March 27, 2015.

COMMUNICATIONS WITH THE BOARD

Stockholders and other parties interested in communicating directly with the Board as a group or with our independent directors may do so by writing to the Board of Directors, c/o Secretary, Bedminster One, 135 U.S.

Highway 202/206, Bedminster, New Jersey 07921. The Secretary will review all correspondence and regularly forward to the Board or independent directors, as applicable, all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that the Secretary otherwise determines requires attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy in our Code of Business Conduct and Ethics, which establishes procedures for submitting these types of concerns, either personally or anonymously through a toll-free telephone “hotline” operated by an independent third party. All communications through our Whistleblower Policy are sent to Peter Quick, the Chairman of our Board of Directors and Joseph Schenk, the Chairman of our Audit Committee. A copy of our Code of Business Conduct and Ethics, which contains our Whistleblower Policy, is available in the “Investor Relations” section of our website (ir.gaincapital.com) under the “Governance” tab.

SOLICITATION OF PROXIES

The Company will bear the costs of solicitation of proxies for the Meeting, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of this Proxy Statement, the proxy card and any additional information will be furnished to banks, brokerage firms, fiduciaries and custodians holding shares of Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation material to such beneficial owners. No additional compensation will be paid to our directors, officers or other employees in connection with the Meeting.

OTHER MATTERS

The Board currently knows of no other business to be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy such material at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find the Company’s SEC filings at the SEC’s website at http://www.sec.gov. You may also obtain copies of this Proxy Statement and any other reports or information that we file with the SEC, free of charge, by written request to our Secretary at our offices at Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921 or by calling (908) 731-0700.

Our website is http://www.gaincapital.com. The information contained on our website is not incorporated into this Proxy Statement. The following documents are posted on our website, and can also be obtained from us by written request to our Secretary at our offices at Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921 or by calling (908) 731-0700:

•	Our Insider Trading Policy;

•	Our Disclosure Policy;

•	Our Corporate Governance Guidelines;

•	Our Code of Business Conduct and Ethics;

•	Our Related Personal Transaction Policy; and

•	The charters of each of our standing Board committees.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be a part of this Proxy Statement, and later information that we file with the SEC will update and supersede that information. We will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports. This Proxy Statement incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 17, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 12, 2014;

•	Amended Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on August 11, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 11, 2014;

•	Current Report on Form 8-K filed with the SEC on October 31, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the SEC on November 10, 2014;

•	Current Report on Form 8-K filed with the SEC on December 12, 2014; and

•	Amended Current Report on Form 8-K filed with the SEC on January 12, 2015.

We also incorporate by reference into this Proxy Statement additional documents that we may file with the SEC from the date of this Proxy Statement to the date of the Meeting. These include reports such as quarterly reports on Form 10-Q and current reports on Form 8-K.

A copy of all documents incorporated into this Proxy Statement by reference will be provided, without charge, upon written or oral request, by first class mail and within one business day of our receipt of such request. Requests for such documents should be directed to our Secretary at GAIN Capital Holdings, Inc., Attention: Secretary, Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921 or by calling (908) 731-0700.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GAIN CAPITAL HOLDINGS, INC.

City Index (Holdings) Limited Consolidated Financial Statements for the Three Years

Ended 31 March 2014

Independent Auditor’s Report

Board of Directors

City Index (Holdings) Limited

London, United Kingdom

We have audited the accompanying consolidated financial statements of City Index (Holdings) Limited and its subsidiaries, which comprise the consolidated balance sheet as at 31 March 2014, and the related consolidated profit and loss account, statement of total recognised gains and losses, reconciliation of movement in shareholders’ funds, and cash flows for the year ended 31 March 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with United Kingdom generally accepted accounting practice; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of City Index (Holdings) Limited and its subsidiaries as at 31 March 2014, and the results of their operations and their cash flows for the year ended 31 March 2014 in accordance with United Kingdom generally accepted accounting practice.

Emphasis of Matter

United Kingdom generally accepted accounting practice varies in certain significant respects from accounting principles generally accepted in the United States of America. We have audited the information relating to the nature and effect of such differences on shareholders’ equity as at 31 March 2014 and 2013 and net income and cash flows for each of the two years then ended is disclosed in Note 28 to the consolidated financial statements. We were not engaged to audit, review or apply procedures to the 2013 consolidated financial statements prepared in accordance with United Kingdom generally accepted accounting practice taken as a whole and accordingly we do not express an opinion on the 2013 consolidated financial statements.

/s/ BDO LLP

London, United Kingdom

9 January 2015

City Index (Holdings) Limited	Page	F-1

Independent Auditor’s Report

Board of Directors

City Index (Holdings) Limited

London, United Kingdom

We have audited the accompanying consolidated financial statements of City Index (Holdings) Limited and its subsidiaries (the “Group”), which comprise the Consolidated Balance Sheet as at March 31, 2013, and the related Consolidated Profit and Loss Accounts, the Consolidated Statements of Total Recognised Gains and Losses, the Consolidated Reconciliations of Movement in Shareholders’ Funds, and the Consolidated Cash Flow Statements for the years ended March 31, 2013 and 2012 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United Kingdom; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Group’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of City Index (Holdings) Limited and its subsidiaries as at March 31, 2013, and the results of their operations and their cash flows for the years ended March 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United Kingdom.

Emphasis of Matter

As discussed in Note 3 to the consolidated financial statements, the Group prepared its 2013 and 2012 consolidated financial statements in accordance with accounting principles generally accepted in the United Kingdom, which differ from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences as at 31 March 2013, and for the year ended 31 March 2013 is presented in Note 28 to the consolidated financial statements. We were not engaged to audit, review, or apply any procedures to the information in Note 28 to the consolidated financial statements related to the nature and effect of differences between accounting principles generally accepted in the United Kingdom and accounting principles generally accepted in the United States of America and, accordingly, we do not express an opinion or any other form of assurance about such information. This information was audited by other auditors. Our opinion is not modified with respect to this matter.

/s/ DELOITTE LLP

London, United Kingdom

9 January, 2015

City Index (Holdings) Limited	Page	F-2

Consolidated Profit and Loss Accounts

(in thousands of £)		For the year ended 31 March

	Notes	2014	2013	2012
Trading Revenue		68,511	94,620	107,190
Net finance income	4	17,173	14,587	11,076
Total operating income		85,684	109,207	118,266

Cost of Sales		29,653	39,753	36,387
Net operating income		56,031	69,454	81,879

Administrative expenses		71,693	85,519	88,974
Impairment of goodwill and intangibles	10	28,300	-	-
Impairment of tangible fixed assets	11	706	-	-
Operating loss		(44,668)	(16,065)	(7,095)

Interest income	7	651	729	985

Interest expense	8	(1,097)	(283)	(91)

Dividend received		26	32	25
Loss on ordinary activities before taxation		(45,088)	(15,587)	(6,176)

Tax on loss on ordinary activities	9	(693)	(659)	(105)
Loss for the financial year		(45,781)	(16,246)	(6,281)

All financial results are derived from continuing operations in the current and preceding years.

The accompanying notes are an integral part of these Consolidated Financial Statements.

City Index (Holdings) Limited	Page	F-3

Consolidated Statements of Total Recognised Gains and Losses

(in thousands of £)		For the year ended 31 March
	Note	2014	2013	2012
Loss for the financial year		(45,781)	(16,246)	(6,281)
Currency translation (losses)/profits on other net assets held in foreign subsidiaries		(1,628)	1,892	(7)
Currency translation (losses)/profits - intangible assets	10	(4,377)	2,915	109

Total recognised losses for the year		(51,786)	(11,439)	(6,179)

The accompanying notes are an integral part of these Consolidated Financial Statements

City Index (Holdings) Limited	Page	F-4

Consolidated Balance Sheets

(in thousands of £)
		As at 31 March
	Notes	2014	2013
Fixed assets
Intangible assets	10	17,174	63,409
Tangible fixed assets	11	12,791	11,765

		29,965	75,174

Current assets
Deferred tax assets	9	-	115
Financial assets available-for-sale	12	52	52
Trade debtors	13	29,898	25,046

Prepayments and other debtors	14	7,572	7,776
Cash at bank and in hand	15	39,870	60,458

		77,392	93,447

Creditors: Amounts due in less than one year
Trade creditors	16	22,527	26,908
Other creditors	17	10,388	14,180
Current tax liabilities		-	4
Loans payable	18	16,634	23,000

Provisions for liabilities and charges	19	1,722	2,657

		51,271	66,749

NET CURRENT ASSETS		26,121	26,698

NET ASSETS		56,086	101,872

Capital and reserves
Ordinary share capital	20	78	78
Preference shares	21	76,638	70,638
Share premium		70,934	70,934
Foreign exchange reserve		21,054	27,059
Accumulated Deficit		(112,618)	(66,837)

TOTAL EQUITY		56,086	101,872

The accompanying notes are an integral part of these Consolidated Financial Statements.

City Index (Holdings) Limited	Page	F-5

Consolidated Reconciliations of Movements in Shareholders’ Funds

(in thousands of £)
	Ordinary share capital	Preference shares	Share premium	Foreign exchange reserve	Accumulated deficit	Total equity
Balance at 1 April 2012	78	60,638	70,934	22,252	(50,591)	103,311
Foreign exchange translation gains	-	-	-	1,892	-	1,892
Foreign exchange translation gains - intangible assets (see Note 10)	-	-	-	2,915	-	2,915
Issue of preference shares	-	10,000	-	-	-	10,000

Loss for the financial year	-	-	-	-	(16,246)	(16,246)
Balance at 31 March 2013	78	70,638	70,934	27,059	(66,837)	101,872
Foreign exchange translation losses	-	-	-	(1,628)	-	(1,628)
Foreign exchange translation losses - intangible assets (see Note 10)	-	-	-	(4,377)	-	(4,377)
Issue of preference shares	-	6,000	-	-	-	6,000

Loss for the financial year	-	-	-	-	(45,781)	(45,781)
Balance at 31 March 2014	78	76,638	70,934	21,054	(112,618)	56,086

The share premium reserve represents the difference between the nominal value of the shares issued and the consideration received.

The accompanying notes are an integral part of these Consolidated Financial Statements.

City Index (Holdings) Limited	Page	F-6

Consolidated Cash Flow Statement

(in thousands of £)
		For the year ended 31 March
	Notes	2014	2013	2012

Net cash (outflow)/ inflow from operating activities	23	(11,546)	(32,740)	17,190

Returns on investments and servicing of finance
Interest income	7	651	729	985
Interest paid		(274)	(283)	(91)
Dividend received		26	32	25
		403	478	919

Tax (paid)/received		(385)	(659)	1,687

Capital expenditure and financial investment
Purchase of tangible fixed assets	11	(6,361)	(5,795)	(3,206)
		(6,361)	(5,795)	(3,206)

Net cash (outflow)/inflow before financing		(17,889)	(38,716)	16,590

Financing
Loans repaid - other		-	-	(5,250)
Loans (repaid)/received - ultimate parent undertakings	18	(1,189)	23,000	-
Preference shares issued	21	-	10,000	-
		(1,189)	33,000	(5,250)

(Decrease)/increase in cash at bank and in hand in the year		(19,078)	(5,716)	11,340

The reconciliation of net funds is detailed in note 22 to the Consolidated Financial Statements.

The accompanying notes are an integral part of these Consolidated Financial Statements.

City Index (Holdings) Limited	Page	F-7

Notes to the Consolidated Financial Statements

1.	STATEMENT OF DIRECTORS’ RESPONSIBILITIES

The directors are responsible for preparing these consolidated financial statements for City Index (Holdings) Limited and its subsidiaries (together, the group) for the periods presented, in conformity with United Kingdom generally accepted accounting practice (UK GAAP).

The directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the group, and for identifying and ensuring that the group complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The directors confirm that suitable accounting policies have been used and applied consistently for the periods presented. They also confirm that reasonable and prudent judgements and estimates have been made in preparing the consolidated financial statements, that applicable accounting standards have been followed and that it is appropriate to prepare the financial statements on the going concern basis.

These consolidated financial statements of City Index (Holdings) Limited as at 31 March, 2014 and 2013 and for each of the three years ended 31 March 2014 were approved by the Board of Directors and authorised for issue on 9 January 2015.

2.	ORGANISATION

City Index (Holdings) Limited (the “Company” or “CIHL”) is a private limited liability company incorporated in England and Wales under the United Kingdom’s Companies Act and is the parent for a group of companies incorporated in a number of jurisdictions (collectively, the “Group”).

The immediate parent company is City Index Group Limited (“CIGL”), a company incorporated in England and Wales, and which is the top company of the operating sub-group that the Directors consider the Company to be part of. This sub-group is generally referred to as the City Index Group. The ultimate parent company and controlling party is IPGL Limited (“IPGL”), which is the largest group that prepares financial statements into which the Company is consolidated.

These consolidated financial statements do not constitute the statutory consolidated financial statements of the Group. Copies of the consolidated statutory financial statements can be obtained from the Register at Companies House in the United Kingdom.

The Group’s business activities, during the years were the provision of market-making and spread-trading services in a variety of financial products and markets. The product offerings currently include spread-trading on equities, equity indices, precious and base metals, soft commodities, exchange rates, interest rates, exchange traded futures and options on equities, equity indices, precious and base metals, soft commodities, exchange rates, interest rates and other financial instruments. There have not been any significant changes in the Group’s principal activities in the years under review.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

The Financial Statements of the Group are prepared in accordance with the historical cost basis, except for the revaluation of certain financial instruments as described below, and in accordance with applicable United Kingdom accounting standards. The principal accounting policies applied in the preparation of the Financial Statements are set out below. These policies have been consistently applied to the years presented. The Financial Statements are presented in thousands of British Pounds (“£” or “GBP”), which is the Group’s presentation and functional currency.

Going concern

The consolidated accounts report a loss for the year of £45.781M (2013 - £16.246M loss and 2012 - £6.281M loss) and cash used in operating activities of £11.546M (2013 - £32.740M and 2012 - £17.190M inflows). At the balance sheet date, the group’s total assets exceeded its total liabilities by £56.086M (2013 - £101.872M) however accumulated deficit was £112.618M (2013 - £66.837M). The Company is also subject to risks and challenges similar to other companies in its industry. These risks include, but are not limited to, successful development, marketing and branding of products and services, the ability to obtain adequate financing to support growth, the ability to maintain sufficient regulatory capital and competition from larger companies with greater financial, technical, management and marketing resources.

City Index (Holdings) Limited	Page	F-8

The Company may need additional funds for promoting new products and services and working capital required to support increased sales. There can be no assurance, however, that such financing would be available when needed, if at all, or on favourable terms and conditions. If results of operations for 2015 do not meet management’s expectations, or additional capital is not available, management believes it has the ability to reduce certain expenditures to continue to meet operating cash flow requirements. The precise amount and timing of any additional funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s services and products, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company may need to raise additional funding to continue as a going concern.

The Group’s current forecasts and projections, taking account of reasonably possible changes in trading performance and factors outlined above, show that the Group will generate profits before amortisation and positive cash flows from operating activities and should therefore be able to meet all operating and regulatory capital requirements and will be able to operate within the level of its current facilities.

Therefore, after making due enquiries, including taking into consideration the following: current market conditions; provision by IPGL of further working capital, (up to the point at which the immediate parent, City Index Group Limited disposes of its interest in the Company and its subsidiaries - see note 27), which the management do not currently anticipate utilising; the forgiveness of the outstanding loans due to IPGL on completion of the sale by the immediate parent of its interest in the Company; and the performance since the last balance sheet date, the Directors believe they have a reasonable basis to conclude that the Group has adequate resources to fund its operating expenses and capital expenditure requirements at least 12 months from the date of approval of these financial statements. For this reason, the Directors continue to adopt the going concern basis in preparing the Financial Statements.

Consolidated financial statements

The Financial Statements include the Financial Statements of CIHL and those of its subsidiaries where CIHL exercises effective control. The books and records of the Group companies are maintained in accordance with local requirements and then adjusted to present the financial position and results of operations in accordance with UK GAAP.

Subsidiaries, which are those entities in which the Group has an interest of more than one half of the voting rights, or otherwise has power to exercise control over their financial or operating policies, are consolidated. Subsidiaries are consolidated from the date on which control is transferred to the Group and are no longer consolidated from the date that control ceases. Intercompany transactions, balances and unrealised gains on transactions between Group companies are eliminated; unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

When preparing Financial Statements, assets and liabilities of the entities whose functional currency is different from the presentation currency of the Group are translated into GBP at the rate of exchange ruling at the balance sheet dates, while income and expense items are translated at weighted average exchange rates for the years. Differences resulting from the use of closing and weighted average exchange rates and from revaluing a foreign entity’s opening net asset balance at the closing rate are recognised directly in foreign currency translation within equity.

Assets held in an agency or fiduciary capacity are not assets of the Group and are not reported in the Financial Statements.

Business combinations

Under the acquisition (purchases) method, the cost of investment, including transaction costs, is allocated to the acquired entity’s assets and liabilities based on fair values to the acquirer when the acquisition becomes unconditional. The date of acquisition is where the control of the net assets and operations of the acquiree is effectively transferred to the acquirer.

Goodwill represents the excess of the cost of an investment over the fair value of the acquired assets and liabilities. Intangible assets acquired such as brands may be regarded as indistinguishable from goodwill and accounted for as such. There is a rebuttable presumption that the useful economic life of goodwill and intangible assets are limited and do not exceed 20 years from the date of acquisition, however, the useful economic lives may be greater than 20 years or even indefinite. The Company amortises its goodwill over 10 years.

Adjustments to fair values assigned to assets and liabilities acquired on an acquisition of a business are only permitted if they arise before the date on which the directors approve the second post acquisition financial statements of the acquiring company.

City Index (Holdings) Limited	Page	F-9

Cash balances

Cash consists of cash on hand and deposits repayable on demand from financial institutions that are free from contractual encumbrances. For the purposes of the preparation of the cash flow statement, net cash and cash equivalents consist of cash and cash equivalents, net of outstanding bank overdrafts. These balances exclude client monies held by the Group (see client monies accounting policy).

Client monies not subject to the client money rules are held in non-segregated bank accounts and are included on the Balance Sheet where they are disclosed as either cash or receivables, depending on their nature, with a corresponding creditor. The return received on managing client balances is included within interest received.

Client monies

The Group, through its regulated subsidiary companies, holds money on behalf of clients in segregated accounts where required. Client monies held in segregated bank accounts and the corresponding liabilities to these clients are not recognised in the Balance Sheet because the Group is not beneficially entitled to them.

Dividends

Dividends are recognised as a liability and deducted from equity at the balance sheet dates only if they are declared and approved by shareholders before or on the balance sheet dates. Dividends are disclosed when they are proposed before the balance sheet dates or proposed or declared after the balance sheet dates but before the Financial Statements are authorised for issue.

Equity share capital

Equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all of its liabilities. Equity instruments issued by the Company are recorded at the proceeds received, net of external costs directly attributable to the issue. Ordinary shares and preference shares, where they share the characteristics of equity, are classified as equity. Any excess of the fair value of consideration received over the par value of shares issued is recognised as share premium.

Financial assets and liabilities

Financial assets and liabilities are recognised on trade date. Financial assets and liabilities in the scope of Financial Reporting Standard 26 - Financial Instruments: Recognition and Measurement (“FRS 26”) are classified into one of the following five categories, as appropriate:

¡	financial assets or liabilities at fair value through profit or loss;
¡	financial assets available-for-sale;
¡	loans and receivables; or
¡	financial liabilities at amortised cost.

Financial assets and liabilities are initially measured at fair value including transaction costs, except for those financial assets classified as fair value through profit or loss which are initially measured at fair value. The Group determines the classification of its financial assets and liabilities at initial recognition and re-evaluates this designation at each financial year end, where applicable.

The Company has taken advantage of the exemption contained in Financial Reporting Standard 29 not to present separate financial instrument disclosures for the Company as disclosures are made within the consolidated disclosures.

Financial assets and liabilities at fair value through profit or loss

Financial assets and liabilities comprising open spread bets, contracts for difference and options are classified as derivative financial instruments in accordance with Financial Reporting Standard 26 – Financial Instruments: Disclosure and Presentation (“FRS 26”). Financial assets and liabilities at fair value are classified as held for trading if they are:

¡	acquired or incurred for the purpose of selling or repurchasing in the near term; or
¡	a part of an identified portfolio of financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or
¡	a derivative that is not designated and effective as a hedging instrument.

City Index (Holdings) Limited	Page	F-10

The financial assets and liabilities at fair value through profit or loss are stated at fair value with any resulting gains or losses recognised in the Consolidated Profit and Loss Account.

Balances arising from the above are disclosed as either trade receivables or trade payables. Trade receivables or trade payables represent balances with counterparties and clients where the combination of cash held on account and the valuation of financial derivative open positions result in an amount due to or from the Group.

Financial assets available-for-sale

Financial assets available-for-sale are those non-derivative financial assets that are classified as available-for-sale or are not classified as being in any of the other categories and are initially recognised at cost (which includes directly attributable transaction costs). After initial recognition available-for-sale financial assets are measured at fair value with gains or losses being recognised as a separate component of equity until the investment is derecognised or until the investment is determined to be impaired at which time the cumulative gain or loss previously reported in equity is included in the Consolidated Profit and Loss Account. Interest is calculated using the effective interest method and recognised in the Consolidated Profit and Loss Account. Dividends on available-for-sale equity instruments are recognised as profit when the Group’s right to receive payment is established.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in active markets. Loans and receivables are initially measured at fair value, net of transaction costs incurred. Subsequent measurement is at amortised cost, using the effective interest rate method to amortise the amount at inception to the redemption value over the life of the loan or receivable. Interest is calculated using the effective interest method and recognised in the Consolidated Profit and Loss Account.

Financial liabilities

Except for derivatives and held-for-trading liabilities, which are classified as at fair value through profit and loss on initial recognition, all other financial liabilities are carried at amortised cost using the effective interest rate method.

Loans payable

Loans payable which are interest bearing are recorded at the proceeds received. Interest charges are accounted for on an accruals basis in the profit and loss account using the effective interest rate method.

The Group’s perpetual preference shares are initially recognised at fair value net of any transaction costs directly attributable to the issue of the instrument. Such interest bearing liabilities are subsequently measured at amortised cost using the effective interest rate method, which ensures that any interest expense over the period to repayment is at a constant rate on the balance of the liability carried in the consolidated statement of financial position. For the purposes of each financial liability, interest expense includes initial transaction costs and any premium payable on redemption, as well as any interest or coupon payable while the liability is outstanding.

Fair value of financial assets and liabilities

Financial assets and liabilities purchased or sold are recorded on a trade date basis and include:

¡	spread trading on equities, equity indices, precious and base metals, soft commodities, exchange rates, interest rates, exchange traded futures and options; and
¡	fixed odds on equities, equity indices, precious and base metals, soft commodities, exchange rates, interest rates and other financial instruments.

The estimated fair value of financial assets and liabilities is made in accordance with the requirements of FRS 26. Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between knowledgeable willing parties on arm’s length conditions, other than in a forced sale or liquidation. The fair value of assets or liabilities that are actively traded in organised financial markets is determined by reference to quoted market bid or ask prices, respectively, at the close of business on the balance sheet dates.

For assets where there is no active market, fair value is determined using valuation techniques, including valuation pricing models. Valuation pricing models consider time value and volatility factors underlying financial instruments as well as other relevant economic factors. The output of a model is always an estimate or approximation of a value that cannot be determined with certainty, and valuation techniques employed may not fully reflect factors relevant to the positions the Group holds. Valuations are therefore adjusted, where appropriate, to allow for additional factors including model risks and counterparty credit risk. The Group’s Management believes that these valuation adjustments are necessary and appropriate to state fairly the values of financial instruments carried at fair value on the Consolidated Balance Sheet.

City Index (Holdings) Limited	Page	F-11

The carrying amounts of cash and bank balances, trade and other receivables and payables approximate their respective fair values due to the relative short term maturity of these financial instruments.

Foreign currency translation

The Financial Statements are presented in thousands of GBP, which is the Group’s presentation currency. The Group discloses the amount of exchange differences recognised in profit or loss except for those arising on financial instruments measured at fair value through profit or loss in accordance with FRS 29. Foreign currency transactions are recorded in the functional currency at the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency rate of exchange ruling at the balance sheet dates. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction, as well as unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities are recognised in the Consolidated Profit and Loss Account. Unrealised exchange differences on non-monetary financial assets (investments in equity instruments) are a component of the change in their fair value. For a non-monetary financial asset classified as held for trading, unrealised exchange differences are recognised in the Consolidated Profit and Loss Account. For non-monetary financial assets, which are classified as available-for-sale, unrealised exchange differences are recorded directly in equity until the asset is sold or becomes impaired.

On consolidation, the assets and liabilities of the Group’s overseas operations are translated into Sterling at exchange rates prevailing on the balance sheet dates. Income and expense items are translated at the average exchange rates for the period. Exchange differences arising, if any, are classified as equity and taken directly to a foreign exchange reserve. Such translation differences are recognised as income or as expenses in the period in which the operation is disposed of. Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

Goodwill related to income generating units denominated in a currency other than Sterling is retranslated at the closing exchange rate, in accordance with the requirements of Financial Reporting Standard 23 - The Effects of Changes in Foreign Exchange Rates (“FRS 23”), with any differences being taken to foreign exchange reserves. On disposal of a foreign operation, the cumulative exchange differences recognised in the foreign exchange reserve relating to that operation up to the date of disposal are transferred to the consolidated statement of comprehensive income as part of the profit or loss on disposal.

Impairment of assets

At least annually, or when annual impairment testing is required, the Directors consider the carrying amounts of the Group’s tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the income generating unit to which the asset belongs.

The recoverable amount is the higher of realisable value less selling costs and value in use. In assessing value in use, the estimated future cash flows are discounted to their present values using a pre-tax discount rate. This rate reflects current market assessments of the time value of money as well as the risks specific to the asset for which the estimates of future cash flows have not been adjusted. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. Impairment losses are recognised immediately as an expense.

An assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. If that is the case the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is recognised as income immediately but there have been none to date.

Intangible assets

Intangible assets are carried at historical cost less accumulated amortisation. The carrying values of intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. Intangible assets are derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on de-recognition of an asset

City Index (Holdings) Limited	Page	F-12

is determined as the difference between the sale proceeds and the carrying amount of the asset and is included in the income statement in the period of de-recognition. Intangible assets with a finite life are amortised on a straight line basis over their expected useful lives, as follows:

¡ Goodwill	ten (10) years

Intangible assets with an indefinite life, such as regulatory and other licences, are held at cost and written off to the profit and loss if the licence is terminated or no longer utilised.

Goodwill arising on the acquisition of a business or subsidiary company, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is capitalised and written off on a straight-line basis over its estimated useful economic life, which is considered to be ten (10) years. Impairment tests on the carrying value of goodwill are undertaken at the end of the first full financial year following acquisition or in other periods if events or changes in circumstances indicate that the carrying value may not be recoverable.

Offsetting and netting

Financial assets and financial liabilities are only offset and the net amount reported in the Consolidated and Company Balance Sheets when there is a legally enforceable right to set off the recognised amounts and where the Group and Company intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously.

Operating leases

Leases of assets under which the risks and rewards of ownership are effectively retained by the lessor are classified as operating leases. Lease payments under an operating lease are recognised as expenses on a straight-line basis over the period of the lease term and are included in operating expenses, unless another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Contingent rentals arising under operating leases are recognised as an expense in the period in which they are incurred.

In the event that lease incentives are received to enter into operating leases, such incentives are recognised as a liability. The aggregate benefit of incentives is recognised as a reduction of rental expense on a straight-line basis, except where another systematic basis is more representative of the time pattern over which economic benefits from the leased asset are consumed.

Other creditors

Non-trading financial liabilities are recognised initially at fair value and carried at amortised cost using the effective interest rate method if the time value of money is significant.

Provisions and contingencies

Provisions are recognised when the Group has a current legal or constructive obligation as a result of past events, and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made. The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at each balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows. When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognised as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

Contingent liabilities are not recognised in the Consolidated Balance Sheet but are disclosed unless the possibility of any future cash outflows is considered to be remote. A contingent asset is not recognised in the Consolidated and Company Balance Sheets but is disclosed when an inflow of economic benefits is probable.

Receivables from and payables to brokers and dealers

Amounts receivable from and payable to brokers and dealers represent cash in margin accounts with brokers and dealers, and payments receivable and payable on unsettled securities transactions.

Receivables from and payables to clients

Amounts receivable from and payable to clients represent client cash held in non-segregated accounts, and payments receivable and payable on unsettled securities transactions.

City Index (Holdings) Limited	Page	F-13

Related party transactions

The Group’s Financial Statements include transactions and arrangements between related parties. Parties are generally considered to be related if one party has the ability to control the other party, is under common control, or can exercise significant influence or joint control over the other party in making financial and operational decisions. In considering each possible related party relationship attention is directed to its substance not merely the legal form. During the years the Group entered into transactions, in the ordinary course of business, with related parties. A summary of such related party transactions is detailed in Note 26 to the Financial Statements.

Revenue

Revenue is recognised when it is probable that economic benefits associated with the transaction will accrue to the Group and can be reliably measured. Revenue is recognised on the following basis:

Trading revenue

Trading revenue includes gains and losses on the operation of the spread trading markets and trading in financial markets and foreign exchange gains or losses on positions, net of commissions expensed. Open positions are carried at fair market value and gains and losses arising on this valuation are recognised in revenue together with gains and losses realised on positions that have closed. Dividends receivable, relating to trading activities, are recognised when the right to receive the payment is established.

Net fee and commission income from clients are recognised over the service period. Costs directly attributable to fee and commission income are deducted against net fee and commission income, and include broker’s commissions and clearing fees.

Net finance income

Interest is recognised in the Consolidated Profit and Loss Account on a time-apportioned basis by reference to the contractual amount outstanding and is charged at the effective interest rate applicable. The effective interest rate is the rate that exactly discounts the future expected cash flows to the carrying amount of the liability. Issue costs are included in the determination of the effective interest rates. Interest receivable and interest payable to the extent it relates to a client and financing activity is disclosed net as part of net financing income or expense. All other interest is shown separately as interest income or interest expense.

Cost of sales

Cost of sales relates to expenses directly attributable to the Group’s revenue and includes rebates of commission to third parties and other income sharing arrangements, client promotions and sign on bonuses, betting duties and commissions paid to sales staff.

Tangible fixed assets

Tangible fixed assets are stated at historical cost, net of accumulated depreciation and any accumulated impairment. The carrying value of tangible fixed assets is reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. Tangible fixed assets are derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on de-recognition of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset and is included in the Consolidated Profit and Loss Account in the period of de-recognition. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

¡ Office equipment, fixtures and fittings	five (5) years
¡ Computer and other equipment	three (3) years
¡ Website and software development costs	three (3) years
¡ Leasehold improvements	period to first break

Website development costs are capitalised only to the extent they lead to the creation of an enduring asset delivering benefits at least as great as the amount capitalised. If there is insufficient evidence on which to base reasonable estimates of the economic benefits that will be generated in the period until further updates to the website, the development costs are charged to the Consolidated Profit and Loss Account as incurred. Software development expenditure incurred on the development of the Group’s trading, settlement and risk management systems is capitalised. All other software expenditure is charged to the Consolidated Profit and Loss Account in the period in which it is incurred.

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Costs related to repairs and renewals are charged to profit and loss when incurred and included in other operating expenses.

Taxation

Corporation taxes

Corporation taxes have been provided for in the Financial Statements in accordance with the tax legislation enacted or substantively enacted by each balance sheet date in the jurisdictions in which the Group operates. Taxable loss differs from loss as reported in the Consolidated Profit and Loss Statement because it excludes items of income or expense that are taxable or deductible in other periods and it further excludes items that are not taxable or tax deductible. The corporation tax charge comprises current and deferred taxes and is recognised in the Consolidated Profit and Loss Account. Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods.

Current tax is charged or credited to the Consolidated Profit and Loss Account, except when it relates to items charged or credited directly to equity, in which case the current tax is dealt with in equity.

Deferred taxes

Deferred tax is generally accounted for on all timing differences between the carrying amount of assets and liabilities in the Financial Statements and the corresponding tax basis used in the computation of taxable profit. Deferred tax is recognised in respect of timing differences that have originated but not reversed at the balance sheet dates where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet dates. Timing differences are differences between the Group’s taxable profits and its results as stated in the Financial Statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the Financial Statements. Deferred tax assets and liabilities are measured on an undiscounted basis at the tax rates that are expected to apply when the related asset is realised or liability is settled, based on tax rates and laws enacted or substantively enacted at the balance sheet dates. A net deferred tax asset is regarded as recoverable and therefore recognised only to the extent that, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Deferred tax is charged or credited to the Consolidated Profit and Loss Account, except when it relates to items charged or credited directly to equity, in which case the deferred tax is dealt with in equity. Deferred tax is measured on a non-discounted basis.

Taxes, such as non-recoverable value added taxes are recorded within operating expenses.

4.	NET FINANCE INCOME

  (in thousands of £)

	For the year ended 31 March
	2014	2013	2012
Interest income
Interest received from clients	20,759	17,881	15,765
Interest received from brokers	147	214	950
Total interest income	20,906	18,095	16,715
Interest expense
Interest paid to clients	441	166	1,025
Interest paid to brokers	3,292	3,342	4,614
Total interest expense	3,733	3,508	5,639

Net finance income	17,173	14,587	11,076

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5.	DEPRECIATION AND AMORTISATION

(in thousands of £)
	For the year ended 31 March
	2014	2013	2012
Depreciation and amortisation
Depreciation of tangible fixed assets	4,520	3,722	3,892
Amortisation of goodwill	13,558	13,681	13,511
Total depreciation and amortisation	18,078	17,403	17,403

6.	OPERATING LOSS

(in thousands of £)
	For the year ended 31 March
	2014	2013	2012
Operating loss is stated after charging/(crediting):
Amortisation of goodwill	13,558	13,681	13,511
Impairment of goodwill and intangibles	28,300	-	-
Depreciation of tangible fixed assets	4,520	3,722	3,892
Foreign exchange differences	(200)	524	-
HMRC items	(416)	-	-
Operating lease rentals - other	67	37	171
Operating lease rentals - land and buildings	3,718	3,073	3,240

The HMRC items relate to £945,000 received (credit) from HM Revenue and Customs in Financial Year 2014 in respect of VAT under-claimed in prior years and a payment of £529,000 (debit) to HM Revenue and Customs in respect of betting duty on finance charges underpaid over the last 3 years.

7.	INTEREST INCOME

(in thousands of £)
	For the year ended 31 March
	2014	2013	2012
Interest received from bank accounts	651	729	985
Total interest income	651	729	985

8.	INTEREST EXPENSE

(in thousands of £)
	For the year ended 31 March
	2014	2013	2012
Interest paid on bank loans	-	-	91
Interest paid to IPGL group companies	1,097	283	-
Total interest expense	1,097	283	91

City Index (Holdings) Limited	Page	F-16

9.	TAX ON LOSS ON ORDINARY ACTIVITIES

(in thousands of £)
	For the year ended 31 March
	2014	2013	2012
Current tax charge
Corporation tax charge	-	-	62
Prior year corporation tax	264	42	(455)
Group relief	-	148	244
Overseas tax	324	469	254
	588	659	105

Deferred tax

Deferred tax - origination and reversal of timing differences	105	-	-

Total tax charge on loss on ordinary activities	693	659	105
The difference between the total current tax shown above and the amount calculated by applying the standard rate of UK corporation tax to the loss before tax is as follows:

Loss on ordinary activities before tax	(45,088)	(15,587)	(6,176)

Tax on loss on ordinary activities at standard rate 23% (2013: 24% 2012: 26%)	(10,370)	(3,740)	(1,605)

Factors affecting tax charge for the period
Depreciation for period in excess of capital allowances	(97)	(264)	(183)
Share-based payments not deductible for tax purposes
Expenses not deductible for tax purposes	6,690	121	133
Amortisation of goodwill	3,034	3,196	3,425
Overseas tax rate differences	325	380	(363)
Utilisation of tax losses	-	-	(772)
Other timing differences	-	-	(75)
Deferred tax losses not recognised	742	924	-
Prior year UK and overseas corporation tax	264	42	(455)
Total actual amount of current tax	588	659	105

(in thousands of £)

	As at 31 March
	2014	2013
Deferred tax
Deferred tax movements during the year were as follows:
Balance at 1 April	115	109
Current year deferred tax	(105)	-
Other adjustments including foreign exchange	(10)	6
Total net deferred tax at 31 March	-	115

Disclosed as:

Deferred tax assets	-	115
	-	115

Represented by:

Other timing differences	-	115
	-	115
Deferred tax asset not recognised at current tax rates	10,382	10,937

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The potential deferred tax asset, which is not recognised on the balance sheet as per FRS 19, comprises tax losses carried forward of £52.7M (2013: £45.4M) and the excess of the tax written down value of fixed assets over their net book value of £6.3M (2013: £6.6M). The Group recorded losses for the financial years ended 31 March 2012, 2013 and 2014 and management have taken a prudent approach by not recognising these assets on the balance sheet. The rationale for such an approach is that, given current losses it is inappropriate to introduce a deferred tax asset.

Circumstances affecting current and future tax charges

On 20 March 2013, the Government proposed legislation to reduce the current rate of UK corporation tax from 23% to 20% by 2015. Consequently, the Finance Act 2013 included provisions to reduce the rate of UK corporation tax to 21% with effect from 1 April 2014 and 20% from 1 April 2015.

10.	INTANGIBLE ASSETS

(in thousands of £)

Goodwill
Cost
Balance at 1 April 2013	142,440
Impairment	(28,300)
Foreign currency adjustment	(4,377)
Balance at 31 March 2014	109,763

Accumulated depreciation
Balance at 1 April 2013	79,031
Amortisation charge for year	13,558
Balance at 31 March 2014	92,589

Net book value at 31 March 2014	17,174

(in thousands of £)

Goodwill
Cost
Balance at 1 April 2012	139,525
Foreign currency adjustment	2,915
Balance at 31 March 2013	142,440

Accumulated depreciation
Balance at 1 April 2012	65,350
Amortisation charge for year	13,681
Balance at 31 March 2013	79,031

Net book value at 31 March 2013	63,409

Goodwill arising on acquisitions is capitalised and written off on a straight-line basis over its estimated useful economic life, which is ten years. Impairment tests on the carrying value of goodwill are undertaken at the end of the first full financial year following acquisition or in other periods if events or changes in circumstances indicate that the carrying value may not be recoverable. At the balance sheet dates, a review is undertaken to identify any indications of impairment. If no there are no indicators of impairment then no further action is taken. However where there are indicators that the goodwill may be impaired then a discounted cash flow valuation is carried out to determine the size of the impairment, if any, to be taken. The current net book value of goodwill was derived from the following acquisitions:

a)

IFX Group: The acquisition on 6 September 2006 of IFX Group plc, primarily relating to the United Kingdom based business of IFX Markets Limited, which continues to be operated separately under the “Finspreads” brand, and the North American business IFX Markets Inc. which was subsequently incorporated into FX Solutions shortly after that business was acquired.

b)

Sunblock/FX Solutions: The acquisition on 5 February 2008 of the business, the assets and the liabilities of the United States based business of Sunblock Holdings LLC and its subsidiaries, which comprised the FX Solutions business.

City Index (Holdings) Limited	Page	F-18

At 31 March 2013 there were indicators of impairment following the disposal of part of the US client base but following a value in use calculation of the income generating units it was found there was no impairment to the carrying value of the goodwill. At March 2014 there were indicators of impairment following a decline in parts of the business including but not limited to the decision to wind down the FX Solutions brand, and following a value in use calculation of the income generating units the management determined that the goodwill had been impaired by £28.3M.

In accordance with FRS 23 the goodwill proportion related to overseas subsidiaries has been retranslated at the closing exchange rate with the resulting loss of £4,377,000 (2013: £2,915,000 profit) being taken to foreign exchange reserves. Amortisation is restated to the revised amount in accordance with the amortisation life determined at inception.

11.	TANGIBLE FIXED ASSETS

(in thousands of £)	For the year ended 31 March 2014

	Leasehold improve- ments	Office equipment, fixtures and fittings	Computer and other equipment	Website and software development	Total

Cost
Balance at 1 April 2013	5,517	2,223	15,776	14,335	37,851
Foreign currency adjustment	(88)	(77)	(229)	(154)	(548)
Additions	-	138	908	5,315	6,361
Impairments	-	(598)	(1,773)	(1,706)	(4,077)
Disposals	(498)	-	(1,561)	(850)	(2,909)

Balance at 31 March 2014	4,931	1,686	13,121	16,940	36,678

Accumulated depreciation
Balance at 1 April 2013	2,539	1,711	11,768	10,068	26,086
Foreign currency adjustment	(61)	(49)	(189)	(140)	(439)
Depreciation charge for year	497	266	1,296	2,461	4,520
Impairments	-	(587)	(1,167)	(1,617)	(3,371)
Disposals	(498)	-	(1,561)	(850)	(2,909)

Balance at 31 March 2014	2,477	1,341	10,147	9,922	23,887

Net book value at 31 March 2014	2,454	345	2,974	7,018	12,791

(in thousands of £)	For the year ended 31 March 2013

	Leasehold improve- ments	Office equipment, fixtures and fittings	Computer and other equipment	Website and software development	Total

Cost
Balance at 1 April 2012	5,475	2,143	12,636	11,413	31,667
Foreign currency adjustment	42	54	167	126	389
Additions	-	26	2,973	2,796	5,795

Balance at 31 March 2013	5,517	2,223	15,776	14,335	37,851

Accumulated depreciation
Balance at 1 April 2012	1,968	1,364	10,046	8,680	22,058
Foreign currency adjustment	35	38	123	110	306
Depreciation charge for year	536	309	1,599	1,278	3,722

Balance at 31 March 2013	2,539	1,711	11,768	10,068	26,086

Net book value at 31 March 2013	2,978	512	4,008	4,267	11,765

City Index (Holdings) Limited	Page	F-19

12.	FINANCIAL ASSETS AVAILABLE-FOR-SALE

(in thousands of £)
	As at 31 March
	2014	2013

Total financial assets available-for sale	52	52

Represented by:
Balance at 1 April	52	52
Provision against carrying value	-	-

Balance at 31 March	52	52

During the 2010 financial year CIL acquired the 10% share in CDP Soft for £1,150,000. At 31 March 2014 the estimated fair value of the investment was £52,000 (2013: £52,000).

All available for sale investments are unquoted with fair value obtained by the directors using non observable valuation inputs and these are all classified as level three (see note 27).

13.	TRADE DEBTORS

(in thousands of £)
	As at 31 March
	2014	2013
Brokers and dealers	29,806	24,917
Clients	92	129

Total trade debtors	29,898	25,046

14.	PREPAYMENTS AND OTHER DEBTORS

(in thousands of £)
	As at 31 March
	2014	2013
Prepayments	2,752	2,561
Other debtors and accrued income	443	1,370
Corporation tax recoverable	13	226
	3,208	4,157
CIG	4,204	3,590

Amounts due from ultimate parent company, IPGL	160	29

Total prepayments and other debtors	7,572	7,776

Amounts due from CIGL and IPGL: The amounts due from group companies are unsecured, interest free and are repayable on demand.

City Index (Holdings) Limited	Page	F-20

15.	CASH AT BANK AND IN HAND

(in thousands of £)
	As at 31 March
	2014	2013
Cash at bank and in hand	22,981	45,057
Bank deposits	494	590
Monies held on behalf of non-segregated clients	16,395	14,811

Total cash at bank and in hand	39,870	60,458

Cash at bank and in hand is held as follows:
OECD banks and regulated financial institutions	34,325	57,400
Non OECD banks and regulated financial institutions	5,545	3,058

	39,870	60,458

Ratings as follows:
AA-	480	15,894
A+	16,283	3,740
A	320	1,966
A-	18,028	38,816
A-1	3,622	-
A-1+	1,075	-
Other rated	36	6
Non-rated	26	36

	39,870	60,458

These categories consist of cash in hand and deposits repayable on demand from financial institutions and are free from contractual encumbrances. The accounts with financial institutions earn interest at floating rates based on daily bank rates. The fair value of cash at bank and in hand is not materially different from the book value. The balances above exclude client monies held by the Group (see client monies accounting policy), which are set out below.

Client money - segregated not recognised in Financial Statements (see Note 3 - accounting policy )	194,664	184,278

16. TRADE CREDITORS
(in thousands of £)
	As at 31 March
	2014	2013
Clients	22,527	26,908
Total trade creditors	22,527	26,908
Included in client trade creditors are balances with related parties entered into in the ordinary course of business as follows:
of which are due to IPGL	1,087	42

17.	OTHER CREDITORS

(in thousands of £)
	As at 31 March
	2014	2013
Accruals and deferred income	3,015	6,408
Other taxes and social security	530	331
Other creditors	5,004	5,602

	8,549	12,341
Amounts due to other group companies	1,839	1,808
Amounts due to ultimate parent company	-	31

Total other creditors	10,388	14,180

City Index (Holdings) Limited	Page	F-21

Amounts due to other group companies: The amounts due to group companies are unsecured, and the balances are repayable on demand. All other amounts due are unsecured, interest free and are repayable on demand.

18.	LOANS PAYABLE LESS THAN ONE YEAR

(in thousands of £)
	As at 31 March
	2014	2013
Loans	16,634	23,000

During 2014, the Company repaid £19M borrowed from IPGL Limited, its ultimate parent company, and Incap Gaming BV, an intermediary parent company, in the prior year. £6M of this was made up of an issue of 6M preference shares (see note 22) It then borrowed a further £12M from IPGL Limited. These loans attract interest at a rate of 10% and are repayable within twelve months. Accrued interest of £823,000 has been added to the value of the loans outstanding. The outstanding balance of the loans from prior years owing to IPGL Limited of £4M (2013: £17M and 2012: Nil) is secured on the Group’s US subsidiary, City Index Inc.

19.	PROVISIONS FOR LIABILITIES AND CHARGES

(in thousands of £)
	Restructuring Provision	Global Exchanges Provision	Onerous Lease Provision	VAT Provision	Total
Balance at 1 April 2012	-	800	207	228	1,235
Utilised during the year	-	-	(207)	-	(207)
Charges/(credits) to the Profit and Loss Account	1,555	145	-	(71)	1,629
Balance at 31 March 2013	1,555	945	-	157	2,657
Utilised during the year	(1,379)	-	-	-	(1,379)
Transfer to accruals	-	(202)	-	-	(202)
Charges/(credits) to the Profit and Loss Account	129	565	-	(48)	646
Balance at 31 March 2014	305	1,308	-	109	1,722

The restructuring provision relates to the costs of shutting down the group’s US operation which should be completed within the next 12 months.

The global exchange provision relates to the estimated costs that may be payable in the next 12 months on market information from global exchanges provided over the last 3 years.

The VAT provision relates to a potential VAT liability due on commission payments made to some of the Group’s white label partners. HM Revenues and Customs is permitted to go back four years and the provision has been calculated as the maximum amount payable if VAT was deemed to be due.

20.	ORDINARY SHARE CAPITAL

(in thousands of £)
	As at 31 March
	2014	2013
Authorised
9,000,000 ordinary shares of £0.01 each	90	90
10,000 ordinary shares of £0.0001 each	-	-

	90	90

Called up, allotted and fully paid
7,803,258 ordinary shares of £0.01 each	78	78

City Index (Holdings) Limited	Page	F-22

Equity shares of the Company are identical, including economic rights and voting rights. The rights, preferences, and restrictions with respect to voting, the distribution of dividends, and the repayment of capital are contained in the Memorandum and Articles of Association. At 31 March 2014, there were no limitations on the distribution of retained earnings to shareholders other than the Company’s loan covenant arrangements. No dividends have been paid during the year (2013: £Nil and 2012: £Nil).

21.	PREFERENCE SHARES

(in thousands of £)
	As at 31 March
	2014	2013
Authorised
100,000,000 redeemable non-voting preference shares of £1.00 each	100,000	100,000

Called up, allotted and fully paid
76,638,000 (2013: 70,638,000) redeemable non-voting preference shares of £1.00 each	76,638	70,638

On 25 July 2013 the Company issued 6,000,000 £1 redeemable non-voting preference shares at par, in return for settlement of the £6 million loan with INCAP Gaming.

The redeemable preference shares carry a non-cumulative preferential cash dividend at the rate of 2% per annum above the average base rate of Barclays Bank PLC applicable in the six months period up to the date of payment of the dividend. The redeemable preference shares carry no voting rights and are redeemable at any time at the option of the Company. The preference shares rank in priority to the ordinary shares for repayment in the event of the Company being wound up. There is no obligation on the Company to redeem or declare dividends in respect of the preference shares. They are therefore considered to represent equity under FRS 25.

No non-cumulative preferential dividends were declared by the Company either in general meeting or by its Directors either during the year (2013: £Nil and 2012: £Nil).

22.	ANALYSIS OF NET FUNDS

(in thousands of £)	At 31 March 2013	Cash flow	Exchange movements	Other Movements	At 31 March 2014

Cash and cash equivalents
Cash at bank and in hand	60,458	(19,078)	(1,510)	-	39,870
Loans payable	(23,000)	1,189	-	5,177	(16,634)

Cash and cash equivalents	37,458	(17,889)	(1,510)	5,177	23,236

(in thousands of £)	At 31 March 2012	Cash flow	Exchange movements	Other Movements	At 31 March 2013

Cash and cash equivalents
Cash at bank and in hand	64,370	(5,716)	1,804	-	60,458
Loans payable	-	(23,000)	-	-	(23,000)

Cash and cash equivalents	64,370	(28,716)	1,804	-	37,458

(in thousands of £)	At 31 March 2011	Cash flow	Exchange movements	Other Movements	At 31 March 2012

Cash and cash equivalents
Cash at bank and in hand	52,988	11,340	42	-	64,370
Loans payable	-	-	-	-	-

Cash and cash equivalents	52,988	11,340	42	-	64,370

City Index (Holdings) Limited	Page	F-23

23.	RECONCILIATION OF NET LOSS TO OPERATING CASH FLOWS

(in thousands of £)
		For the year ended 31 March
	Notes	2014	2013	2012
Reconciliation of net loss to operating cash flows
Loss for the financial year		(45,781)	(16,246)	(6,281)
Interest income	7	(651)	(729)	(985)
Interest expense	8	1,097	283	91
Dividend received		(26)	(32)	(25)
Income tax expense	9	693	659	105

Operating loss		(44,668)	(16,065)	(7,095)

Adjustments for non-cash and other items:
Depreciation and amortisation	5	18,078	17,403	17,403
Impairment of goodwill	10	28,300	-	-
Tangible fixed assets written off		706	-	-
Provision against loss on disposal of investment		-	-	12
Net decrease in onerous lease provisions	19	-	(207)	(185)
Net movement in other provisions

		2,416	1,131	10,135

(Increase)/decrease in trade debtors		(4,852)	18,550	41,106
(Increase)/decrease in prepayments and other debtors		2	(2,928)	786
Decrease in trade creditors		(4,381)	(48,157)	(32,438)
Decrease in other creditors		(3,796)	(2,965)	(2,185)
Increase/(decrease) in provisions		(935)	1,629	(214)

Net cash (outflow)/ inflow from operating activities		(11,546)	(32,740)	17,190

24.	FINANCIAL INSTRUMENTS

FRS 29 requires information on the significance of financial instruments for an entity’s financial position and performance, information about exposure to risks arising from financial instruments and the Group’s objectives, policies and processes for managing capital.

The following information contains the information required by FRS 29, together with additional information relating to the Group’s assets and liabilities at the balance sheet dates.

City Index (Holdings) Limited	Page	F-24

The following table details the classification of financial instruments:

(in thousands of £)	As at 31 March 2014

	Financial assets and liabilities at fair value through profit or loss	Available- for-sale	Loans and receivables - amortised cost	Non- financial instruments	Total
Assets
Financial assets available-for-sale	-	52	-	-	52
Trade debtors	29,898	-	-	-	29,898
Cash at bank and in hand	-	-	39,870	-	39,870
Sub-total trade related assets	29,898	52	39,870	-	69,820
Prepayments and other receivables	4,820	-	-	2,752	7,572
Deferred tax assets	-	-	-	-	-
Intangible assets	-	-	-	17,174	17,174
Tangible fixed assets	-	-	-	12,791	12,791
Sub-total non-trade related assets	4,820	-	-	32,717	37,537
Total assets	34,718	52	39,870	32,717	107,357

Liabilities
Trade creditors	22,527	-	-	-	22,527
Sub-total trade related liabilities	22,527	-	-	-	22,527

Other payables	-	-	16,634	-	16,634
Loan payable	-	-	10,388		10,388
Provisions for liabilities and charges	-	-	-	1,722	1,722
Sub-total non-trade related liabilities	-	-	27,022	1,722	28,744
Total liabilities	22,527	-	27,022	1,722	51,271

Net position
Net long trade related assets	7,371	52	39,870	-	47,293
Net (short) (long) non-trade related assets	4,820	-	(27,022)	30,995	8,793
Total net assets	12,191	52	12,848	30,995	56,086

Percentage of net position
% of net long (short) trade related assets	15.6%	0.1%	84.3%	-	100.0%
% of net long non-trade related assets	54.8%	-	(307.3%)	352.5%	100.0%
% of total net assets	21.7%	0.1%	22.9%	55.3%	100.0%

If there was an 100 basis points adverse movement in interest rates with all other variables held constant, then there would be an

– increase (decrease) in net finance costs (income)	-	-	232	-	232
– increase (decrease) in (loss) after tax	-	-	183	-	183
– (decrease) increase in total equity	-	-	(183)	-	(183)

If there was a 100 basis points favourable movement in interest rates with all other variables held constant, then there would be an
– increase (decrease) in finance costs (income)	-	-	(232)	-	(232)
– (decrease) increase in (loss)	-	-	(183)	-	(183)
– increase (decrease) in equity	-	-	183	-	183

A sensitivity of 100 basis points represents a reasonable movement given the current level of volatility observed in respect of the main interest rates the Group is normally exposed to in its day-to-day operations. The calculation assumes an average Group tax rate of 21%.

City Index (Holdings) Limited	Page	F-25

(in thousands of £)	As at 31 March 2013
	Financial assets and liabilities at fair value through profit or loss	Available- for-sale	Loans and receivables- amortised cost	Non- financial instruments	Total
Assets
Financial assets available-for-sale	-	52	-	-	52
Trade debtors	25,046	-	-	-	25,046
Cash at bank and in hand		-	60,458	-	60,458
Sub-total trade related assets	25,046	52	60,458	-	85,556
Prepayments and other receivables	5,215	-	-	2,561	7,776
Deferred tax assets	-	-	-	115	115
Intangible assets	-	-	-	63,409	63,409
Tangible fixed assets	-	-	-	11,765	11,765
Sub-total non-trade related assets	5,215	-	-	77,850	83,065
Total assets	30,261	52	60,458	77,850	168,621

Liabilities
Trade creditors	26,908	-	-	-	26,908
Sub-total trade related liabilities	26,908	-	-	-	26,908

Other payables	-	-	14,180		14,180
Loans payable	-	-	23,000		23,000
Current tax liabilities	-	-	-	4	4
Deferred tax liabilities	-	-	-	-	-
Provisions for liabilities and charges	-	-	-	2,657	2,657
Sub-total non-trade related liabilities	-	-	37,180	2,661	39,841
Total liabilities	26,908	-	37,180	2,661	66,749

Net position
Net long trade related assets	(1,862)	52	60,458	-	58,648
Net (short) (long) non-trade related assets	5,215	-	(37,180)	75,189	43,224
Total net assets	3,353	52	23,278	75,189	101,872

Percentage of net position
% of net long (short) trade related assets	(3.2%)	0.1%	103.1%	-	100.0%
% of net long non-trade related assets	12.1%	-	(86.0%)	174.0%	100.0%
% of total net assets	3.3%	0.1%	22.8%	73.8%	100.0%

If there was an 100 basis points adverse movement in interest rates with all other variables held constant, then there would be an

– increase (decrease) in net finance costs (income)	-	-	605	-	605
– increase (decrease) in (loss) after tax	-	-	605	-	605
– (decrease) increase in total equity	-	-	(605)	-	(605)

If there was a 100 basis points favourable movement in interest rates with all other variables held constant, then there would be an
– increase (decrease) in finance costs (income)	-	-	(605)	-	(605)
– (decrease) increase in (loss)	-	-	(605)	-	(605)
– increase (decrease) in equity	-	-	605	-	605

A sensitivity of 100 basis points represents a reasonable movement given the current level of volatility observed in respect of the main interest rates the Group is normally exposed to in its day-to-day operations. The calculation assumes an average Group tax rate of 24%.

City Index (Holdings) Limited	Page	F-26

Principal risks and uncertainties (including financial risk management policies)

The Board is responsible for determining and managing the principal risks and uncertainties of the Company and Group. This is subject to periodic review, at least annually and is performed in consultation with its shareholders. The Company and Group seek to mitigate their risks through the application of limits and controls, a monitoring process at both Company, Group and operational level, and the use of hedging instruments and insurance policies. The Group has a Risk and Credit Committee, which meets at least monthly. The Group’s existing risk management tools continue to be enhanced by the on-going development of a real-time risk management system across all products.

The principal risks and uncertainties faced by the Group are primarily financial risks. The principal non-financial risk faced by the Group is operational risk. All of these risks are summarised further below.

Credit risk

Credit risk represents the loss that the Group would incur if a client or counterparty failed to perform its contractual obligations. A client credit exposure exists where a client’s net contractual payable to the Group is greater than the margin or other collateral received by the Group (“margin deficiency”) net of any credit adjustments made against the margin deficiency. A counterparty exposure exists where the Group’s net contractual receivable is greater than the margin or other collateral deposited by the Group with the counterparty (“excess margin”). Clients do not normally have external credit ratings. Market counterparties generally have published credit ratings. In addition to the regular credit review of counterparties and country limits, other measures are undertaken to mitigate credit risk including holding margin or other collateral against client positions. A small minority of clients are permitted to deal within specific credit terms.

The Group has a formal credit policy which determines the financial and experience criteria which a client must satisfy before being given an account which exposes the Group to credit risk, as well as determining the account limits which are allocated to a client. The Group also has potential credit risk arising from its exposure to market counterparties with which it hedges and with banks. The Group sets limits for its maximum acceptable exposure to each market counterparty and bank to which it has credit exposure. These limits are approved by the Group Risk Committee and are reviewed at least every six months.

At the balance sheet dates the Group had the following trading asset credit risk exposures:

(in thousands of £)
	As at 31 March
	2014	2013
Trade debtors
Brokers and dealers	29,806	24,917
Clients	92	129

	29,898	25,046

Amount of broker and dealer trade debtors where the Group’s net contractual receivable is greater than the margin or other collateral deposited by the Group with the counterparty (“excess margin”).
A	-	16,594
A+	-	1,334
A-1	25,030	-
AA-	-	-
BBB+	-	218
BBB	5,335	-
Other rated	-	6,766
Non-rated	(559)	5

	29,806	24,917

(in thousands of £)

	As at 31 March
	2014	2013
Amount of client trade debtors where client’s net contractual payable to the Group is greater than the margin or other collateral received by the Group (“margin deficiency”) net of any credit adjustments made against the margin deficiency. All non-rated.	92	129

Amount of credit extended to clients at year end	276	276
Amount of unutilised credit extended to clients	250	250

City Index (Holdings) Limited	Page	F-27

Credit extended to clients is either by Credit Allocation or Waived Margin. Credit Allocations are a fixed amount allocated to an Account which is treated in the same way as if cash had been deposited against a client position and is utilised in the calculation of client’s margin requirement and trading resource. Waived Margin is a fixed amount allocated to an account utilised in the calculation of the initial margin required. In effect initial margin is reduced and the client is only required to fund losses on an account.

The movement on bad debt provisions during the years were as follows:

(in thousands of £)

	For the year ended 31 March
	2014	2013
Net (credit)/charges to profit and loss account during the year	(142)	35
Opening provision	35,006	35,672
Releases against underlying asset during the year	(19,612)	(701)

Closing provision	15,252	35,006

The release of provision in 2014 relates to amounts due from two debtors, which had been fully provided for in previous years, that would no longer be recoverable due to the debtors being liquidated during the year.

Market risk

Market risk is the risk of loss arising from adverse movements in the level or volatility of market prices. Daily and intra-day margin calls are made on clients to reflect market movements affecting client positions. The Group’s clients sign a terms of business agreement, in which, under certain circumstances, the Group unilaterally reserves the right to close out client positions. Exposure management is dependent on the liquidity of the relevant markets and hedging policy. These policies include limits, or a methodology for setting limits, for every single liquid financial market in which the Group trades, and for markets which the Directors consider to be correlated. The limits determine the maximum net exposure arising from client activity and associated hedging. During the years the Group significantly reduced its risk profile and increased hedging levels commensurate with market volatility.

The carrying amounts of cash and bank balances, other debtors and creditors approximate their respective fair values due to the relative short term maturity of these financial instruments. Trade debtors and creditors are carried with their open trade calculated using the mark to market pricing which equates to fair value.

Currency risk

The principal currencies in which the Group trades are British Pounds, Euros and United States Dollars. This gives rise to currency risk on the translation of its net current assets (mainly net funds held on behalf of clients) together with a currency risk on the conversion of its non-British Pounds income into British Pounds. The Group hedges this risk to the extent it considers appropriate in the circumstances. Please note there is no hedge accounting adopted and is only economic hedging.

City Index (Holdings) Limited	Page	F-28

The currency risk of the Group’s assets and liabilities at the balance sheet dates are as follows:

(in thousands of £)	As at 31 March 2014

	GBP£	US$	Euro	Other	Total
Assets
Financial assets available-for-sale	52	-	-	-	52
Trade debtors *	7,416	9,647	149	12,686	29,898
Cash at bank and in hand	22,108	(1,050)	(825)	19,637	39,870
Sub-total trade related assets	29,576	8,597	(676)	32,323	69,820
Total financial assets	29,576	8,597	(676)	32,323	69,820
Non-financial Instruments
Prepayments					7,572
Intangible assets					17,174
Tangible fixed assets					12,791

					107,357

Liabilities
Trade creditors *	6,928	1,806	(3,081)	16,874	22,527
Sub-total trade related liabilities	6,928	1,806	(3,081)	16,874	22,527
Other creditors	7,546	1,842	120	880	10,388
Loans payable	16,634	-	-	-	16,634
Sub-total non-trade related liabilities	24,180	1,842	120	880	27,022
Total financial liabilities	31,108	3,648	(2,961)	17,754	49,549
Non-financial Instruments
Deferred tax					-
Provision for liabilities and charges					1,722

					51,271

Total Net Assets					56,086
Net position
Net (short) long trade related (liabilities) assets	22,648	6,791	2,405	15,449	47,293
Net long (short) non-trade related assets (liabilities)	(24,180)	(1,842)	(120)	(880)	(27,022)
Total net financial assets	(1,532)	4,949	2,285	14,569	20,271

Percentage of net assets
% of aggregate net long trade related assets	47.9%	14.4%	5.1%	32.6%	100.0%
% of aggregate net long non-trade related assets	89.5%	6.8%	0.4%	3.3%	100.0%
% of total net assets	(7.6%)	24.4%	11.3%	71.9%	100.0%

* For the purposes of this table trade debtors and trade creditors are shown as the gross position per currency

If there was an 20% adverse movement in exchange rates against the £ with all other variables held constant, then there would be an
– (decrease)/increase in loss		977	451	2,877	4,305
– increase/(decrease) in equity		(977)	(451)	(2,877)	(4,305)

If there was a 20% favourable movement in exchange rates against the £ with all other variables held constant then there would be an
– increase/(decrease) in loss after tax		(652)	(301)	(1,918)	(2,871)
– (decrease)/increase in total equity		652	301	1,918	2,871

A sensitivity of 20% represents a reasonable movement given the current level of volatility observed in respect of the main foreign currencies the Group is normally exposed to in its day-to-day operations. The calculation assumes an average Group tax rate of 21%.

City Index (Holdings) Limited	Page	F-29

(in thousands of £)	As at 31 March 2013

	GBP£	US$	Euro	Other	Total
Assets
Financial assets available-for-sale	52	-	-	-	52
Trade debtors *	29,635	(12,925)	1,236	7,100	25,046
Cash at bank and in hand	(6,570)	46,937	(1,171)	21,262	60,458
Sub-total trade related assets	23,117	34,012	65	28,362	85,556
Total financial assets	23,117	34,012	65	28,362	85,556
Non-financial assets
Prepayments and other receivables					7,776
Deferred tax assets					115
Intangible assets					63,409
Tangible fixed assets					11,765
Total assets					168,621

Liabilities
Trade creditors *	(159)	7,518	406	19,143	26,908
Sub-total trade related liabilities	(159)	7,518	406	19,143	26,908
Other creditors	8,495	4,320	108	1,257	14,180
Loans payable	23,000	-	-	-	23,000
Current tax liabilities	-	-	-	4	4
Provisions for liabilities and charges
Sub-total non-trade related liabilities	31,495	4,320	108	1,261	37,184
Total financial liabilities	31,336	11,838	514	20,404	64,092
Non-financial liabilities
Provisions for liabilities and charges					2,657
Total Liabilities					66,749
Net position
Net (short) long trade related (liabilities) assets	23,276	26,494	(341)	9,219	58,648
Net long (short) non-trade related assets (liabilities)	(31,495)	(4,320)	(108)	(1,261)	(37,184)
Total net financial assets	(8,219)	22,174	(449)	7,958	21,464

Percentage of net financial assets
% of aggregate net long trade related assets	39.7%	45.2%	(0.6%)	15.7%	100.0%
% of aggregate net long non-trade related assets	84.7%	11.6%	0.3%	3.4%	100.1%
% of total net assets	(38.3%)	103.3%	(2.1%)	37.2%	99.9%

* For the purposes of this table trade debtors and trade creditors are shown as the gross position per currency

If there was an 20% adverse movement in exchange rates against the £ with all other variables held constant, then there would be an
– (decrease)/increase in loss		4,268	(86)	1,532	5,714
– increase/(decrease) in equity		(4,268)	86	(1,532)	(5,714)

If there was a 20% favourable movement in exchange rates against the £ with all other variables held constant then there would be an
– increase/(decrease) in loss after tax		(2,846)	58	(1,021)	(3,809)
– (decrease)/increase in total equity		2,846	(58)	1,021	3,809

A sensitivity of 20% represents a reasonable movement given the current level of volatility observed in respect of the main foreign currencies the Group is normally exposed to in its day-to-day operations. The calculation assumes an average Group tax rate of 24%.

City Index (Holdings) Limited	Page	F-30

Liquidity risk

In the event of a significant movement in markets, the Group could have a short-term funding requirement to meet its payment obligations to counterparties. Any failure by the Group to meet its payment obligations could result in market counterparties closing the Group’s hedge positions, which would have materially adverse consequences for the Group’s business. The level of liquidity required is influenced by the level of client activity and volatility in the markets.

The Net Position is the difference between the sub-total related assets and the sub-total related liabilities which has then been split between short trade and long non-trade balances.

The contractual undiscounted maturities of the Group’s assets and liabilities based on the remaining period, at the balance sheet dates, to the contractual maturity dates are as follows:

(in thousands of £)	As at 31 March 2014
	On demand	Due within 3 months	Due between 4 and 12 months	Due between 1 and 5 years	Total
Assets
Financial assets available-for-sale	-	-	52	10,751	10,803
Trade debtors	29,898	-	-	-	29,898
Cash at bank and in hand	39,870	-	-	-	39,870
Sub-total trade related assets	69,768	-	52	10,751	80,571
Prepayments and other debtors	3,201	5	-	2	3,208
Intercompany	4,364	-	-	-	4,364
Sub-total non-trade related assets	7,565	5	-	2	7,572
Intangible assets					17,174
Tangible fixed assets					12,791
Total assets					118,108
Liabilities
Trade creditors	22,527	-	-	-	22,527
Sub-total trade related liabilities	22,527	-	-	-	22,527
Other creditors	9,748	640	-	-	10,388
Provisions for liabilities and charges	1,722	-	-	-	1,722
Loans payable	-	-	16,634	-	16,634
Sub-total non-trade related liabilities	11,470	640	16,634	-	28,744
Total liabilities	33,997	640	16,634	-	51,271

Net position
Net short trade related assets	47,241	-	52	10,751	58,044
Net long non-trade related assets	(3,905)	(635)	(16,634)	2	(21,172)
	43,336	(635)	(16,582)	10,753	36,872

Cumulative net position	43,336	42,701	26,119	36,872

Intangible assets					17,174
Tangible fixed assets					12,791
Total equity					66,837

Aggregate financial liabilities
Trade creditors	22,527	-	-	-	22,527
Loans payable due within one (1) year	-	-	16,634	-	16,634
Other creditors	9,748	640	-	-	10,388
Total financial liabilities	32,275	640	16,634	-	49,549

City Index (Holdings) Limited	Page	F-31

(in thousands of £)	As at 31 March 2013
	On demand	Due within 3 months	Due between 4 and 12 months	Due between 1 and 5 years	Total
Assets
Financial assets available-for-sale	-	-	52	-	52
Trade debtors	25,046	-	-	-	25,046
Cash at bank and in hand	60,458	-	-	-	60,458
Sub-total trade related assets	85,504	-	52	-	85,556
Prepayments and other debtors	3,220	29	832	3,695	7,776
Deferred tax assets	-	-	-	115	115
Sub-total non-trade related assets	3,220	29	832	3,810	7,891
Intangible assets					63,409
Tangible fixed assets					11,765
Total assets					168,621
Liabilities
Trade creditors	26,908	-	-	-	26,908
Sub-total trade related liabilities	26,908	-	-	-	26,908
Other creditors	12,997	1,183	-	-	14,180
Current tax liabilities	4	-	-	-	4
Loans payable	-	-	23,000	-	23,000
Provisions for liabilities and charges	2,657	-	-	-	2,657
Sub-total non-trade related liabilities	15,658	1,183	23,000	-	39,841
Total liabilities	42,566	1,183	23,000	-	66,749

Net position
Net short trade related assets	58,596	-	52	-	58,648
Net long non-trade related assets	(12,438)	(1,154)	(22,168)	3,810	(31,950)
	46,158	(1,154)	(22,116)	3,810	26,698

Cumulative net position	46,158	45,004	22,888	26,698

Intangible assets					63,409
Tangible fixed assets					11,765
Total equity					101,872

Aggregate financial liabilities
Trade creditors	26,908	-	-	-	26,908
Loans payable due within one (1) year	-	-	23,000	-	23,000
Other creditors	15,654	1,183	-	-	16,837
Current tax liabilities	4	-	-	-	4
Total financial liabilities	42,566	1,183	23,000	-	66,749

The Group’s policy is to hold both its own and its clients’ cash reserves with a diversified range of counterparties, each of which is a major clearing bank or a financial institution. The Group’s own money is held almost entirely on demand, as it needs to be readily available to meet short-term funding requirements. Segregated client cash is held primarily on demand but deposits of longer duration are also placed where this can increase returns within an agreed maturity risk profile.

Regulatory capital and regulatory risk

The Group’s activities are regulated in a number of jurisdictions and are therefore subject to various regulation and legislation relating to conduct of business, technology, the provision of internet services and regulatory capital. This imposes extensive reporting requirements and continuing self-assessment and appraisal. The Group has both a

City Index (Holdings) Limited	Page	F-32

Compliance Department and a Regulatory Capital Department which are responsible for ensuring that it meets the rules of the regulators in each jurisdiction. The Group maintains close working relationships with its regulators and seeks continually to improve its operating efficiencies and standards. The compliance officers are in regular contact with the Directors and Senior Executive Management. The regulatory environment is constantly evolving and imposes significant demands on the resources of the Group. The Group continues to provide considerable resources to meet the regulatory requirements.

The Group is subject to the capital adequacy supervision requirements of the FCA and has maintained adequate levels of capital within its regulated operating subsidiaries during the years. The regulatory capital structure of the Group largely comprises share capital, preference shares and reserves (net of intangible assets). Capital requirements are calculated from market risk, counterparty risk, credit risk and operational risk assessments. The Group has an Internal Capital Adequacy Assessment Process (“ICAAP”) as required by the FCA for establishing the appropriate amount of regulatory capital to be held. The ICAAP gives consideration to both current and projected financial and capital positions, and includes stress testing for adverse economic conditions. The ICAAP is updated, at least annually, to reflect changes to the Group’s structure and the business environment. Capital adequacy is monitored on an ongoing basis by Management. The Group uses the standardised approach to market risk, the simplified approach to credit risk and the basic indicator approach to operational risk. The regulatory capital position of each of the Group’s main regulated subsidiaries is summarised as follows:

	As at 31 March
	2014	2013
Percentage excess over minimum regulatory capital requirements
City Index Limited	177%	199%
City Index Asia Pte Limited	754%	154%
City Index Australia Pty Limited	208%	199%
FX Solutions LLC	N/A	121%

FX Solutions LLC cancelled it US regulatory licences in August 2013

IPGL is subject to the consolidated capital adequacy supervision regime of the FCA through its subsidiary’s UK regulated activities and its capital position is set out in IPGL’s financial statements (also see Note 2 to the Financial Statements).

Operational risk

Operational risk, inherent in all businesses, is the potential for financial and reputation loss arising from failures in internal controls, operational processes or the systems that support them. It includes errors, omissions, disasters and deliberate acts such as fraud. The Group has policies and procedures to mitigate operational risk and is currently in the process of implementing a more comprehensive operational risk management framework in conjunction with the CIGL Group Internal Audit Department.

Fair value measurements recognised in the balance sheet

The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

City Index (Holdings) Limited	Page	F-33

Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data.

(in thousands of £ )	As at 31 March 2014
	Level 2	Level 3	Total
Financial assets at fair value through profit and loss
Trade debtors	29,898	-	29,898
Total financial assets at fair value through profit and loss	29,898	-	29,898

Available-for-sale financial assets	-	52	52
Financial liabilities at fair value through profit and loss
Trade creditors	22,527	-	22,527
Total financial liabilities at fair value through profit and loss	22,527	-	22,527

Net trade related assets	7,371	52	7,423
Reconciliation of Level 3 fair value measurements of financial assets

(in thousands of £ )	Available for sale
Balance at 1 April 2013	52
Balance at 31 March 2014	52

(in thousands of £)	As at 31 March 2013
	Level 2	Level 3	Total
Financial assets at fair value through profit and loss
Trade debtors	25,046	-	25,046
Total financial assets at fair value through profit and loss	25,046	-	25,046

Available-for-sale financial assets	-	52	52
Financial liabilities at fair value through profit and loss
Trade creditors	26,908	-	26,908
Total financial liabilities at fair value through profit and loss	26,908	-	26,908

Net trade related (liabilities) assets	(1,862)	52	(1,810)

Reconciliation of Level 3 fair value measurements of financial assets

(in thousands of £)	Available for sale
Balance at 1 April 2012	52
Balance at 31 March 2013	52

City Index (Holdings) Limited	Page	F-34

25.	FINANCIAL COMMITMENTS AND CONTINGENCIES

Operating leases

At 31 March the Group’s commitments under non-cancellable operating leases were as follows:

(in thousands of £)
	As at 31 March
	2014	2013
Future annual commitments at balance sheet date in respect of operating leases relating to land and buildings (including estimates service charges) which expire:
Within one year	255	520
Within two to five years inclusive	997	314
Over five years	2,061	2,061

	3,313	2,895

Future annual commitments at balance sheet date in respect of other operating leases which expire:
Within one year	24	55
Within two to five years inclusive	22	21

	46	76

Capital expenditure

The Group has no material committed expenditure as of 31 March 2014 (2013 £Nil).

Contingent Liabilities

The Group is a defendant to several litigation claims, some of which are for material amounts. The Group’s Management believe that claims outstanding as at 31 March 2014 and 31 March 2013 are either without merit, can be successfully defended or will not have a material adverse effect on the Group’s financial condition, results of operations or liquidity. On the facts known to the Directors, and supported by legal advice received, the Directors believe that these disputes and associated costs have been adequately accrued for at the balance sheet dates.

There has been no governmental, legal or arbitration proceedings, including any which are pending or threatened that the Group is aware of which may have, or have had in the recent past, significant effect on Group’s financial position or results of operations or prospects.

26.	RELATED PARTY TRANSACTIONS

Parties are generally considered to be related if one party has the ability to control the other party, is under common control, or can exercise significant influence or joint control over the other party in making financial and operational decisions. In considering each possible related party relationship attention is directed to its substance not merely the legal form. The Group’s immediate parent is disclosed in Note 2 to the Financial Statements.

City Index (Holdings) Limited	Page	F-35

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. During the years the Group entered into transactions, in the ordinary course of business, with other related parties. Transactions entered into, and trading balances outstanding at the balance sheet dates were as follows:

Transactions with related parties

The income and expense items with related parties for the respective years were as follows:

(in thousands of £)
	As at 31 March
	2014	2013	2012
Transactions with ultimate parent company, IPGL:
Net trading loss	-	-	(3)
Net fee and commission income	-	-	1

Transactions with related companies:

Interest expense	(1,097)	(283)	-

Net group expense	(1,097)	(283)	(2)

Balances with related parties

At the balance sheet dates the outstanding balances with related parties were as follows:

(in thousands of £)
	As at 31 March
	2014	2013
Balances with ultimate parent company and its other subsidiaries:

Prepayments and other debtors	160	29
Trade creditors	(1,087)	(42)
Other creditors	-	(50)
Loans payable	(16,634)	(23,000)

Net group balance	(17,561)	(23,063)

Terms and conditions of transactions with related parties

Expense recharges between related parties are made on an arm’s length basis. Outstanding balances with entities are, unless otherwise specified, unsecured, interest free, placed on intercompany accounts and are repayable on demand.

Transactions with directors

There were no transactions with the Directors other than in respect of remuneration.

27.	EVENTS OCCURRING SUBSEQUENT TO BALANCE SHEET DATE 31 MARCH 2014

On 31 October 2014 the Company’s shareholder, City Index Group Limited, entered into an agreement with Gain Capital Holdings Inc (“Gain”), a company incorporated in Delaware in the United States of America and whose shares are trade on the New York Stock Exchange, to sell its entire interest in the Company. The consideration will be made up of $20M cash, $60M convertible loan notes and 5.3 million Gain shares. In addition all debts outstanding between the Company and its subsidiary companies, and any other company in the IPGL Limited group company, will be written off. The transaction is subject to Regulatory approval and to approval from the shareholders of Gain. It is expected to complete in the first calendar quarter of 2015.

City Index (Holdings) Limited	Page	F-36

28.	SUMMARY OF DIFFERENCES BETWEEN UK GAAP AND GENERALLY ACCEPTED ACCOUNTING PRINCIPALS IN THE UNITED STATES OF AMERICA (US GAAP)

The consolidated financial statements have been prepared in accordance with UK GAAP, which differs in certain respects from US GAAP. Reconciliations of net income and group equity under UK GAAP with the corresponding amounts under US GAAP are set out below:

Effect on net loss of significant differences between UK GAAP and US GAAP

(in thousands of £)		For the year ended 31 March

Notes		2014	2013

Net loss for the year in accordance with UK GAAP		(45,781)	(16,246)

US GAAP Adjustments:

Business Combinations and goodwill
Goodwill amortisation - UK GAAP	(a)(i)	13,558	13,681
Amortisation of intangible fixed assets	(a)(ii)	(3,551)	(6,274)
Goodwill impairment - UK GAAP	(a)(iii)	28,300	-
Goodwill impairment - US GAAP	(a)(iii)	(1,834)	(45,991)

Deferred Tax	(b)	-	-

Lease Incentives and leasehold improvements	(c)	155	(385)

Vacation Pay	(d)	16	43

Provisions	(e)
Global Exchanges	(e)(i)	522	(165)
Restructuring	(e)(ii)	(905)	1,176
Total US GAAP Adjustments:		36,261	(37,915)

Net loss in accordance with US GAAP		(9,520)	(54,161)

City Index (Holdings) Limited	Page	F-37

Effect on group equity of significant differences between UK GAAP and US GAAP

(in thousands of £)		For the year ended 31 March
	Notes	2014	2013

Group Equity in accordance with UK GAAP		56,086	101,872

US GAAP Adjustments:

Business Combinations
Goodwill amortisation - UK GAAP	(a)(i)	92,589	79,031
Goodwill and intangible assets	(a)(ii)	(44,736)	(41,185)
Goodwill impairment - UK GAAP	(a)(iii)	28,300	-
Goodwill impairment - US GAAP	(a)(iii)	(61,062)	(59,228)
Foreign exchange	(a)(iv)	9,606	6,312

Deferred Tax	(b)	-	-

Lease Incentives and leasehold improvements	(c)	(1,743)	(1,898)

Vacation Pay	(d)	(348)	(364)

Provisions	(e)
Exchange	(e)(i)	1,247	725
Restructuring	(e)(ii)	271	1,176

Total US GAAP Adjustments:		24,124	(15,431)

Shareholder’s equity in accordance with US GAAP		80,210	86,441

Significant differences between UK GAAP and US GAAP

(a)	Business combinations and goodwill

(i)	Goodwill amortisation

Under UK GAAP, goodwill is presumed to have a finite useful economic life of 20 years or less. Accordingly, goodwill arising on consolidation has been amortised over 10 years for UK GAAP reporting purposes. In accordance with the requirements of FAS 141 and then ASC 350, goodwill arising from business combinations is not subject to annual amortisation for reporting under US GAAP. US GAAP prohibits the amortisation of goodwill and indefinite lived intangible assets and require that goodwill and indefinite lived intangibles assets be tested annually for impairment, requiring that reporting units be identified for the purpose of assessing potential future impairments of goodwill. See footnote a(iii) below for further discussion.

(ii)	Amortisation of intangible fixed assets

Under UK GAAP, FRS 10, Goodwill and intangibles, states that goodwill represents the excess of the cost of an investment over the fair value of the acquired assets and liabilities. Intangible assets acquired, such as brands, may be regarded as indistinguishable from goodwill and accounted for as such. There is a rebuttable presumption that the useful economic lives of goodwill and intangible assets are limited and do not exceed 20 years from the date of acquisition. However, the useful economic lives may be greater than 20 years or even indefinite. The company amortises goodwill arising on acquisitions over 10 years.

Under US GAAP, the acquirer recognizes goodwill as of the acquisition date, measured as the consideration transferred, plus transaction costs less the acquisition date amounts of the identifiable assets acquired and liabilities assumed. US GAAP provides specific criteria for the initial recognition and measurement of intangible assets apart from goodwill, unlike UK GAAP. In some instances, specifically identifiable intangible assets recognised under U.S. GAAP do not meet the recognition criteria of UK GAAP. Identifiable intangible assets would generally be expected to include patented and unpatented technology, trademarks/ trade names, and customer lists/relationships. Such definite-lived intangible assets are amortized over their estimated useful lives other than in-process research and development which is expensed at the date of acquisition.

City Index (Holdings) Limited	Page	F-38

The Company has recognized a number of definite-lived intangibles separate from goodwill under US GAAP, on acquisition, as a result of its acquisitions of IFX Group in September 2006 and Sunblock/FX Solutions in February 2008. Such intangibles and their estimated useful economic lives are as follows:

Intangible	Useful economic life
Brand/Trade name	7 years
Software	2-5 years
Customer relationships	4-10 years
Trading licences	Indefinite

The excess of the purchase price paid over the underlying fair value allocated to the identifiable assets (including intangibles) has been recorded as goodwill. Such goodwill has also been adjusted for deferred tax liabilities recognised on the creation of definite-lived intangibles under US GAAP.

(iii)	Impairment of intangible fixed assets

Under UK GAAP (FRS 11 – Impairment of fixed assets and goodwill), assets that are subject to depreciation or amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. Fair value of an asset is determined by the present value of the future cash flows obtainable as a result of the asset’s continued use, including those resulting from its ultimate disposal. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows, known as “Income Generating Units”. Goodwill must be reviewed for impairment at the end of the first year following the acquisition and again if there is a change of circumstances in future years indicating impairment in value. In 2013, an indication of impairment was identified as a result of the disposal of part of the FX Solutions client base. The Company performed a value in use calculation and management determined that the goodwill had not been impaired. In 2014, an indication of impairment was identified as a result of a decline in parts of the business including the decision to wind down the FX Solutions brand. The Company performed a value in use calculation and management determined that the goodwill had been impaired by £28.3M.

Under U.S. GAAP, ASC 350 requires that goodwill, and intangible assets with indefinite useful lives should not be amortised but should be tested for impairment annually. Intangible assets that have a finite life are amortised over the estimated useful life of the asset. ASC 350 requires that capitalised goodwill be allocated to reporting units and tested annually for impairment under a two-step approach. The first step of the impairment test is performed by comparing the fair value of the reporting unit with the book value of the reporting unit. Where the fair value of the reporting unit is above book value, no further analysis is required. However, where the book value is higher than the fair value of the reporting unit, the second step of the impairment test is performed in order to calculate the implied fair value of goodwill. The implied fair value of the reporting unit’s goodwill is calculated by allocating the estimated fair value of the reporting unit to all of the assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized and reported in the income statement as a component of operating income for the excess amount. In the year ended 31 March 2013 the Company identified in its Step 1 analysis that two of its reporting units had carrying values lower than fair value and an impairment of goodwill was recognised for each of those reporting units after the Company completed its Step 2 analysis for approximately £45.9 million. In the year ended 31 March 2014, the Company performed the same analysis and identified in its Step 1 analysis that one of its other reporting units had carrying values lower than fair value and an impairment loss was recognised after the Company completed its Step 2 analysis for approximately £1.8 million.

(iv)	Foreign exchange

Under both UK GAAP and US GAAP, where an acquired entity has a different functional currency than its acquirer the step-up in basis is deemed to be held in the functional currency of the acquire with such foreign currency denominated goodwill balances translated through reserves. As goodwill is not amortised under US GAAP, functional currency differences also arise therefrom due to the higher value of goodwill held in foreign currency under US GAAP than under UK GAAP.

(b)	Deferred taxation

Under UK GAAP, deferred tax is accounted for in accordance with FRS 19 Deferred taxation. Deferred tax is recognised for all timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date. Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse based on tax rates and laws that

City Index (Holdings) Limited	Page	F-39

have been enacted or substantively enacted by the balance sheet date. Where transactions or events that result in an obligation to pay more tax in the future, or a right to pay less tax in the future, have occurred at the balance sheet date, deferred tax is recognised.

A net deferred tax asset is recognised as recoverable and therefore recognised only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits against which to recover carried forward tax losses and from which the future reversal of underlying timing differences can be deducted. FRS 19 permits, but does not, require discounting and deferred tax is measured on an undiscounted basis.

Under U.S. GAAP, deferred taxation is provided for on a full liability basis. Under the liability method, deferred tax assets and liabilities represent the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to be in effect when these temporary differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized. Under U.S. GAAP, there is no accepted cap on the look-out period when the company had a history of profitability. The effect of other differences between UK and US GAAP affecting the carrying value of assets and liabilities gives rise to other timing differences on which deferred tax may be recognised under U.S. GAAP.

There are no tax adjustments for any of the US GAAP adjustments because the Company is in a full valuation allowance in each tax reporting jurisdiction for each of the years ended 31 March 2014 and 2013 respectively. The valuation allowance is due to the fact that it is not more likely than not that the net deferred tax assets will be realized due to history of losses in each reporting jurisdiction.

(c)	Lease incentives and leasehold improvements

Under UK GAAP, rent free periods and lease incentives are accounted for under the provision of UITF Abstract 28 – Operating lease incentives and are recognised straight line over the shorter of the lease term and a period ending on a date from which it is expected the prevailing market rental will be payable, typically known as a breakout clause. Under UK GAAP, leasehold improvements are also depreciated up to the date of the first break in the lease.

Under U.S. GAAP rent free periods and lease incentives should be spread across the expected length of the lease term, which has been denoted by management as longer than the period to the first break-clause under UK GAAP. Under U.S. GAAP, leasehold improvements should be depreciated over the expected length of the lease term.

(d)	Vacation Pay

Under UK GAAP, vacation pay traditionally is not accrued by companies in the U.K.

Under U.S. GAAP, vacation pay is recognised as a liability and measured at the additional amount that the entity expects to pay as a result of unused entitlement that has accumulated at the end of the reporting period.

(e)	Provisions

(i)	Global Exchanges

The Global Exchanges provision relates to estimated costs that may be payable in the next 12 months on market information from global exchanges provided over the last 3 years. Under UK GAAP, (FRS 12 – Provisions, contingent liabilities and contingent assets), a provision is defined as a liability of uncertain timing or amount to be settled by the transfer of economic benefits and a contingent liability is defined as possible obligation whose outcome will be confirmed only by the occurrence or non-occurrence of one or more uncertain future event outside the entity’s control. Contingent liabilities are not recognized and they become a provision and recognised only when a present obligation from a past event exists, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate can be made. Under UK GAAP, and economic outflow is considered probable when it is more likely than not to be incurred. Provisions should be measured at the best estimate of the expected outflow of resource.

Under U.S. GAAP, ASC 450 – Contingencies, defines contingencies as existing uncertainties that may have financial impact, depending on future events. Loss contingencies are those that may result in the incurrence of a liability or the impairment of an asset. A liability is recognized for a contingent loss when: (a) the underlying causal event has occurred prior to the balance-sheet date; (b) it is probable (i.e., likely) that a loss has been incurred; and

City Index (Holdings) Limited	Page	F-40

(c) there is a reasonable basis for estimating that loss. Liabilities recognized for contingent losses shall also be disclosed. A liability shall be recognized, and disclosures provided, for the non-contingent liability related to a guarantee. A liability is not recognized for a contingent loss when it is only possible (i.e., between probable and remote) or remote (i.e., the chance of the future event occurring is slight) that a loss has been incurred. Possible contingent losses shall be disclosed. Disclosures are required for the contingent liability or loss related to a guarantee regardless of its probability of occurrence. Other remote contingent losses generally need not be disclosed. Under US GAAP, the provisions recorded are for only those that have met the threshold of probable and reasonable basis for estimating the loss.

(ii)	Restructuring Costs

During the year ended 31 March 2013 the decision was made to restructure the US operations and the Company recorded a restructuring provision associated with termination of contracts, employees and leases in the U.S.

Under UK GAAP, provisions including restructuring costs comprised of termination benefits and onerous leases, are recognized in accordance with FRS 12 “Provisions, Contingent Liabilities and Contingent Assets”, when an entity has a present obligation (legal or constructive) as a result of a past event, when it is probable that a transfer of economic benefit will be required to settle the obligation and a reliable estimate of the obligation can be made. Where that obligation arises as a result of restructuring, it is only acceptable to make a provision for restructuring costs when an obligating event has arisen. Such an event would be the announcement of a restructuring plan generating a valid expectation that the entity will carry out the restructuring – this was the case at 31 March 2013. Under UK GAAP, the Company’s contractual commitments (supplier accruals as well as rent provisions and employment contracts) can be classified as onerous, given they are contracts in which the unavoidable costs of meeting the obligations under it exceed the economic benefits expected to be received under it.

Under US GAAP, requirements for recording provisions are more stringent than those under UK GAAP. ASC 420, “Exit or Disposal Cost Obligations” highlights specific recognition and measurement of liabilities criteria that differ in certain respects to those of UK GAAP; specifically ASC 420 requires that certain restructuring costs be recognised when incurred, not upon commitment to a restructuring plan as allowed under UK GAAP, including onerous leases that have not been abandoned and termination payments to employees where such costs are determined based on future services to be provided by employees.

(f)	Sign-on Bonus

Under UK GAAP, sign-on bonuses 0f £2.3 million and £6.3 million for the year ended 31 March 2014 and 2013 respectively, are classified as a component of cost of sales as promotions offered are considered to be akin to a free product or service where no applicable revenue has been recorded at the time of issue.

Under U.S. GAAP such sign-on bonus are credited to the customer’s trading account, the bonuses are considered a form of cash payment by the Company to its customer which ASC 605-50, “Revenue Recognition – Customer Payments and Incentives”, requires the treatment to be a reduction of revenue.

(g)	Client Monies

Under UK GAAP, monies held on behalf of clients in segregated bank accounts are not considered to represent assets, as the group is not beneficially entitled to them. Accordingly monies held in segregated accounts on behalf of clients and the corresponding liabilities, are not recognised in the balance sheet but are disclosed in the financial statements (see Note 15). The amount of cash and securities held for customers and the corresponding liabilities as at 31 March 2014 and 2013 was £194.7M and £184.3M respectively.

Under US GAAP, cash and securities held for customers to fund customer liabilities in connection with trading positions are recognised gross with a corresponding liability albeit that a portion of the balance is not available for general use due to legal restrictions in accordance with certain jurisdictional regulatory requirements.

(h)	Cash Flows

Cash flows prepared under UK GAAP differ in presentational respects from the format required under US GAAP.

Under UK GAAP, cash consists of cash in hand and deposits repayable upon demand, less overdrafts from repayable on demand. Deposits are repayable on demand if they can be withdrawn at any time without notice and without penalty or if a maturity or period of notice of not more than 24 hours or one working day has been agreed without penalty. Bank overdrafts are also presented as part of cash in hand. Investments in bank deposits and other interest bearing instruments with initial maturities of one year or less are categorised as current asset investments. Such investments are carried at cost which approximates fair value.

City Index (Holdings) Limited	Page	F-41

Under UK GAAP, the consolidated cash flows are presented in accordance with Financial Reporting Standard 1 (Revised), Cash Flow Statements, (FRS 1”). Under FRS 1, a company presents its cash flows for (i) operating activities; (ii) returns on investments and servicing of finance; (iii) taxation; (iv) capital expenditure and financial investment; (v) acquisitions and disposals; (vi) equity dividends paid; (vii) management of liquid resources, and (viii) financing.

U.S. GAAP, ASC 230, “Statement of Cash Flows”, defines cash and cash equivalents as including highly liquid short term investments purchased with original maturities of three months or less, and excludes overdrafts. ASC 230 requires cash flows to be presented in three categories: (i) operating, (ii) investing and (iii) financing activities. Cash flows arising from taxation and returns on investment and servicing of finance under FRS 1 would be included as operating activities under ASC 230. Cash flows relating to capital expenditure and financial investment and acquisitions and disposals would be included as investing activities under ASC 230. Equity dividend payments would be included as a financing activity under ASC 230.

A reconciliation between the consolidated statements of cash flow presented in accordance with UK GAAP to U.S. GAAP classification based on UK GAAP measurement presentations is shown below for the years ended 31 March:

(in thousands of £)	For the year ended 31 March
	2014	2013
Operating activities

Net cash (outflow)/inflow from operating activities (UK GAAP)	(11,546)	(32,740)
Taxation	(385)	(659)

Net cash outflow for returns on investments and servicing of finance	403	478
Net cash provided/(used) by operating activities (US GAAP)	(11,528)	(32,921)

Investing activities
Net cash outflow from capital expenditure, financial instruments and acquisitions and disposals (UK GAAP)	(6,361)	(5,795)
Net cash used in investing activities (US GAAP)	(6,361)	(5,795)

Financing activities

Net cash outflow from financing activities (UK GAAP)	(1,189)	33,000

Net cash (used in)/produced by financing activities (US GAAP)	(1,189)	33,000

City Index (Holdings) Limited	Page	F-42

City Index (Holdings) Limited Unaudited Condensed Consolidated Interim Financial Statements for

the Six Month Periods Ended

30 September 2014 and 2013

Condensed Consolidated Profit and Loss Account

		(Unaudited)
(in thousands of £)		For the 6 months ended 30 September

	Notes	2014	2013
Trading Revenue		27,589	36,843
Net finance income		10,204	8,037
Total operating income		37,793	44,880

Cost of Sales		10,188	18,437
Net operating income		27,605	26,443

Administrative expenses		25,690	27,985

Depreciation and amortisation		6,355	9,202
Impairment of goodwill	3	-	28,300
Operating loss		(4,440)	(39,044)

Interest income		253	252

Interest expense		(700)	(498)

Dividend received		12	14
Loss on ordinary activities before taxation		(4,875)	(39,276)
Tax charge on loss on ordinary activities		(99)	(156)
Net loss for the period		(4,974)	(39,432)

All financial results derived from continuing operations in the current and preceding periods.

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Interim Financial Statements.

City Index (Holdings) Limited	Page	F-43

Condensed Consolidated Statement of Total

Recognised Gains and Losses

(in thousands of £)	For the 6 months ended
	30 September
	2014	2013
Loss for the financial period	(4,974)	(39,432)
Currency translation profits/(losses) on other net assets held in foreign subsidiaries	(99)	(1,292)
Currency translation profits - intangible assets	220	(3,086)

Total Losses recognised for the period	(4,853)	(43,810)

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Interim Financial Statements.

City Index (Holdings) Limited	Page	F-44

Condensed Consolidated Balance Sheet

(in thousands of £)	Notes	(Unaudited) As at 30 September 2014	As at 31 March 2014
Fixed assets
Intangible assets	3	13,658	17,174
Tangible fixed assets		13,254	12,791

		26,912	29,965

Current assets
Financial assets available-for-sale		52	52
Trade debtors		27,941	29,898
Prepayments and other debtors		10,368	7,572
Cash at bank and in hand		36,715	39,870

		75,076	77,392

Creditors: Amounts due in less than one year
Trade creditors		21,586	22,527
Other creditors		10,310	10,388
Loans payable	4	17,320	16,634
Provisions for liabilities and charges	5	1,539	1,722

		50,755	51,271

NET CURRENT ASSETS		24,321	26,121

NET ASSETS		51,233	56,086

Capital and reserves
Equity share capital		78	78
Preference shares		76,638	76,638
Share premium		70,934	70,934
Foreign exchange reserve		21,175	21,054
Accumulated deficit		(117,592)	(112,618)
TOTAL EQUITY		51,233	56,086

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Interim Financial Statements.

City Index (Holdings) Limited	Page	F-45

Condensed Consolidated Reconciliation of

Movement in Shareholders’ Funds

(in thousands of £)	Equity share capital	Preference shares	Share premium	Foreign exchange reserve	Accumulated Deficit	Total equity
Balance at 1 April 2013	78	70,638	70,934	27,059	(66,837)	101,872
Foreign exchange translation gains	-	-	-	(1,292)	-	(1,292)
intangible assets	-	-	-	(3,086)		(3,086)
Issue of preference shares	-	6,000	-	-	-	6,000
Loss for the financial year	-	-	-	-	(39,432)	(39,432)
Balance at 30 September 2013	78	76,638	70,934	22,681	(106,269)	64,062
Foreign exchange translation gains	-	-	-	(336)	-	(336)
Foreign exchange translation gains - intangible assets	-	-	-	(1,291)	-	(1,291)
Loss for the financial period	-	-	-	-	(6,349)	(6,349)
Balance at 31 March 2014	78	76,638	70,934	21,054	(112,618)	56,086
Foreign exchange translation gains	-	-	-	(99)	-	(99)
intangible assets	-	-	-	220	-	220
Loss for the financial period	-	-	-		(4,974)	(4,974)
Balance at 30 September 2014	78	76,638	70,934	21,175	(117,592)	51,233

The share premium reserve represents the difference between the nominal value of the shares issued and the consideration received.

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Interim Financial Statements.

City Index (Holdings) Limited	Page	F-46

Condensed Consolidated Cash Flow Statement

	(Unaudited)
(in thousands of £)	For the 6 months ended 30 September
	2014	2013
Net cash (outflow)/inflow from operating activities	(128)	(3,781)

Returns on investments and servicing of finance
Interest income	253	252
Interest paid	(14)	(160)
Dividend received	12	14

	251	106

Tax paid	(99)	(156)

Capital expenditure and financial investment
Purchase of tangible fixed assets	(3,086)	(2,489)
	(3,086)	(2,489)

Net cash (outflow)/inflow before financing	(3,062)	(6,320)

Financing
Loans (repaid)/received - ultimate parent undertakings	-	(8,240)

	-	(8,240)

Decrease in cash at bank and in hand in the year	(3,062)	(14,560)

The reconciliation of net funds is detailed in Note 6 to the Unaudited Condensed Consolidated Interim Financial Statements.

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Interim Financial Statements.

City Index (Holdings) Limited	Page	F-47

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

1.	GENERAL INFORMATION

City Index (Holdings) Limited (the “Company”) is a company domiciled in England & Wales. The unaudited condensed consolidated interim financial statements of the Company for the six months ended 30 September 2014 and 2013 comprise the Company and its subsidiaries (together referred to as the “Group”).

These unaudited condensed consolidated interim financial statements of City Index (Holdings) Limited for as of 30 September 2014 and for the six month periods ended 30 September 2014 and 2013 were approved by the Board of Directors and authorised for issue on 9 January 2015.

2.	GENERAL INFORMATION

Basis of preparation

The unaudited results cover the six months to 30 September 2014 and 2013 and have been prepared in accordance with UK GAAP, consistent with the accounting policies set out in the consolidated financial statements for the three years ended 31 March 2014. The condensed consolidated financial statements are prepared under the historical cost convention except for the measurement of certain financial instruments investments at fair value. The condensed consolidated interim financial statements are presented in thousands of British Pounds (“£” or “GBP”), which is the Group’s presentational and functional currency.

Going concern

The consolidated accounts report a loss for the six months to 30 September 2014 of £4.974M (six months to 30 September 2013 - £39.432M loss) and cash used in operating activities of £0.128M (six months to 30 September 2013 - £3.781M). At the balance sheet date, the group’s total assets exceeded its total liabilities by £51.233M (31 March 2014 - £56.086M) however accumulated deficit was £117.592M (31 March 2014-£112.618M). The Company is also subject to risks and challenges similar to other companies in its industry. These risks include, but are not limited to, successful development, marketing and branding of products and services, the ability to obtain adequate financing to support growth, the ability to maintain sufficient regulatory capital and competition from larger companies with greater financial, technical, management and marketing resources.

The Company may need additional funds for promoting new products and services and working capital required to support increased sales. There can be no assurance, however, that such financing would be available when needed, if at all, or on favourable terms and conditions. If results of operations for 2015 do not meet management’s expectations, or additional capital is not available, management believes it has the ability to reduce certain expenditures to continue to meet operating cash flow requirements. The precise amount and timing of any additional funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s services and products, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company may need to raise additional funding to continue as a going concern.

The Group’s current forecasts and projections, taking account of reasonably possible changes in trading performance and factors outlined above, show that the Group will generate profits before amortisation and positive cash flows from operating activities and should therefore be able to meet all operating and regulatory capital requirements and will be able to operate within the level of its current facilities.

Therefore, after making due enquiries, including taking into consideration the following: current market conditions; provision by IPGL of further working capital, (up to the point at which the immediate parent, City Index Group Limited disposes of its interest in the Company and its subsidiaries - see note 10), which the management do not currently anticipate utilising; the forgiveness of the outstanding loans due to IPGL on completion of the sale by the immediate parent of its interest in the Company; and the performance since the last balance sheet date, the Directors believe they have a reasonable basis to conclude that the Group has adequate resources to fund its operating expenses and capital expenditure requirements at least 12 months from the date of approval of these financial statements. For this reason, the Directors continue to adopt the going concern basis in preparing the Financial Statements.

City Index (Holdings) Limited	Page	F-48

3.	INTANGIBLE ASSET

(in thousands of £)
Goodwill
Date of Acquisition
Period of amortisation
Cost
Balance at 1 April 2014	109,763
Foreign currency adjustment	220
Balance at 30 September 2014	109,983

Accumulated depreciation
Balance at 1 April 2014	92,589
Amortisation charge for period	3,736
Balance at 30 September 2014	96,325

Net book value at 30 September 2014	13,658

(in thousands of £)
Goodwill
Date of Acquisition
Period of amortisation
Cost
Balance at 1 April 2013	142,440
Impairment	(28,300)
Foreign currency adjustment	(4,377)
Balance at 31 March 2014	109,763

Accumulated depreciation
Balance at 1 April 2013	79,031
Amortisation charge for year	13,558
Balance at 31 March 2014	92,589

Net book value at 31 March 2014	17,174

Goodwill arising on acquisitions is capitalised and written off on a straight-line basis over its estimated useful economic life, which is ten years. Impairment tests on the carrying value of goodwill are undertaken at the end of the first full financial year following acquisition or in other periods if events or changes in circumstances indicate that the carrying value may not be recoverable. At the balance sheet dates, a review is undertaken to identify any indications of impairment. If no there are no indicators of impairment then no further action is taken. However where there are indicators that the goodwill may be impaired then a discounted cash flow valuation is carried out to determine the size of the impairment, if any, to be taken. The current net book value of goodwill was derived from the following acquisitions:

a)

IFX Group: The acquisition on 6 September 2006 of IFX Group plc, primarily relating to the United Kingdom based business of IFX Markets Limited, which continues to be operated separately under the “Finspreads” brand, and the North American business IFX Markets Inc. which was subsequently incorporated into FX Solutions shortly after that business was acquired.

b)

Sunblock/FX Solutions: The acquisition on 5 February 2008 of the business, the assets and the liabilities of the United States based business of Sunblock Holdings LLC and its subsidiaries, which comprised the FX Solutions business.

During the six months ended 30 September 2013 there were indicators of impairment following a decline in parts of the business including but not limited to the decision to wind down the FX Solutions brand, and following a discounted cash flow valuation the management determined that the goodwill had been impaired by £28.3M. At 30 September 2014 there were no indicators of further impairment so no further analysis was undertaken.

City Index (Holdings) Limited	Page	F-49

In accordance with FRS 23 the goodwill proportion related to overseas subsidiaries has been retranslated at the closing exchange rate with the resulting profit of £220,000 (31/03/2014: £4,377,000 loss) being taken to foreign exchange reserves. Amortisation is restated to the revised amount in accordance with the amortisation life determined at inception.

4.	LOANS PAYABLE LESS THAN ONE YEAR

(in thousands of £)	(Unaudited)
	As at 30 September 2014	As at 31 March 2014

Loans	17,320	16,634

At the period end the Company loans outstanding due to IPGL Limited, its ultimate parent company, and Incap Gaming BV, an intermediary parent company. The outstanding balance of the loans from prior periods owing to IPGL Limited of £4M is secured on the Group’s US subsidiary, City Index Inc.

5.	PROVISIONS FOR LIABILITIES AND CHARGES

(in thousands of £)		Global
	Restructuring Provision	Exchanges Provision	VAT Provision	Total
Balance at 1 April 2013	1,555	945	157	2,657
Utilised during the year	(1,379)	-	-	(1,379)
Transfer to accruals	-	(202)	-	(202)
Charges/(credits) to the Profit and Loss Account	129	565	(48)	646
Balance at 31 March 2014	305	1,308	109	1,722
Utilised during the period	(183)	-	-	(183)
Balance at 30 September 2014	122	1,308	109	1,539

The restructuring provision relates to the costs of shutting down the group’s US operation which should be completed within the next 12 months.

The global exchange provision relates to the estimated costs that may be payable in the next 12 months on market information from global exchanges provided over the last 3 years.

The VAT provision relates to a potential VAT liability due on commission payments made to some of the Group’s white label partners. HM Revenues and Customs is permitted to go back four years and the provision has been calculated as the maximum amount payable if VAT was deemed to be due.

6.	ANALYSIS OF NET FUNDS

(in thousands of £)	At 1 April 2014	Cash flow	Exchange movements	Other Movements	At 30 September 2014
Cash and cash equivalents
Cash at bank and in hand	39,870	(3,062)	(93)	-	36,715
Loans payable	(16,634)	-	-	(686)	(17,320)

Cash and cash equivalents	23,236	(3,062)	(93)	(686)	19,395

(in thousands of £)	At 1 April 2013	Cash flow	Exchange movements	Other Movements	At 30 September 2013
Cash and cash equivalents
Cash at bank and in hand	60,458	(14,560)	(1,167)	-	44,731
Loans payable	(23,000)	8,240	-	5,510	(9,250)

Cash and cash equivalents	37,458	(6,320)	(1,167)	5,510	35,481

City Index (Holdings) Limited	Page	F-50

(in thousands of £)	At 31 March 2013	Cash flow	Exchange movements	Other Movements	At 31 March 2014
Cash and cash equivalents
Cash at bank and in hand	60,458	(19,078)	(1,510)	-	39,870
Loans payable	(23,000)	1,189	-	5,177	(16,634)

Cash and cash equivalents	37,458	(17,889)	(1,510)	5,177	23,236

7.	RECONCILIATION OF NET LOSS TO OPERATING CASH FLOWS

(in thousands of £)	(Unaudited) For the 6 months ended 30 September
	2014	2013
Reconciliation of net loss to operating cash flows
Loss for the financial year	(4,974)	(39,432)
Release of revaluation on investments held as available for sale on disposal	-
Interest income	(253)	(252)
Interest expense	700	498
Dividend received	(12)	(14)
Income tax expense	99	156

Operating loss	(4,440)	(39,044)

Adjustments for non-cash and other items:
Depreciation and amortisation	6,355	9,202
Impairment of goodwill	-	28,300

	1,915	(1,542)
Decrease in trade debtors	1,957	4,528
Increase in prepayments and other debtors	(2,797)	(3,868)
(Decrease)/increase in trade creditors	(941)	705
Decrease in other creditors	(103)	(2,861)
Decrease in provisions	(159)	(743)

Net cash outflow from operating activities	(128)	(3,781)

8.	FINANCIAL INSTRUMENTS

FRS 29 requires information on the significance of financial instruments for an entity’s financial position and performance, information about exposure to risks arising from financial instruments and the Group’s objectives, policies and processes for managing capital.

The following information contains the information required by FRS 29, together with additional information relating to the Group’s assets and liabilities at the balance sheet date.

Principal risks and uncertainties (including financial risk management policies)

The Board is responsible for determining and managing the principal risks and uncertainties of the Group. This is subject to periodic review, at least annually and is performed in consultation with its shareholders. The Group seeks to mitigate its risks through the application of limits and controls, a monitoring process at both Group and operational level, and the use of hedging instruments and insurance policies. The Group has a Risk and Credit Committee, which meets at least monthly. The Group’s existing risk management tools continue to be enhanced by the on-going development of a real-time risk management system across all products.

The principal risks and uncertainties faced by the Group are primarily financial risks. The principal non-financial risk faced by the Group is operational risk. All of these risks are summarised further below.

Credit risk

Credit risk represents the loss that the Group would incur if a client or counterparty failed to perform its contractual obligations. A client credit exposure exists where a client’s net contractual payable to the Group

City Index (Holdings) Limited	Page	F-51

is greater than the margin or other collateral received by the Group (“margin deficiency”) net of any credit adjustments made against the margin deficiency. A counterparty exposure exists where the Group’s net contractual receivable is greater than the margin or other collateral deposited by the Group with the counterparty (“excess margin”). Clients do not normally have external credit ratings. Market counterparties generally have published credit ratings. In addition to the regular credit review of counterparties and country limits, other measures are undertaken to mitigate credit risk including holding margin or other collateral against client positions. A small minority of clients are permitted to deal within specific credit terms.

The Group has a formal credit policy which determines the financial and experience criteria which a client must satisfy before being given an account which exposes the Group to credit risk, as well as determining the account limits which are allocated to a client. The Group also has potential credit risk arising from its exposure to market counterparties with which it hedges and with banks. The Group sets limits for its maximum acceptable exposure to each market counterparty and bank to which it has credit exposure. These limits are approved by the Group Risk Committee and are reviewed at least every six months.

Credit risk represents the loss that the Group would incur if a client or counterparty failed to perform its contractual obligations. A client credit exposure exists where a client’s net contractual payable to the Group is greater than the margin or other collateral received by the Group (“margin deficiency”) net of any credit adjustments made against the margin deficiency. A counterparty exposure exists where the Group’s net contractual receivable is greater than the margin or other collateral deposited by the Group with the counterparty (“excess margin”). Clients do not normally have external credit ratings. Market counterparties generally have published credit ratings. In addition to the regular credit review of counterparties and country limits, other measures are undertaken to mitigate credit risk including holding margin or other collateral against client positions. A small minority of clients are permitted to deal within specific credit terms.

The Group has a formal credit policy which determines the financial and experience criteria which a client must satisfy before being given an account which exposes the Group to credit risk, as well as determining the account limits which are allocated to a client. The Group also has potential credit risk arising from its exposure to market counterparties with which it hedges and with banks. The Group sets limits for its maximum acceptable exposure to each market counterparty and bank to which it has credit exposure. These limits are approved by the Group Risk Committee and are reviewed at least every six months.

Market risk

Market risk is the risk of loss arising from adverse movements in the level or volatility of market prices. Daily and intra-day margin calls are made on clients to reflect market movements affecting client positions. The Group’s clients sign a terms of business agreement, in which, under certain circumstances, the Group unilaterally reserves the right to close out client positions. Exposure management is dependent on the liquidity of the relevant markets and hedging policy. These policies include limits, or a methodology for setting limits, for every single liquid financial market in which the Group trades, and for markets which the Directors consider to be correlated. The limits determine the maximum net exposure arising from client activity and associated hedging. During the period the Group significantly reduced its risk profile and increased hedging levels commensurate with market volatility.

The estimated fair value of financial assets and liabilities is made in accordance with the requirements of FRS 26. Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between knowledgeable willing parties on arm’s length conditions, other than in a forced sale or liquidation. The fair value of assets or liabilities are all determined by reference to quoted market bid or ask prices, respectively, at the close of business on the balance sheet date.

For assets where there is no active market, fair value is determined using valuation techniques, including valuation pricing models. Valuation pricing models consider time value and volatility factors underlying financial instruments as well as other relevant economic factors. The output of a model is always an estimate or approximation of a value that cannot be determined with certainty, and valuation techniques employed may not fully reflect factors relevant to the positions the Group holds. Valuations are therefore adjusted, where appropriate, to allow for additional factors including model risks and counterparty credit risk. The Group’s Management believes that these valuation adjustments are necessary and appropriate to state fairly the values of financial instruments carried at fair value on the Consolidated Balance Sheet.

The carrying amounts of cash and bank balances, trade and other receivables and payables approximate their respective fair values due to the relative short term maturity of these financial instruments.

Currency risk

The principal currencies in which the Group trades are British Pounds, Euros and United States Dollars. This gives rise to currency risk on the translation of its net current assets (mainly net funds held on behalf of clients) together with a currency risk on the conversion of its non-British Pounds income into British Pounds. The Group hedges this risk to the extent it considers appropriate in the circumstances.

City Index (Holdings) Limited	Page	F-52

Liquidity risk

In the event of a significant movement in markets, the Group could have a short-term funding requirement to meet its payment obligations to counterparties. Any failure by the Group to meet its payment obligations could result in market counterparties closing the Group’s hedge positions, which would have materially adverse consequences for the Group’s business. The level of liquidity required is influenced by the level of client activity and volatility in the markets.

The Group’s policy is to hold both its own and its clients’ cash reserves with a diversified range of counterparties, each of which is a major clearing bank or a financial institution. The Group’s own money is held almost entirely on demand, as it needs to be readily available to meet short-term funding requirements. Segregated client cash is held primarily on demand but deposits of longer duration are also placed where this can increase returns within an agreed maturity risk profile.

Regulatory capital and regulatory risk

The Group’s activities are regulated in a number of jurisdictions and are therefore subject to various regulation and legislation relating to conduct of business, technology, the provision of internet services and regulatory capital. This imposes extensive reporting requirements and continuing self-assessment and appraisal. The Group has both a Compliance Department and a Regulatory Capital Department which are responsible for ensuring that it meets the rules of the regulators in each jurisdiction. The Group maintains close working relationships with its regulators and seeks continually to improve its operating efficiencies and standards. The compliance officers are in regular contact with the Directors and Senior Executive Management. The regulatory environment is constantly evolving and imposes significant demands on the resources of the Group. The Group continues to provide considerable resources to meet the regulatory requirements.

The Group is subject to the capital adequacy supervision requirements of the FCA and has maintained adequate levels of capital within its regulated operating subsidiaries during the period. The regulatory capital structure of the Group largely comprises share capital, preference shares and reserves (net of intangible assets). Capital requirements are calculated from market risk, counterparty risk, credit risk and operational risk assessments. The Group has an Internal Capital Adequacy Assessment Process (“ICAAP”) as required by the FCA for establishing the appropriate amount of regulatory capital to be held. The ICAAP gives consideration to both current and projected financial and capital positions, and includes stress testing for adverse economic conditions. The ICAAP is updated, at least annually, to reflect changes to the Group’s structure and the business environment. Capital adequacy is monitored on an on-going basis by Management. The Group uses the standardised approach to market risk, the simplified approach to credit risk and the basic indicator approach to operational risk.

IPGL is subject to the consolidated capital adequacy supervision regime of the FCA through its subsidiary’s UK regulated activities and its capital position is set out in IPGL’s financial statements (also see Note 2 to the Financial Statements).

Operational risk

Operational risk, inherent in all businesses, is the potential for financial and reputation loss arising from failures in internal controls, operational processes or the systems that support them. It includes errors, omissions, disasters and deliberate acts such as fraud. The Group has policies and procedures to mitigate operational risk and is currently in the process of implementing a more comprehensive operational risk management framework in conjunction with the CIGL Group Internal Audit Department.

Fair value measurements recognised in the balance sheet

The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

City Index (Holdings) Limited	Page	F-53

Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data.

(in thousands of £)	As at 30 September 2014
	Level 2	Level 3	Total
Financial assets at fair value through profit and loss
Trade debtors	27,941	-	27,941

Total financial assets at fair value through profit and loss	27,941	-	27,941

Available-for-sale financial assets	-	52	52

Financial liabilities at fair value through profit and loss
Trade creditors	21,586	-	21,586

Total financial liabilities at fair value through profit and loss	21,586	-	21,586

Net trade related (liabilities) assets	6,355	52	6,407

Reconciliation of Level 3 fair value measurements

of financial assets

(in thousands of £)	Available for sale
Balance at 1 April 2014	52

Balance at 30 September 2014	52

(in thousands of £)	As at 31 March 2014
	Level 2	Level 3	Total
Financial assets at fair value through profit and loss

Trade debtors	29,898	-	29,898

Total financial assets at fair value through profit and loss	29,898	-	29,898

Available-for-sale financial assets	-	52	52

Financial liabilities at fair value through profit and loss

Trade creditors	22,527	-	22,527

Total financial liabilities at fair value through profit and loss	22,527	-	22,527

Net trade related (liabilities) assets	7,371	52	7,423

Reconciliation of Level 3 fair value measurements of

financial assets

(in thousands of £)	Available for sale
Balance at 1 April 2013	52

Balance at 31 March 2014	52

9.	RELATED PARTY TRANSACTIONS

Parties are generally considered to be related if one party has the ability to control the other party, is under common control, or can exercise significant influence or joint control over the other party in making financial and operational decisions. In considering each possible related party relationship attention is directed to its substance not merely the legal form. The Group’s immediate parent is disclosed in Note 1 to the Financial Statements.

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. During the period the Group entered into transactions, in the

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ordinary course of business, with other related parties. Transactions entered into, and trading balances outstanding at the balance sheet date were as follows:

Transactions with related parties

The income and expense items with related parties for the respective periods were as follows:

(in thousands of £)	(Unaudited)		(Audited)
	As at 30 September		As at 31 March
	2014	2013	2014
Transactions with related companies:
Interest expense	(687)	(463)	(1,097)

Net group expense	(687)	(463)	(1,097)

Balances with related parties

At the balance sheet dates the outstanding balances with related parties were as follows:

(in thousands of £)	(Unaudited)		(Audited)
	As at 30 September		As at 31 March
	2014	2013	2014
Balances with ultimate parent company and its other subsidiaries:
Prepayments and other debtors	4,261	4,426	4,364
Trade creditors	(1,780)	(39)	(1,087)
Other creditors	(1,343)	(1,824)	(1,839)
Loans payable	(17,320)	(9,250)	(16,634)

Net group balance	(16,182)	(6,687)	(15,196)

Terms and conditions of transactions with related parties

Expense recharges between related parties are made on an arm’s length basis. Outstanding balances with entities are, unless otherwise specified, unsecured, interest free, placed on intercompany accounts and are repayable on demand.

Transactions with directors

There were no transactions with the Directors

10.	EVENTS OCCURRING SUBSEQUENT TO THE BALANCE SHEET DATE

On 31 October 2014 the Company’s shareholder, City Index Group Limited, entered into an agreement with Gain Capital Holdings Inc (“Gain”), a company incorporated in Delaware in the United States of America and whose shares are trade on the New York Stock Exchange, to sell its entire interest in the Company. The consideration will be made up of $20M cash, $60M convertible loan notes and 5.3 million Gain shares. In addition all debts outstanding between the Company and its subsidiary companies, and any other company in the IPGL Limited group company, will be written off. The transaction is subject to Regulatory approval and to approval from the shareholders of Gain. It is expected to complete in the first calendar quarter of 2015.

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11.	SUMMARY OF DIFFERENCES BETWEEN UK GAAP AND GENERALLY ACCEPTED ACCOUNTING PRINCIPALS IN THE UNITED STATES OF AMERICA (US GAAP)

The consolidated interim financial statements have been prepared in accordance with UK GAAP, which differs in certain respects from US GAAP. Reconciliations of net income and group equity under UK GAAP with the corresponding amounts under US GAAP are set out below:

Effect on net income of significant differences between UK GAAP and US GAAP

(in thousands of £)		For the period ended 30 September

	Notes	2014	2013
Net loss for the period in accordance with UK GAAP		(4,974)	(39,432)

US GAAP Adjustments:

Business Combinations
Goodwill amortisation - UK GAAP	(a)(i)	3,736	6,964
Amortisation of intangible fixed assets	(a)(ii)	(1,483)	(1,690)
Goodwill impairment - UK GAAP	(a)(iii)	-	28,300
Goodwill impairment - US GAAP	(a)(iii)	-	(1,834)

Deferred Tax	(b)	-	-

Lease Incentives and leasehold improvements	(c)	160	(4)

Vacation Pay	(d)	26	(60)

Provisions	(e)
Exchange	(e)(i)	-	-
Restructuring	(e)(ii)	(197)	(674)

Sign-on bonuses	(f)
Trading Revenue		(978)	(1,845)
Cost of Sales		978	1,845
Total US GAAP Adjustments:		2,242	31,002

Net loss in accordance with US GAAP		(2,732)	(8,430)

City Index (Holdings) Limited	Page	F-56

Effect on group equity of significant differences between UK GAAP and US GAAP

(in thousands of £)
		As at 30 September	As at 31 March
	Notes	2014	2014
Group Equity in accordance with UK GAAP		51,233	56,086

Total US GAAP Adjustments:

Business Combinations
Goodwill amortisation - UK GAAP	(a)(i)	96,325	92,589
Goodwill and intangible assets	(a)(ii)	(46,219)	(44,736)

Goodwill impairment - UK GAAP	(a)(iii)	28,300	28,300
Goodwill impairment - US GAAP	(a)(iii)	(61,062)	(61,062)
Foreign exchange	(a)(iv)	9,563	9,606

Deferred Tax	(b)	-	-

Lease Incentives and leasehold improvements	(c)	(1,583)	(1,743)

Vacation Pay	(d)	(322)	(348)

Provisions	(e)
Exchange	(e)(i)	1,247	1,247
Restructuring	(e)(ii)	74	271
US GAAP Adjustments:		26,323	24,124

Shareholder’s Equity in accordance with US GAAP		77,556	80,210

Significant differences between UK GAAP and US GAAP

(a) Business combinations and goodwill

(i) Goodwill amortisation

Under UK GAAP, goodwill is presumed to have a finite useful economic life of 20 years or less. Accordingly, goodwill arising on consolidation has been amortised over 10 years for UK GAAP reporting purposes. In accordance with the requirements of FAS 141 and then ASC 350, goodwill arising from business combinations is not subject to annual amortisation for reporting under US GAAP. US GAAP prohibits the amortisation of goodwill and indefinite lived intangible assets and require that goodwill and indefinite lived intangibles assets be tested annually for impairment, requiring that reporting units be identified for the purpose of assessing potential future impairments of goodwill. See footnote a(iii) below for further discussion.

(ii) Amortisation of intangible fixed assets

Under UK GAAP, FRS 10, Goodwill and intangibles, states that goodwill represents the excess of the cost of an investment over the fair value of the acquired assets and liabilities. Intangible assets acquired, such as brands, may be regarded as indistinguishable from goodwill and accounted for as such. There is a rebuttable presumption that the useful economic lives of goodwill and intangible assets are limited and do not exceed 20 years from the date of acquisition. However, the useful economic lives may be greater than 20 years or even indefinite. The company amortises goodwill arising on acquisitions over 10 years.

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Under US GAAP, the acquirer recognizes goodwill as of the acquisition date, measured as the consideration transferred, plus transaction costs less the acquisition date amounts of the identifiable assets acquired and liabilities assumed. US GAAP provides specific criteria for the initial recognition and measurement of intangible assets apart from goodwill, unlike UK GAAP. In some instances, specifically identifiable intangible assets recognised under U.S. GAAP do not meet the recognition criteria of UK GAAP. Identifiable intangible assets would generally be expected to include patented and unpatented technology, trademarks/ trade names, and customer lists/relationships. Such definite-lived intangible assets are amortized over their estimated useful lives other than in-process research and development which is expensed at the date of acquisition.

The Company has recognized a number of definite-lived intangibles separate from goodwill under US GAAP, on acquisition, as a result of its acquisitions of IFX Group in September 2006 and Sunblock/FX Solutions in February 2008. Such intangibles and their estimated useful economic lives are as follows:

Intangible	Useful economic life
Brand/Trade name	7 years
Software	2-5 years
Customer relationships	4-10 years
Trading licences	Indefinite

The excess of the purchase price paid over the underlying fair value allocated to the identifiable assets (including intangibles) has been recorded as goodwill. Such goodwill has also been adjusted for deferred tax liabilities recognised on the creation of definite-lived intangibles under US GAAP.

(iii) Impairment of intangible fixed assets

Under UK GAAP (FRS 11 – Impairment of fixed assets and goodwill), assets that are subject to depreciation or amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. Fair value of an asset is determined by the present value of the future cash flows obtainable as a result of the asset’s continued use, including those resulting from its ultimate disposal. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows, known as “Income Generating Units”. Goodwill must be reviewed for impairment at the end of the first year following the acquisition and again if there is a change of circumstances in future years indicating impairment in value. In September 2013, an indication of impairment was identified as a result of a decline in parts of the business including the decision to wind down the FX Solutions brand. The Company performed a value in use calculation and management determined that the goodwill had been impaired by £28.3M. There were no indicators of impairment in September 2014.

Under U.S. GAAP, ASC 350 requires that goodwill and intangible assets with indefinite useful lives should not be amortised but should be tested for impairment annually. Intangible assets that have a finite life are amortised over the estimated useful life of the asset. ASC 350 requires that capitalised goodwill be allocated to reporting units and tested annually for impairment under a two-step approach. The first step of the impairment test is performed by comparing the fair value of the reporting unit with the book value of the reporting unit. Where the fair value of the reporting unit is above book value, no further analysis is required. However, where the book value is higher than the fair value of the reporting unit, the second step of the impairment test is performed in order to calculate the implied fair value of goodwill. The implied fair value of the reporting unit’s goodwill is calculated by allocating the estimated fair value of the reporting unit to all of the assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized and reported in the income statement as a component of operating income for the excess amount. In the year ended 31 March 2013 the Company identified in its Step 1 analysis that two of its reporting units had carrying values lower than fair value and an impairment of goodwill was recognised for each of those reporting units after the Company completed its Step 2 analysis for approximately £45.9 million. In the six months to 30 September 2013, the Company performed the same analysis and identified in its Step 1 analysis that one of its other reporting units had carrying values lower than fair value and an impairment loss was recognised after the Company completed its Step 2 analysis for approximately £1.8 million. No further impairments were identified in subsequent periods.

(iv) Foreign exchange

Under both UK GAAP and US GAAP, where an acquired entity has a different functional currency than its acquirer the step-up in basis is deemed to be held in the functional currency of the acquire with such

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foreign currency denominated goodwill balances translated through reserves. As goodwill is not amortised under US GAAP, functional currency differences also arise therefrom due to the higher value of goodwill held in foreign currency under US GAAP than under UK GAAP.

(b) Deferred taxation

Under UK GAAP, deferred tax is accounted for in accordance with FRS 19 Deferred taxation. Deferred tax is recognised for all timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date. Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Where transactions or events that result in an obligation to pay more tax in the future, or a right to pay less tax in the future, have occurred at the balance sheet date, deferred tax is recognised.

A net deferred tax asset is recognised as recoverable and therefore recognised only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits against which to recover carried forward tax losses and from which the future reversal of underlying timing differences can be deducted. FRS 19 permits, but does not, require discounting and deferred tax is measured on an undiscounted basis.

Under US GAAP, deferred taxation is provided for on a full liability basis. Under the liability method, deferred tax assets and liabilities represent the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to be in effect when these temporary differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized. Under U.S. GAAP, there is no accepted cap on the look-out period when the company had a history of profitability. The effect of other differences between UK and US GAAP affecting the carrying value of assets and liabilities gives rise to other timing differences on which deferred tax may be recognised under US GAAP.

There are no tax adjustments for any of the US GAAP adjustments because the company is in a full valuation allowance in each tax reporting jurisdiction for each of the periods ended 30 September 2014 and 2013 respectively. The valuation allowance is due to the fact that it is not more likely than not that the net deferred tax assets will be realized due history of losses in each reporting jurisdiction.

(c) Lease incentives and leasehold improvements

Under UK GAAP, rent free periods and lease incentives are accounted for under the provision of UITF Abstract 28 – Operating lease incentives and are recognised straight line over the shorter of the lease term and a period ending on a date from which it is expected the prevailing market rental will be payable, typically known as a breakout clause. Under UK GAAP, leasehold improvements are also depreciated up to the date of the first break in the lease.

Under U.S. GAAP rent free periods and lease incentives should be spread across the expected length of the lease term, which has been denoted by management as longer than the period to the first break-clause under UK GAAP. Under U.S. GAAP, leasehold improvements should be depreciated over the expected length of the lease term.

(d) Vacation Pay

Under UK GAAP, vacation pay traditionally is not accrued by companies in the UK

Under U.S. GAAP, vacation pay is recognised as a liability and measured at the additional amount that the entity expects to pay as a result of unused entitlement that has accumulated at the end of the reporting period.

(e) Provisions

(i) Global Exchanges

The Global Exchanges provision relates to estimated costs that may be payable in the next 12 months on market information from global exchanges provided over the last 3 years.

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Under UK GAAP, (FRS 12 – Provisions, contingent liabilities and contingent assets), a provision is defined as a liability of uncertain timing or amount to be settled by the transfer of economic benefits and a contingent liability is defined as possible obligation whose outcome will be confirmed only by the occurrence or non-occurrence of one or more uncertain future event outside the entity’s control. Contingent liabilities are not recognized and they become a provision and recognised only when a present obligation from a past event exists, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate can be made. Under UK GAAP, and economic outflow is considered probable when it is more likely than not to be incurred. Provisions should be measured at the best estimate of the expected outflow of resource.

Under U.S. GAAP, ASC 450 - Contingencies, defines contingencies as existing uncertainties that may have financial impact, depending on future events. Loss contingencies are those that may result in the incurrence of a liability or the impairment of an asset. A liability is recognized for a contingent loss when: (a) the underlying causal event has occurred prior to the balance-sheet date; (b) it is probable (i.e., likely) that a loss has been incurred; and

(c) there is a reasonable basis for estimating that loss. Liabilities recognized for contingent losses shall also be disclosed. A liability shall be recognized, and disclosures provided, for the non-contingent liability related to a guarantee. A liability is not recognized for a contingent loss when it is only possible (i.e., between probable and remote) or remote (i.e., the chance of the future event occurring is slight) that a loss has been incurred. Possible contingent losses shall be disclosed. Disclosures are required for the contingent liability or loss related to a guarantee regardless of its probability of occurrence. Other remote contingent losses generally need not be disclosed. Under US GAAP, the provisions recorded are for only those that have met the threshold of probable and reasonable basis for estimating the loss.

(ii) Restructuring Costs

During the year ended 31 March 2013 the decision was made to restructure the US operations and the Company recorded a restructuring provision associated with termination of contracts, employees and leases in the U.S.

Under UK GAAP, provisions including restructuring costs comprised of termination benefits and onerous leases, are recognized in accordance with FRS 12 “Provisions, Contingent Liabilities and Contingent Assets”, when an entity has a present obligation (legal or constructive) as a result of a past event, when it is probable that a transfer of economic benefit will be required to settle the obligation and a reliable estimate of the obligation can be made. Where that obligation arises as a result of restructuring, it is only acceptable to make a provision for restructuring costs when an obligating event has arisen. Such an event would be the announcement of a restructuring plan generating a valid expectation that the entity will carry out the restructuring – this was the case at March 31, 2013. Under UK GAAP, the company’s contractual commitments (supplier accruals as well as rent provisions and employment contracts) can be classified as onerous, given they are contracts in which the unavoidable costs of meeting the obligations under it exceed the economic benefits expected to be received under it.

Under US GAAP, requirements for recording provisions are more stringent than those under UK GAAP. ASC 420 ,“Exit or Disposal Cost Obligations” highlights specific recognition and measurement of liabilities criteria that differ in certain respects to those of UK GAAP; specifically ASC 420 requires that certain restructuring costs be recognised when incurred, not upon commitment to a restructuring plan as allowed under UK GAAP, including onerous leases that have not been abandoned and termination payments to employees where such costs are determined based on future services to be provided by employees.

(f) Sign-on Bonus

Under UK GAAP, sign-on bonuses of £0.98 million and £1.8 million for the six months ended 30 September 2014 and 2013 respectively, are classified as a component of cost of sales as promotions offered are considered to be akin to a free product or service where no applicable revenue has been recorded at the time of issue.

Under U.S. GAAP such sign-on bonus are credited to the customer’s trading account, the bonuses are considered a form of cash payment by the Company to its customer which ASC 605-50, “Revenue Recognition – Customer Payments and Incentives”, requires the treatment to be a reduction of revenue.

(g) Client Monies

Under UK GAAP, monies held on behalf of clients in segregated bank accounts are not considered to represent assets, as the group is not beneficially entitled to them. Accordingly monies held in segregated

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accounts on behalf of clients and the corresponding liabilities, are not recognised in the balance sheet but are disclosed in the financial statements. The amount of cash and securities held for customers and the corresponding liabilities as at 30th September 2014 and 31 March 2014 was £175.6M and £194.7M respectively.

Under US GAAP, cash and securities held for customers to fund customer liabilities in connection with trading positions are recognised gross with a corresponding liability albeit that a portion of the balance is not available for general use due to legal restrictions in accordance with certain jurisdictional regulatory requirements.

(h) Cash Flows

Cash flows prepared under UK GAAP differ in presentational respects from the format required under US GAAP.

Under UK GAAP, cash consists of cash in hand and deposits repayable upon demand, less overdrafts from repayable on demand. Deposits are repayable on demand if they can be withdrawn at any time without notice and without penalty or if a maturity or period of notice of not more than 24 hours or one working day has been agreed without penalty. Bank overdrafts are also presented as part of cash in hand. Investments in bank deposits and other interest bearing instruments with initial maturities of one year or less are categorised as current asset investments. Such investments are carried at cost which approximates fair value.

Under UK GAAP, the consolidated cash flows are presented in accordance with Financial Reporting Standard 1 (Revised), Cash Flow Statements, (FRS 1”). Under FRS 1, a company presents its cash flows for (i) operating activities; (ii) returns on investments and servicing of finance; (iii) taxation; (iv) capital expenditure and financial investment; (v) acquisitions and disposals; (vi) equity dividends paid; (vii) management of liquid resources, and (viii) financing.

U.S. GAAP, ASC 230, “Statement of Cash Flows”, defines cash and cash equivalents as including highly liquid short term investments purchased with original maturities of three months or less, and excludes overdrafts. ASC 230 requires cash flows to be presented in three categories: (i) operating, (ii) investing and (iii) financing activities. Cash flows arising from taxation and returns on investment and servicing of finance under FRS 1 would be included as operating activities under ASC 230. Cash flows relating to capital expenditure and financial investment and acquisitions and disposals would be included as investing activities under ASC 230. Equity dividend payments would be included as a financing activity under ASC 230.

A reconciliation between the consolidated statements of cash flow presented in accordance with UK GAAP to U.S. GAAP classification based on UK GAAP measurement presentations is show below for the periods ended 30 September:

(in thousands of £)	For the period ended 30 September
	2014	2014
Operating activities
Net cash outflow from operating activities (UK GAAP)	(128)	(3,781)
Taxation	(99)	(156)

Net cash outflow for returns on investments and servicing of finance	251	106
Net cash provided by/(used in) operating activities (US GAAP)	24	(3,831)

Investing activities

Net cash outflow from capital expenditure, financial instruments and acquisitions and disposals (UK GAAP)	(3,086)	(2,489)
Net cash used in investing activities (US GAAP)	(3,086)	(2,489)

Financing activities
Net cash outflow from financing activities (UK GAAP)	-	(8,240)
Net cash used in financing activities (US GAAP)	-	(8,240)

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Annex A

PRIVILEGED AND CONFIDENTIAL

October 28, 2014

The Board of Directors

Gain Capital Holdings, Inc.

135 US Highway 202/206, Suite 11

Bedminster, NJ 07921

Members of the Board:

We understand that Gain Capital Holdings, Inc. (“Buyer”), City Index Group Limited (“Seller”) and Incap Gaming B.V. (“Seller’s Guarantor”) propose to enter into a Share Purchase Agreement (the “Purchase Agreement”), pursuant to which Buyer will purchase all of the issued and outstanding capital stock of City Index (Holdings) Limited (the “Company”), a wholly owned subsidiary of Seller, from Seller (the “Transaction”) in exchange for: (i) the issuance by Buyer of 4.125% unsecured convertible loan notes with a principal amount of $60 million pursuant to the Convertible Note Instrument (as defined in the Purchase Agreement); (ii) the issuance by Buyer of 5,319,149 shares of common stock, par value $0.00001 per share, of Buyer (“Buyer Common Stock”); (iii) the payment by Buyer of the Final Payment (as defined in the Purchase Agreement) in cash; and (iv) the payment by Buyer of the Escrow Amount (as defined in the Purchase Agreement) in cash (collectively, the “Consideration”). For purposes of this letter you have informed us, and we have assumed, that the sum of the Final Payment and the Escrow Amount will be an amount equal to $20 million in cash, and that the Connected Debt (as defined in the Purchase Agreement) of the Company will be fully discharged as contemplated by and in accordance with Schedule 9 of the Purchase Agreement on or prior to the closing of the Transaction. The terms and conditions of the Transaction are more fully set forth in the Purchase Agreement.

You have asked for our opinion as to whether the Consideration to be paid by Buyer pursuant to the Purchase Agreement is fair, from a financial point of view, to Buyer.

In arriving at our opinion, we have, among other things:

(i)	reviewed the financial terms and conditions of a draft of the Purchase Agreement dated October 25, 2014;

(ii)	reviewed certain publicly available financial and other information about Buyer and the Company;

(iii)	reviewed certain information furnished to us by Buyer, Seller and the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Buyer and the Company;

(iv)	held discussions with members of senior management of Buyer, Seller and the Company concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed certain valuation metrics for the Company and compared them with those of certain publicly traded companies that we deemed relevant;

(vi)	compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant;

(vii)	analyzed the discounted cash flow of the Company;

(viii)	considered the potential pro forma impact of the Transaction;

(ix)	reviewed certain estimates as to the amount and timing of cost savings anticipated by the management of Buyer to result from the Transaction (the “Cost Savings”); and

(x)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Buyer, Seller or the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the managements of Buyer, Seller and the Company that they are not aware of any facts or circumstances that would make such information in inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, Buyer, Seller, Seller’s Guarantor or the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. Buyer, Seller and the Company have informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Buyer, Seller and the Company as to the future financial performance of Buyer or the Company, as applicable. In addition, the management of Buyer has informed us, and we have assumed, that the Cost Savings were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Buyer as to the amount and timing of certain cost savings anticipated by the management of Buyer to result from the Transaction, and we have relied upon the assessment of the management of Buyer as to Buyer’s ability to achieve the Cost Savings in the amounts and at the times projected. In our review and analysis and in rendering this opinion, we have assumed upon the advice of the management of Buyer that such Cost Savings will be realized in accordance with such estimates. We express no opinion as to Buyer’s, Seller’s or the Company’s financial forecasts or the Cost Savings, or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting Buyer, Seller or the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to Buyer and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Purchase Agreement to Buyer and its shareholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the Transaction to Buyer, Seller, the Company or any holder of Buyer Common Stock. We have assumed that the final form of the Purchase Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining any necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Buyer or the Company or the contemplated benefits of the Transaction in any respect material to our opinion.

It is understood that our opinion is for the use and benefit of the Board of Directors of Buyer in its consideration of the Transaction, and our opinion does not address the relative merits of the transactions contemplated by the Purchase Agreement as compared to any alternative transaction or opportunity that might be available to Buyer, nor does it address the underlying business decision by Buyer to engage in the Transaction or the terms of the Purchase Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of Buyer Common Stock should vote in connection with the Transaction or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Buyer. We do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Transaction relative to the Consideration. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by Buyer to act as financial advisor to Buyer in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Transaction. We also will be reimbursed for expenses incurred. Buyer has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We and certain of our affiliates have, in the past, provided financial advisory and financing services and clearing and execution services to Buyer and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, we and certain of our affiliates provide clearing and execution services to Seller and/or certain of its affiliates and engage in certain trading activities with certain affiliates of Seller and may continue to do so and have received, and may receive, fees or other compensation for the rendering of such services or the engagement in such trading activities. We maintain a market in the securities of Buyer and certain affiliates of Seller, and in the ordinary course of our business, we and our affiliates may trade or hold securities of Buyer and/or its affiliates or certain affiliates of Seller for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory, financing and clearing/execution services to Buyer, Seller or Seller’s Guarantor or entities that are affiliated with Buyer, Seller or Seller’s Guarantor, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with Buyer, our opinion may not be used or referred to by Buyer, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by Buyer pursuant to the Purchase Agreement is fair, from a financial point of view, to Buyer.

Very truly yours,

JEFFERIES LLC

Annex B

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

GAIN CAPITAL HOLDINGS, INC.

[—], 2015

GAIN Capital Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

1.	The name of the Company is GAIN Capital Holdings, Inc.

2.	The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Third Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), by amending Article FOURTH as set forth in paragraph 3 below.

3.	The first sentence of Article FOURTH of the Certificate of Incorporation is hereby amended to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 135,000,000 shares, consisting of (i) 120,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”), and (ii) 15,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).”

4.	This Certificate of Amendment was submitted to the stockholders of the Company and was approved by the stockholders of the Company in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

5.	This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

[Signature Page to Follow.]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this            day of                    , 2015

GAIN CAPITAL HOLDINGS, INC.
Name: Title:

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